Exhibit 4.1

EXECUTION VERSION

CONTINENTAL WIND, LLC

CONTINENTAL WIND HOLDING, LLC

THE OTHER NOTE GUARANTORS PARTIES HERETO

6.000% SENIOR SECURED NOTES DUE 2033

INDENTURE

Dated as of September 30, 2013

WILMINGTON TRUST, NATIONAL ASSOCIATION

As Trustee

i

v

Section 12.11	Severability	112

Section 12.12	Counterpart Originals	112

Section 12.13	Table of Contents, Headings, etc.	112

Section 12.14	Force Majeure	112

Section 12.15	Rights of Agents	112

Section 12.16	U.S.A. Patriot Act	112

Section 12.17	Payments Due on Non-Business Days	113

Section 12.18	Intercreditor Agreement	113

SCHEDULES

Schedule A	Major Project Contracts
Schedule B	Permitted Co-Tenancy Agreements
Schedule C	Consents
Schedule D	Real Estate Documents

EXHIBITS

Exhibit A1	FORM OF NOTE
Exhibit A2	FORM OF REGULATION S TEMPORARY GLOBAL NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	BASE CASE PROJECTIONS
Exhibit E	FORM OF CONSENT
Exhibit F	SUBORDINATION TERMS

INDENTURE dated as of September 30, 2013 among Continental Wind, LLC, a Delaware limited liability company (the “Company”), Continental Wind Holding, LLC, a Delaware limited liability company (“Continental Wind Holding”), the other Note Guarantors parties hereto and Wilmington Trust, National Association, a national banking association, as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company has authorized the execution and delivery of this Indenture to provide for the issuance of its 6.000% Senior Secured Notes due 2033 (the “Notes”);

WHEREAS, Continental Wind Holding, the Company’s direct parent, and all of the Company’s Subsidiaries (collectively, the “Note Guarantors”) have authorized the execution and delivery of this Indenture to provide for the guarantees of the Notes; and

WHEREAS, all things necessary to make this Indenture a legal, valid and binding agreement of the Company and the Note Guarantors, in accordance with its terms, have been done.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually agreed by the Company, the Note Guarantors and the Trustee, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01	Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Accounts” means, collectively, the Project Accounts and each cash collateral account referred to in any Note Document in which the Company has an interest, including any sub-accounts within such accounts, which Project Accounts and cash collateral accounts shall each be subject to a first priority Lien (subject to Permitted Liens) in favor of the Collateral Agent (for the benefit of the Secured Parties).

“Actual Knowledge” means the actual knowledge of a Responsible Officer of the Company or the applicable Note Guarantor, as applicable (or individuals serving in functionally equivalent positions after the Issue Date).

“Additional Major Project Contract” means (a) any Replacement Project Contract (including in any event any PPA that replaces a PPA in effect on the Issue Date and any further Replacement Project Contracts therefor) and (b) any other Project Contract entered into after the Issue Date having a term greater than three (3) years and providing for payments thereunder to or by the Company or a Project Company during such term in excess of $25.0 million.

“Administrative Agent” means the administrative agent under the Credit Facilities Agreement and/or any administrative agent under any Replacement Credit Facility, together with their respective permitted successors in such capacity.

“Affected Property” means, with respect to any Loss Event, the property of the Company or the applicable Project Company which has been lost, destroyed, damaged, condemned, taken or otherwise adversely affected as a result of such Loss Event.

“Affiliate” of any specified Person means any other Person who directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Agent Fees” means any fees due and payable to any trustee, agent, or other Person acting in a representative or administrative capacity pursuant to any Financing Document.

“Annual Operating Budget” means (x) for the period from the Issue Date through December 31, 2014, the Company’s operating plan and budget in effect for such period on the Issue Date and (y) thereafter, the operating plan and budget the Company shall adopt on or prior to 30 days prior to the end of each Fiscal Year commencing after December 31, 2014, for the following calendar year with respect to the operation and maintenance of the Projects, on a consolidated basis (and, in the case of each of the Harvest II Wind Project, the Beebe Wind Project, the Michigan Wind II Project, the Whitetail Wind Project and the Shooting Star Wind Project, on a Project basis), detailed by month, of anticipated revenues, anticipated revenue allocations under all waterfall levels set forth in the applicable section of the Depositary Agreement and anticipated expenditures, such budget to include debt service, proposed distributions, reserves and all anticipated O&M Costs (including reasonable allowance for contingencies and including Required Capital Expenditures), in each case, applicable to the Projects (or applicable Project) for the period, to the conclusion of such Fiscal Year, and for the corresponding periods with respect to each subsequent annual operating budget, in customary form.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means the sale, lease, transfer, conveyance or other disposition of any assets or other property by the Company or any Project Company; provided that the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Company or any Project Company will be governed by Section 4.24 hereof.

Notwithstanding the foregoing, none of the following items will be deemed to be an Asset Sale (each a “Permitted Asset Sale”):

(1) any transactions that involve assets not material to the operation of any Project having a Fair Market Value in the aggregate from the Issue Date of not more than $25.0 million;

(2) any transactions that involve assets not material to the operation of any Project having a Fair Market Value in the aggregate from the Issue Date of more than $25.0 million (it being understood that transactions entered into pursuant to clause (1) shall be taken into account in calculating such aggregate amount); provided that the Asset Sale Proceeds therefrom are applied to redeem the Notes and prepay or cash collateralize the Credit Facilities Obligations and/or Replacement Credit Facilities Obligations pursuant to Section 4.40 hereof;

(3) the sale, lease or other transfer of energy, capacity, ancillary services, emission credits, other products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Company or the applicable Project Company, no longer economically practicable to maintain);

(4) licenses and sublicenses by any Project Company of software or intellectual property in the ordinary course of business;

(5) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(6) the granting of Liens not prohibited by Section 4.10 hereof and any other grant, transfer, disposition or transaction that constitutes a Permitted Lien;

(7) the sale or other disposition of Cash Equivalent Investments in the ordinary course;

(8) a Restricted Payment that does not violate Sections 4.05 or 4.26 hereof;

(9) any sale or transfer expressly contemplated in the Beebe 1B Agreements and/or the Beebe 2 Agreements completed in accordance with the terms thereof and pursuant to agreements or transfer instruments substantially in the forms attached thereto and any sale or transfer expressly contemplated in a Permitted Co-Tenancy Agreement;

(10) with respect to the Whitetail Wind Project, the release by Whitetail of portions of the real property covered by that certain Windpark Easement and Easement Agreement, dated as of February 22, 2012, between Whitetail and the owner parties thereto which are not necessary for the operation of the Whitetail Wind Project, as contemplated under Section 5.11 thereof as in effect on the date hereof;

(11) the sale of the Whitetail Wind Project to the City of Austin d/b/a Austin Energy pursuant to the purchase option set forth in Section 19 of the Amended and Restated Power Purchase Agreement, dated September 28, 2011 and amended and restated as of March 7, 2012, between Whitetail and Austin Energy; provided that an amount equal to the Whitetail Wind Project Prepayment Amount is applied to redeem the Notes pursuant to Section 4.42(b) hereof; and provided, further, that all outstanding letters of credit issued under the Credit Facilities or any Replacement Credit Facilities to support obligations of or for the benefit of Whitetail or the Whitetail Wind Project have been terminated, returned for cancellation or, to the extent and on terms acceptable to the applicable issuing bank, cash collateralized, prior to or substantially simultaneously with the consummation of such sale; and

(12) the sale of the [*] Wind Project to [*] pursuant to the purchase option set forth in Section 5.6 of the Amended and Restated Power Purchase Agreement, dated as of September 7, 2011, between [*] and [*], on or after September 29, 2032; provided that all outstanding letters of credit issued under the Credit Facilities or any Replacement Credit Facilities to support obligations of or for the benefit of [*] or the [*] Wind Project have been terminated, returned for cancellation or, to the extent and on terms acceptable to the applicable issuing bank, cash collateralized, prior to or substantially simultaneously with the consummation of such sale.

“Asset Sale Proceeds” means all proceeds in excess of $25.0 million in the aggregate received in respect of Asset Sales permitted pursuant to clause (2) of the definition of Permitted Asset Sale (it being understood that transactions entered into pursuant to clause (1) of such definition shall be taken into account in calculating such aggregate amount), net of all reasonable out-of-pocket costs or expenses (if any) and, if applicable, reasonable transaction costs (including reasonable legal and accounting fees and expenses, and taxes paid or payable as a result thereof), incurred by any Company Entity in connection with such Asset Sale(s).

“Bankruptcy Event” shall be deemed to occur with respect to any Person if (a) such Person shall institute a voluntary case seeking liquidation or reorganization under the Bankruptcy Law, or shall consent to the institution of an involuntary case thereunder against it; or (b) such Person shall file a similar petition or shall otherwise institute any similar proceeding under any other applicable federal or state law, or shall consent thereto; or (c) such Person shall apply for the appointment, or by consent or acquiescence there shall be an appointment, of a receiver, liquidator, sequestrator, trustee or other officer or custodian with similar powers for itself or any substantial part of its property or assets; or (d) such Person shall make an assignment for the benefit of its creditors; or (e) such Person shall become insolvent, or admit in writing its inability to pay its debts generally as they become due; or (f) an involuntary case shall be commenced seeking liquidation or reorganization of such Person under the Bankruptcy Law or any similar proceedings shall be commenced against such Person under any other applicable federal or state law and (i) the petition commencing the involuntary case is not timely controverted, or (ii) the petition commencing the involuntary case is not dismissed within 60 days of its filing, or (iii) an interim trustee is appointed to take possession of all or a material portion of the property, and/or to operate all or any material part of the business, of such Person and such appointment is not vacated within 60 days, or (iv) an order for relief shall have been issued or entered therein; (g) a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers of such Person or all or a material part of its property shall have been entered; or (h) any other similar relief shall be granted against such Person under any applicable Bankruptcy Law.

“Bankruptcy Law” means the U.S. Bankruptcy Code and any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors.

“Base Case Projections” means the base case projections of the Company’s consolidated operating results for the Projects set forth on Exhibit D attached hereto.

“Beebe” means Beebe Renewable Energy, LLC, a limited liability company organized and existing under the laws of the State of Delaware.

“Beebe 1B” means Beebe 1B Renewable Energy, LLC.

“Beebe 1B Agreements” means the Beebe 1B Build-Out Agreement, the Beebe 1B Co-Tenancy Agreements, the Beebe 1B Easements and the Beebe 1B Sublease.

“Beebe 1B Build-Out Agreement” means the Build-Out Agreement, dated July 19, 2013, between Beebe and Beebe 1B.

“Beebe 1B Co-Tenancy Agreements” means (i) the Substation Co-Tenancy, Shared Facilities and Easement Agreement, dated July 19, 2013, among Beebe, Beebe 1B and Exelon Wind, LLC as the asset manager, and (ii) the Co-Tenancy, Shared Facilities and Easement Agreement, dated July 19, 2013, among Beebe, Beebe 1B and Exelon Wind, LLC as the asset manager.

“Beebe 1B Easements” means certain easements granted by Beebe to Beebe 1B to facilitate the Beebe 1B Project, as detailed in the Beebe 1B Build-Out Agreement.

“Beebe 1B Project” means the wind project to be developed, owned and operated by Beebe 1B.

“Beebe 1B Sublease” means the Wind Energy Project Sublease Agreement between Beebe and Beebe 1B, dated July 19, 2013, pursuant to which Beebe is subleasing certain property located in the vicinity of the Beebe Wind Project to Beebe 1B for use in connection with the Beebe 1B Project.

“Beebe 2” means Beebe Renewable Energy 2, LLC.

“Beebe 2 Agreements” means the Beebe 2 Build-Out Agreement, the Beebe 2 Co-Tenancy Agreement and the Beebe 2 Easements.

“Beebe 2 Build-Out Agreement” means the Build-Out Agreement, dated August 9, 2013, among Beebe, Beebe 1B and Beebe 2.

“Beebe 2 Co-Tenancy Agreement” means the Co-Tenancy, Shared Facilities and Easement Agreement, to be entered into among Beebe, Beebe 1B, Beebe 2 and Exelon Wind, LLC as the asset manager, substantially in the form attached to the Beebe 2 Build-Out Agreement.

“Beebe 2 Easements” means certain easements to be granted by Beebe and/or Beebe 1B to Beebe 2 to facilitate the Beebe 2 Project, as detailed in the Beebe 2 Build-Out Agreement.

“Beebe 2 Project” means the wind project to be developed, owned and operated by Beebe 2.

“Beebe Wind Project” means the approximately 81.6 MW wind-powered electrical generation facility owned by Beebe and located in Gratiot County, Michigan, including the related Project Site, and the turbines, facilities, structures and improvements erected on the related Project Site and all other equipment and property leased or owned by Beebe and attached to or placed upon the related Project Site or used in connection with the operation of the Beebe Wind Project.

“Bennett Creek” means Bennett Creek Windfarm, LLC, a limited liability company organized and existing under the laws of the State of Idaho.

“Board of Directors” means

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the manager or managers thereof or any controlling committee of managers or members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Expenditures” mean expenditures made by any Project Company to acquire or construct fixed assets, plant and equipment which, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of the Company (including renewals, improvements and replacements thereto, but, notwithstanding the foregoing, excluding any such expenditures that are paid out of Loss Proceeds).

“Capital Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalent Investments” means:

(a) direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case with maturities not exceeding two years;

(b) time deposit accounts, certificates of deposit and money market deposit maturing within 90 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, or any state thereof having capital, surplus and undivided profits in excess of $1.0 billion and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(c) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s or A-1 (or higher) according to S&P;

(e) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) if rated, are rated AA by S&P or Aa2 by Moody’s and (iii) have portfolio assets of at least $1.0 billion;

(f) time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 1/2 of 1.00% of the total assets of the Company as of the end of the Company’s most recently completed Fiscal Year;

(g) time deposit accounts, certificates of deposit and money market deposits held with the Depositary Agent;

(h) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (g) above;

(i) other investments that at the time acquired by the Company were formerly of the type described in clauses (a) through (h) above; provided that such other investment shall cease to be a Cash Equivalent Investment at such time as the Company shall have held such investment for a period in excess of 60 days from which such investment was no longer an investment of the type described in clauses (a) through (h) above;

(j) deposit accounts with any bank that is insured by the Federal Deposit Insurance Corporation and whose long-term obligations are rated A2 or better by Moody’s and/or A or better by S&P; and

(k) cash.

“Cash Flow Available for Debt Service” means, for any period, the excess (if any) of (a) Project Revenues for such period over (b) the sum of actual O&M Costs paid pursuant to Section 3.1(b)(i) of the Depositary Agreement (including those paid with any amounts transferred to the O&M Account pursuant to Section 3.12 of the Depositary Agreement) during such period.

“Cassia Gulch” shall mean Cassia Gulch Wind Park, LLC, a limited liability company organized and existing under the laws of the State of Idaho.

“Cassia Wind” shall mean Cassia Wind Farm, LLC, a limited liability company organized and existing under the laws of the State of Idaho.

“Cassia Wind Project” shall mean the approximately 29.4 MW wind powered electrical generation facility owned by Cassia Gulch and Cassia Wind, located in Twin Falls County, Idaho, including the related Project Site, and the turbines, facilities, structures and improvements erected on the related Project Site and all other equipment and property leased or owned by Cassia Gulch and Cassia Wind and attached to or placed upon the related Project Site or used in connection with the operation of the Cassia Wind Project.

“Casualty Event” means an event (or series of events) which causes (or cause) all or any material portion of the Collateral or any Project to be damaged, destroyed or rendered unfit for its intended use for any reason whatsoever, other than an Event of Eminent Domain or a Title Event.

“Change in Law” means (a) the adoption or taking effect of any law, rule, treaty or regulation by any Governmental Authority after the Issue Date or (b) any change in law, rule, treaty or regulation or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the Issue Date.

“Change of Control” means the consummation of any transaction or series of transactions as a result of which (a) the Parent shall cease to Control Continental Wind Holding; provided that no Change of Control shall be deemed to occur if (i) a Person that has substantial experience as an owner or operator of at least 500 MW of wind electric-generating facilities directly or indirectly Controls Continental Wind Holding as a result of such transaction and (ii) a Ratings Reaffirmation has been obtained in connection with such transaction; or (b) Continental Wind Holding shall cease to own and control, directly, 100% of the voting power of the Voting Stock and economic interests of the Company or (c) the Company shall cease to own and control, directly, 100% of the voting power of the Voting Stock and economic interests of each Project Company; provided, that a recapitalization made in accordance with the Tax Equity Option Agreement shall under no circumstances be deemed to result in a Change of Control.

“Clearstream” means Clearstream Banking, S.A. (or any successor securities clearing agency).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all assets, rights, interests and other property in or upon which a security interest or Lien is or is purported to be granted to the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Documents.

“Collateral Agent” means Wilmington Trust, National Association, in its capacity as “Collateral Agent” under the Intercreditor Agreement and the Security Documents, and any successor thereto in such capacity.

“Collection Expenses” means all reasonable out-of-pocket costs or expenses (if any) and, if applicable, reasonable transaction costs (including reasonable legal and accounting fees and expenses, and taxes paid or payable as a result thereof), incurred or reasonably anticipated to be incurred by the Company in connection with the collection, enforcement, negotiation, consummation, settlement, proceedings, administration or other activity related to the receipt or collection of the relevant proceeds, as applicable.

“Commodity Hedge Agreement” means any agreement (including each confirmation entered into pursuant to any master agreement) providing for any swap, cap, collar, put, call, floor, future, option, spot, forward, power purchase and sale agreement (including heat rate options), tolling agreement, fuel purchase and sale agreement, emissions credit purchase or sale agreement, power transmission agreement, fuel transportation agreement, fuel storage agreement, energy management agreement, netting agreement or similar agreement entered into in respect of any commodity, whether physical or financial, and any agreement (including any guarantee, credit sleeve or similar arrangement) providing for credit support for the foregoing.

“Company” means Continental Wind, LLC, and any and all successors thereto.

“Company Entities” means the Company and each Project Company.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (2) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Consent” means (a) each consent and agreement with respect to each Major Project Contract set forth on Schedule C hereto in effect as of the Issue Date, in form and substance reasonably satisfactory to the Administrative Agent and (b) with respect to any Replacement Project Contract and any other applicable Additional Major Project Contract, a consent and agreement of each party to such agreement (in each case, other than any Project Company), substantially in the form attached hereto as Exhibit E, with such modifications as may be reasonably acceptable to the Administrative Agent and the Collateral Agent or otherwise in a usual and customary form.

“Continental Wind Holding” means Continental Wind Holding, LLC, a Delaware limited liability company, which, on the Issue Date, owns all of the Equity Interests in the Company.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Control” of Continental Wind Holding by a Person shall mean that such Person owns and controls, directly or indirectly, at least 50.1% of (i) the economic interests in Continental Wind Holding and (b) the voting power of the Voting Stock (whether by committee, contract or otherwise) of Continental Wind Holding. “Controlled” shall have the correlative meaning.

“Control Agreement” means any account control agreement entered into to establish “control” (within the meaning of the UCC) over any account established by the Company or any Project Company as permitted by the Financing Documents and required to be subject to the Lien of the Collateral Agent pursuant to the Financing Documents, in substantially the same form as those entered into on or prior to the Issue Date or otherwise in form and substance reasonably satisfactory to the Collateral Agent.

“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 12.01 hereof or such other address as to which the Trustee may give notice to the Company.

“Credit Facilities” means the LC Facility and the Working Capital Facility.

“Credit Facilities Agreement” means the Credit Agreement, dated as of September 30, 2013, among the Company, the Note Guarantors, the Lenders, the Administrative Agent and the other agents party thereto.

“Credit Facilities Documents” means the Credit Facilities Agreement and the other “Loan Documents” as defined therein.

“Credit Facilities Obligations” means all Obligations of the Company under the Credit Facilities Documents.

“Credit Facilities Prepayment Account” means the Credit Facilities Prepayment Account so designated, established and created by the Depositary Agent pursuant to the Depositary Agreement.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Debt Service” means, for the Company and for any period, all obligations for principal and interest payments and any fees, expenses or other charges, including Fees and Agent Fees, due or payable under the Financing Documents in such period.

“Debt Service Coverage Ratio” means, for any period, the ratio of (a) Cash Flow Available for Debt Service for such period to (b) Debt Service for such period.

“Debt Service Reserve Account” means the Debt Service Reserve Account so designated, established and created by the Depositary Agent pursuant to the Depositary Agreement.

“Debt Service Reserve Requirement” means (a) on the Issue Date, $32,242,655, and (b) for each Quarterly Payment Date after the Issue Date, the amount equal to the sum of $5.0 million and the scheduled principal, interest and fees due and payable under the Financing Documents for the following six-month period (but excluding the principal amount of LC Loans and Working Capital Loans).

“Default” means any event or condition that, with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A1 hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Depositary Agent” means the depositary agent, bank and securities intermediary under the Depositary Agreement, together with its successors and permitted assigns in such capacities.

“Depositary Agreement” means the Depositary Agreement, dated as of the Issue Date, among the Company, the Note Guarantors, the Trustee, the Administrative Agent, the Collateral Agent, the Depositary Agent and each other Person party thereto from time to time.

“Discretionary Capital Expenditures” means any Capital Expenditures (other than Required Capital Expenditures, Emergency Capital Expenditures and Capital Expenditures financed with the proceeds of Equity Contributions made to the Company) incurred or expended in connection with any modification, alteration, addition or improvement to any Project that a Company Entity considers necessary or desirable in the proper conduct of its business and is not expressly prohibited under the Financing Documents.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company or any Project Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that neither the Company nor any Project Company may repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.05 hereof. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company or any Project Company may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Distribution Suspense Account” means the Distribution Suspense Account so designated, established and created by the Depositary Agent pursuant to the Depositary Agreement.

“Distribution Suspense Period” means any period of eight consecutive Quarterly Payment Dates on which the Distribution Conditions for making a Restricted Payment have not been satisfied or waived.

“DTC” means The Depository Trust Company and its nominees and successors.

“Easements” means the easements appurtenant, easements in gross, license agreements, lease agreements and other rights running in favor of the Company, any Note Guarantor and/or appurtenant to any Project Site, including, without limitation, those certain easements, leases and licenses insured in the Title Policies.

“Echo II Wind Project” means the approximately 20 MW wind-powered electrical generation facility owned by Four Corners and Four Mile Canyon, located in Morrow and Umatilla County, Oregon, including the related Project Site, and the turbines, facilities, structures and improvements erected on the related Project Site and all other equipment and property leased or owned by Four Corners and Four Mile Canyon and attached to or placed upon the related Project Site or used in connection with the operation of the Echo II Wind Project.

“Emergency Capital Expenditures” means those Capital Expenditures believed by the Company or the applicable Project Company in its good faith judgment to be required to be expended as a result of the occurrence of an unanticipated event in order to prevent or mitigate an emergency situation involving endangerment of life, human health, safety or the environment or damage to Property; provided that such expenditures shall be in an aggregate amount not to exceed $10.0 million in any consecutive 12-month period.

“Eminent Domain Proceeds” means the Net Available Amount in respect of any Event of Eminent Domain.

“Environment” means ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or sediment, and all other environmental media, and natural resources, including flora and fauna, including birds and bats, or as otherwise defined in any Environmental Law.

“Environmental Attributes” means renewable energy credits, “green tags,” and any and all other current or future credits, benefits, emissions reductions, offsets or allowances, howsoever entitled, named, registered, created, measured, allocated or validated (A) that are at any time recognized or deemed of value, or both, by any buyer, applicable law, or any voluntary or mandatory program of any Governmental Authority or other Person and (B) that are attributable to (i) generation by a Project and (ii) the emissions or other environmental characteristics of such generation or its displacement of conventional or other types of energy generation through the avoidance of environmental impacts on air, soil or water, including but not limited to the emission of any oxides of nitrogen, sulfur or carbon or of mercury, or other gas or chemical, soot, particulate matter or other substances. Environmental Attributes include without limitation any of the aforementioned arising out of legislation or regulation concerned with oxides of nitrogen, sulfur, carbon, or any other greenhouse gas or chemical compound, particulate matter, soot, or mercury, or implementing the UNFCCC, the Kyoto Protocol to the UNFCCC, or any similar international, federal, state or local program or crediting “early action” with a view thereto, or laws or regulations involving or administered by the Clean Air Markets Division of the Environmental Protection Agency or successor administrator or any state or federal entity given jurisdiction over a program involving transferability of environmental attributes or the right of the owner to report to any federal, state, or local agency, authority or other party that the owner owns the environmental attributes associated with the energy output from any Project. Environmental Attributes specifically exclude (i) investment tax credits, any local, state or federal production tax credits, depreciation deductions or other tax credits providing a tax benefit any Person based on ownership or a security interest in a Project or Project Company, or energy production from any portion of a Project, including any investment or production tax credit expected to be available with respect to a Project, (ii) depreciation deductions and depreciation benefits, and other tax benefits arising from ownership or operation of a Project, and (iii) cash grants or other financial incentives from any local, state or federal government available with respect to a Project.

“Environmental Law” means, collectively, all federal, state or local laws, including common law, statutes, ordinances, regulations, rules, codes, orders, judgments or other requirements or rules of law governing (a) the prevention, abatement or elimination of pollution, or the protection of the Environment, natural resources or human health or safety, or natural resource damages and (b) the use, generation, handling, treatment, storage, Release, transportation or regulation of, or human exposure to, Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Endangered Species Act, 16 U.S.C. §§ 1531 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq.; the National Environmental Policy Act, 42 U.S.C. §§ 4321 et. seq.; the Migratory Bird Treaty Act, 16 U.S.C. §§ 703 et. seq.; and the Bald and Golden Eagle Protection Act, 16 U.S.C. §§ 668 et. seq., each as amended, and their state or local counterparts or equivalents.

“Equity Contribution” means any amount contributed as equity to the Company by the Sponsor or Continental Wind Holding or any Affiliate thereof.

“Equity Interests” means, for any Person, any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred equity interests, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Note Guarantor, is treated as a single employer under Section 414 of the Code.

“Escrow Accounts” means any escrow accounts established by one or more of the Project Companies in connection with a cash deposit required pursuant to a Project Contract and contemplated in part (5) of the definition of Permitted Liens.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system (or any successor securities clearing agency).

“Event of Abandonment” means, with respect to a Project, (i) the Company or the applicable Project Company shall willfully and voluntarily cause a permanent suspension or cessation of the operation of such Project, or (ii) the operation of any Project shall be permanently suspended or ceased for a period of (x) in the case of each of the Harvest II Wind Project, the Beebe Wind Project, the Michigan Wind II Project, the Whitetail Wind Project and the Shooting Start Wind Project, at least 30 consecutive days for any reason (other than force majeure) or (y) in the case of any other Project, at least 60 consecutive days for any reason (other than force majeure); provided that, in each case, none of (A) scheduled maintenance of any Project, (B) repairs to any Project, whether or not scheduled, or (C) a forced outage or scheduled outage of any Project shall constitute abandonment or suspension of such Project so long as the Company or the applicable Project Company is diligently attempting to end such suspension.

“Event of Default” has the meaning specified in Section 6.01 hereof.

“Event of Eminent Domain” means any (a) taking, seizure, confiscation, requisition, exercise of rights of eminent domain, public improvement, condemnation or similar action of or proceeding by any Governmental Authority of all or any material portion of the Collateral or any Project or (b) action (or series of related actions) by which such Governmental Authority assumes custody or control of (i) all or any portion of any Project, (ii) the business operations of the Company or any Project Company or (iii) any Equity Interests in the Company or any Project Company, in each case, that is reasonably anticipated to last for more than 90 consecutive days.

“EWG” means an “exempt wholesale generator” as such term is defined in Section 1262 of PUHCA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extraordinary Proceeds Account” means the Extraordinary Proceeds Account so designated, established and created by the Depositary Agent pursuant to the Depositary Agreement.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in this Indenture).

“Fees” means the commitment fees, letter of credit participation fees and any other similar fees (other than the Agent Fees) owing under any Financing Document.

“FERC” means the Federal Energy Regulatory Commission and its successors.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person.

“Financing Documents” means the Credit Facilities Documents and/or any Replacement Credit Facilities Documents, as applicable, the Note Documents, the Intercreditor Agreement and the Tax Equity Option Agreement.

“Financing Entity” means the Company Entities and Continental Wind Holding.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Company ending on December 31 of each calendar year.

“Fitch” means Fitch Ratings and its successors.

“Foreign Benefit Arrangement” means any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by the Company or any Note Guarantor.

“Foreign Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by the Company or any Note Guarantor.

“Foreign Plan Event” means, with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan, (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered, or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.

“Four Corners” shall mean Four Corners Windfarm, LLC, a limited liability company organized and existing under the laws of the State of Oregon.

“Four Mile Canyon” shall mean Four Mile Canyon Windfarm, LLC, a limited liability company organized and existing under the laws of the State of Oregon.

“Funding Date” means any Business Day of each month occurring after the Issue Date, as determined by the Company in the applicable Withdrawal Certificate; provided that (a) there shall only be a single Funding Date for any month, (b) if no earlier date is so determined for any month, the Funding Date shall be the last day of such month and (c) for the months of February, May, August and November, the Funding Date shall be the last day of such month; provided, further that, in any event, if such day is not a Business Day, the Funding Date shall be the immediately preceding Business Day.

“GAAP” means generally accepted accounting principles and practices as in effect from time to time in the United States of America.

“Global Note Legend” means the legend set forth in Section 2.06(g)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A1 and A2 hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(3), 2.06(b)(4), 2.06(d)(2) or 2.06(f) hereof.

“Global Services Agreement” means the Global Management Services Agreement by and between the Company and the Sponsor, dated June 14, 2013.

“Government Securities” means direct obligations of or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States is pledged and which have a remaining weighted average life to maturity of not more than 18 months from the date of Investment therein.

“Governmental Authority” means any federal, state or local court or governmental agency, authority, commission, board, bureau, instrumentality or regulatory or legislative body or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or court.

“Governmental Rule” means any law, statute, rule, regulation, ordinance, order, code, treaty, judgment, decree, or any published directive or requirement which has the force of law, or other legally binding form of governmental restriction or decision of any Governmental Authority binding on any given Person or any Project, as the context may require.

“Grantor” means the Company and each Note Guarantor.

“Greensburg” means Greensburg Wind Farm, LLC, a limited liability company organized and existing under the laws of the State of Delaware.

“Greensburg Wind Project” means the approximately 12.5 MW wind powered electric generating facility owned by Greensburg, located in Kiowa County, Kansas, including the related Project Site, and the turbines, facilities, structures and improvements erected on the related Project Site and all other equipment and property leased or owned by Greensburg and attached to or placed upon the related Project Site or used in connection with the operation of the Greensburg Wind Project.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Harvest” means Harvest Windfarm, LLC, a limited liability company organized and existing under the laws of the State of Michigan.

“Harvest SFA and Related Agreements” means the Shared Facilities Agreement, dated January 1, 2012, by and between Harvest and Harvest II and related agreements regarding real estate rights consistent with the terms of such Shared Facilities Agreement so long as such agreements do not materially adversely interfere with, or have a material adverse impact on, the operation, maintenance or development of the Harvest Wind Project or the Harvest II Wind Project, as applicable.

“Harvest Wind Project” means the approximately 52.8 MW wind-powered electrical generation facility owned by Harvest, located in Huron County, Michigan, including the related Project Site, and the turbines, facilities, structures and improvements erected on the related Project Site and all other equipment and property leased or owned by Harvest and attached to or placed upon the related Project Site or used in connection with the operation of the Harvest Wind Project.

“Harvest II” means Harvest II Windfarm, LLC, a limited liability company organized and existing under the laws of the State of Delaware.

“Harvest II Wind Project” means the approximately 59.4 MW wind-powered electrical generation facility owned by Harvest II, located in Huron County, Michigan, including the related Project Site, and the turbines, facilities, structures and improvements erected on the related Project Site and all other equipment and property leased or owned by Harvest II and attached to or placed upon the related Project Site or used in connection with the operation of the Harvest II Wind Project.

“Hazardous Materials” means all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature, in each case to the extent subject to regulation or for which liability can be imposed under any Environmental Law.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices, including Commodity Hedge Agreements.

“High Mesa” means High Mesa Energy, LLC, a limited liability company organized and existing under the laws of the State of Idaho.

“High Mesa Wind Project” means the approximately 39.9 MW wind-powered electrical generation facility owned by High Mesa, located in Elmore and Twins Falls Counties, Idaho, including the related Project Site, and the turbines, facilities, structures and improvements erected on the related Project Site and all other equipment and property leased or owned by High Mesa and attached to or placed upon the related Project Site or used in connection with the operation of the High Mesa Wind Project.

“High Mesa RECs” means any renewable energy credits generated by the High Mesa Wind Project or any proceeds from the sale of such renewable energy credits.

“Holder” means, with respect to any Note, the Person in whose name such Note is registered on the Registrar’s books.

“Holding Pledge Agreement” means the Pledge Agreement, dated as of the Issue Date, between Continental Wind Holding and the Collateral Agent.

“Hot Springs” means Hot Springs Windfarm, LLC, a limited liability company organized and existing under the laws of the State of Idaho.

“Incremental LC Facility” means an increase in the commitments under the LC Facility (including by creating a new tranche under the Credit Facilities Agreement) or under any letter of credit facility under any Replacement Credit Facility, in an aggregate principal amount outstanding at any time not to exceed $25.0 million, which increase is to be used solely for purposes of issuing letters of credit to support the security obligations of the Project Companies under Permitted Commodity Hedge Agreements; provided that the following conditions are satisfied: (i) such Incremental LC Facility is incurred after the fourteenth anniversary of the Issue Date, (ii) such Incremental LC Facility will be on terms and conditions (excluding pricing and fee provisions) not less favorable to the Company than the LC Facility in any material respect, (iii) both immediately before and after giving effect to the incurrence of such Incremental LC Facility, no Default or Event of Default shall have occurred and be continuing, (iv) after updating the Base Case Projections to give pro forma effect to (x) the incurrence of such Incremental LC Facility (assuming a full drawing under the commitments thereunder) and (y) contracted revenues from Permitted Commodity Hedge Agreements payable or reasonably anticipated to be payable to the Project Companies, the minimum Projected Debt Service Coverage Ratio for each period of six consecutive months commencing from the date of such incurrence (including the remainder of the fiscal year during which such date occurs) through the Maturity Date (calculated using one year P90 energy production assumptions), will be at least equal to the lesser of (1) 1.4:1.0 and (2) such minimum Projected Debt Service Coverage Ratios calculated immediately prior to giving effect to such Incremental LC Facility and Permitted Commodity Hedge Agreements and (v) the Company shall have delivered to the Trustee, no less than five Business Days prior to the incurrence of such Incremental LC Facility, a certificate of a Responsible Officer of the Company certifying and showing (in reasonable detail and with appropriate calculations and computations, where applicable, in all respects reasonably satisfactory to the Administrative Agent) that the conditions set forth in clauses (iii) and (iv) above in connection with the incurrence of such Incremental LC Facility have been satisfied.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments;

(3) in respect of letters of credit, banker’s acceptances or other similar instruments (or reimbursement agreements in respect thereof);

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than 60 days after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indenture” means this Indenture, as amended, supplemented or otherwise modified from time to time.

“Independent Auditors” means PricewaterhouseCoopers LLP, or another nationally recognized accounting firm.

“Independent Consultants” means the Independent Engineer and Moore McNeil Inc., or another nationally recognized insurance consultant appointed in accordance with the applicable Financing Documents, as insurance consultant for the Secured Parties.

“Independent Engineer” means DNV KEMA Renewables Inc., or another nationally recognized engineering consultant appointed in accordance with the applicable Financing Documents.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Amortization Payment Date” means February 28, 2014.

“Initial Purchasers” means RBS Securities Inc., Barclays Bank PLC and Citigroup Global Markets Inc. and co-managers.

“Insurance Proceeds” means all Net Available Amounts in respect of any property or casualty insurance policy (other than proceeds of business interruption insurance or service interruption coverage) covering the Projects.

“Interconnection Agreements” means any Project Contract entered into by any Project Company with a transmission provider providing for the electrical interconnection of a Project into the relevant transmission system serving such Project, including in each case those portions of any agreement for the sale of energy and/or capacity from a Project, which provides for such interconnection.

“Intercreditor Agreement” means the Collateral Agency and Intercreditor Agreement, dated as of the Issue Date among the Company, Continental Wind Holding, the other Note Guarantors, the Administrative Agent, the Trustee, the Collateral Agent and the other Persons party thereto from time to time.

“Investment” by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution to (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise), or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Indebtedness issued by, any other Person, and any Capital Expenditures.

“Issue Date” means September 30, 2013, the date of issuance of the Notes under this Indenture.

“LC Facility” means the $131.0 million letter of credit and reimbursement facility entered into by the Company on the Issue Date under the Credit Facilities Agreement.

“LC Loan” means “LC Loans” (or similar term) as defined in the Credit Facilities Agreement or any Replacement Credit Facilities Agreement, as applicable.

“Legal Requirements” means, as to any Person, any requirement under a Permit and any Governmental Rule, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its properties is subject.

“Lenders” means “Lenders” (or similar term) as defined in the Credit Facilities Agreement or any Replacement Credit Facilities Agreement, as applicable.

“Letters of Credit” means “Letters of Credit” (or similar term) as defined in the Credit Facilities Agreement or any Replacement Credit Facilities Agreement, as applicable.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities. For certainty, “Lien” shall not include any netting or set-off arrangements under any contract, agreement or other undertaking that is otherwise permitted to be entered into by the Company or any Project Company in accordance with the Financing Documents.

“Loans” means, collectively, LC Loans and Working Capital Loans and any other “Loans” (or similar term) as defined in the Credit Facilities Agreement or any Replacement Credit Facilities Agreement, as applicable.

“Local Account” means one or more “local checking account(s)” or similar account(s) to be established by the Company or any Project Company at their respective election, which account(s) shall be subject to the Lien of the Collateral Agent pursuant to the Pledge and Security Agreement (and covered by a Control Agreement) but to which the Company or such Project Company shall have at all times, other than during a Trigger Event, full access and signing authority for the purpose of writing checks or wiring funds for the payment of O&M Costs between Funding Dates; provided that the aggregate amount on deposit in all Local Accounts at any time shall not exceed $10.0 million.

“Loss Event” means any Casualty Event or Event of Eminent Domain, as the context requires.

“Loss Proceeds” mean, individually and collectively, Insurance Proceeds and Eminent Domain Proceeds.

“Loss Proceeds Account” means the Loss Proceeds Account, so designated, established and created by the Depositary Agent pursuant to the Depositary Agreement.

“Major PPA” means each Power Purchase Agreement entered into with respect to output of the Harvest II Wind Project, the Beebe Wind Project, the Michigan Wind II Project, the Whitetail Wind Project and the Shooting Star Wind Project.

“Major Project Contracts” means the Power Purchase Agreements; the Interconnection Agreements; the Warranty Agreements (but as to each such Warranty Agreement, only to the extent any warranty obligations remain in full force and effect thereunder); the O&M Agreements; the Global Services Agreement; the Real Estate Documents; the Wildcat Sale Leaseback Documents; the Permitted Co-Tenancy Agreements; the Permitted Commodity Hedge Agreements; the PTC Offtake Agreement; and each Guarantee supporting the obligations of any Major Project Party that is a party to any of the foregoing documents, in each case which are either (i) in existence on the Issue Date and identified on Schedule A hereto (except in the case of the Real Estate Documents) or (ii) entered into following the Issue Date and constitutes a Replacement Project Contract or an Additional Major Project Contract, in each such case only prior to such agreement’s expiration in accordance with its terms or full performance by the parties thereto of their respective obligations thereunder (other than with respect to unidentified and unasserted indemnity claims which by the terms of such agreement survive the expiration or termination thereof).

“Major Project Party” means each party to a Major Project Contract other than any Company Entity.

“Make-Whole Amount” means, with respect to any Notes to be redeemed on any redemption date, an amount as of such date equal to the excess, if any, of (a) the sum of the present value of the remaining scheduled payments of principal of and interest thereon (but excluding that portion of any scheduled installment of principal or payment of interest that is actually due and paid on the redemption date) in respect of such Notes being redeemed discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, over (b) the unpaid principal amount of such Notes being redeemed; provided that the Make-Whole Amount may in no event be less than zero.

“Material Adverse Effect” means a material adverse change in or a material adverse effect on (a) the business, operations, properties, assets or condition (financial or otherwise) of the Company and the Note Guarantors (taken as a whole), (b) the ability of the Company or any Note Guarantor to fully and timely perform its obligations under any Financing Document to which it is a party, (c) the legality, validity, binding effect or enforceability against the Company or any Note Guarantor of any Financing Document to which it is a party, or (d) the rights and remedies available to, or conferred upon, the Trustee, the Collateral Agent or any other Secured Party under any Financing Document.

“Maturity Date” means February 28, 2033.

“MBR Authority” means an order of FERC pursuant to Section 205 of the Federal Power Act (a) authorizing the Company to sell electric energy, capacity and specified ancillary services at negotiated (market-based) rates, (b) accepting the Company’s market-based rate tariff under Section 205 of the Federal Power Act and (c) granting the Company regulatory waivers and blanket authorizations as are customarily granted by FERC to persons with market-based rate authority, including blanket authorization under Section 204 of the Federal Power Act to issue securities and assume liabilities.

“Michigan Wind II” means Michigan Wind 2, LLC, a limited liability company organized and existing under the laws of the State of Delaware.

“Michigan Wind II Agreements” means a Shared Facilities Agreement between Michigan Wind II and a neighboring wind farm substantially similar to the Harvest SFA and Related Agreements and agreements among the co-tenants contemplated therein with respect to the Michigan Wind II Project (and the transactions contemplated thereby) so long as such agreements do not materially adversely interfere with, or have a material adverse impact on, (a) the operation, maintenance or development of the Michigan Wind II Project or (b) the ability to obtain or maintain the Permits necessary or desirable for the operation, maintenance or development of the Michigan Wind II Project.

“Michigan Wind II Project” means the approximately 90 MW wind-powered electrical generation facility owned by Michigan Wind II, located in Sanilac County and Huron County, Michigan, including the related Project Site, and the turbines, facilities, structures and improvements erected on the related Project Site and all other equipment and property leased or owned by Michigan Wind II and attached to or placed upon the related Project Site or used in connection with the operation of the Michigan Wind II Project.

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors.

“Mortgages” means each mortgage or deed of trust, to be dated as of the Issue Date, by each Project Company to the mortgagee or trustee named therein for the benefit of the Collateral Agent (for the benefit of the Secured Parties), as the same may be replaced or modified as permitted under the Financing Documents.

“Mountain Home Wind Project” means the approximately 42 MW wind-powered electrical generation facility owned by Bennett Creek and Hot Springs, located in Elmore County, Idaho, including the related Project Site, and the turbines, facilities, structures and improvements erected on the related Project Site and all other equipment and property leased or owned by Bennett Creek and Hot Springs and attached to or placed upon the related Project Site or used in connection with the operation of the Mountain Home Wind Project.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions.

“Necessary Project Permit” means as of any date of determination, any Permit (including any environmental, regulatory or other Permit) that is necessary under Legal Requirements applicable to the Company or any Project Company, or that is otherwise necessary under any of the Financing Documents and the Major Project Contracts, to be obtained by or on behalf of the Company or any Project Company at such time, in light of the stage of ownership or operation of any Project, in each case in order for the Company or the Project Companies to operate, maintain, repair, own, lease or use the Projects as contemplated by the Financing Documents and the Major Project Contracts, including the ability to sell Power or Environmental Attributes from or deliver inputs to the Projects, or for the Company or any Project Company to consummate and/or perform any of the Major Project Contracts or any obligation contemplated in any of the Financing Documents or any of the Major Project Contracts.

“Net Available Amount” means, with respect to any proceeds received by the Company or any Project Company, such proceeds net of the related Collection Expenses.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Documents” means the Notes, this Indenture and the Security Documents.

“Note Guarantee” means, individually, each Guarantee of payment of the Notes by Continental Wind Holding or a Project Company pursuant to the terms of Article 5 hereof, and collectively, all such Guarantees.

“Note Guarantors” means Continental Wind Holding and each Project Company.

“Note Obligations” means all Obligations of the Company under the Note Documents.

“Note Redemption Account” means the Note Redemption Account so designated, established and created by the Depositary Agent pursuant to the Depositary Agreement.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Notes shall be treated as a single class for all purposes under this Indenture.

“Obligation” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the confidential offering memorandum, dated September 23, 2013, relating to the initial offering of the Notes.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Vice-President or any other officer of such Person that serves a similar function to any of the foregoing.

“Officer’s Certificate” means a certificate signed on behalf of the Company or a Note Guarantor by an Officer of the Company or such Note Guarantor, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company or such Note Guarantor or any other officer that serves a similar function to any of the foregoing.

“O&M Account” means the O&M Account so designated, established and created by the Depositary Agent pursuant to the Depositary Agreement.

“O&M Agreements” means agreements entered into between a Project Company and the supplier or manufacturer of wind turbines and related equipment (or an affiliate thereof) for the performance of maintenance activities and related services.

“O&M Costs” means all actual cash operation, maintenance and administrative costs relating to the Projects or any portion thereof, or required in connection with satisfying a Legal Requirement (but only such costs as are required to satisfy such Legal Requirement), incurred or payable by the Company or any Project Company in any particular calendar or Fiscal Year or other period to which said term is applicable, including:

(a) amounts payable by the Company and the Project Companies under the Project Contracts (but excluding all amounts payable by the Company and the Project Companies under Project Contracts with amounts on deposit in another Project Account (other than the O&M Account or the O&M Reserve Account or, solely with respect to payments made to Persons that are not affiliates of the Company Entities, the Distribution Suspense Account), pursuant to the Depositary Agreement), site leasing and preparation costs and transportation costs incurred in connection with the sale of products or otherwise to satisfy obligations under the PPAs or any other Project Contract;

(b) Taxes other than those based upon the Company’s or any Project Company’s income, including franchise and excise taxes;

(c) employee salaries, wages and other employment and labor-related costs;

(d) costs incurred to procure insurance, consumables, spare parts, equipment, materials, utilities, repair and maintenance services and payments under any parts agreement;

(e) reasonable general administrative costs, including legal, accounting and consulting fees and expenses, incurred by the Company or any Project Company in connection with the financing, management, operation or maintenance of the Projects (other than amounts constituting scheduled Debt Service and voluntary and mandatory redemption and prepayments under the Financing Documents);

(f) fees and costs paid in connection with obtaining, transferring, maintaining or amending any Permits relating to the Projects;

(g) reasonable expenses to keep the Collateral free and clear of all Liens (other than Permitted Liens);

(h) Required Capital Expenditures and Emergency Capital Expenditures;

(i) Collection Expenses incurred in connection with a Loss Event, to the extent amounts therefor are deposited into the Revenue Account; and

(j) payments to (A) direct or indirect owners of the Company for administrative expenses charged at cost, pursuant to the Global Services Agreement, or charged at such other amount as required by law or regulation, not to exceed $3.0 million (increased annually based on the consumer price index for each subsequent Operating Year (as defined in the Global Services Agreement)) in the aggregate per Fiscal Year and (B) any Affiliate of any Company Entity pursuant to the agreements referred to in clauses (7), (8), (9), (12), (13), (14), (16), (18) or (19) of Section 4.09 hereof or pursuant to any other agreement entered into after the Issue Date in compliance with Section 4.09 to the extent the payments made thereunder made by any Company Entity to such Affiliate would otherwise constitute an O&M Cost pursuant to any other clause of this definition.

Notwithstanding the foregoing, O&M Costs shall not include (i) distributions or payments of any kind to any Affiliate of the Company or any Project Company (other than as described in clause (j) above), (ii) non-cash charges, including depreciation or obsolescence charges or reserves therefor, amortization of intangibles or other bookkeeping entries of a similar nature, (iii) Capital Expenditures other than Required Capital Expenditures and Emergency Capital Expenditures, (iv) Debt Service and (v) payments expressly contemplated herein to be made with proceeds on deposit in a Project Account other than the O&M Account or the O&M Reserve Account (or, solely with respect to payments made to Persons that are not affiliates of the Company Entities, the Distribution Suspense Account, in accordance with the Depositary Agreement) or in a Local Account.

“O&M Reserve Account” means the O&M Reserve Account so designated, established and created by the Depositary Agent pursuant to the Depositary Agreement.

“O&M Reserve Requirement” means, as of any Quarterly Payment Date, the amount equal to the total O&M Costs scheduled to be due and payable under the then current Annual Operating Budget within six months after such Quarterly Payment Date.

“Opinion of Counsel” means a written opinion reasonably acceptable to the Trustee from legal counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions). The counsel may be an employee of or counsel to any Company Entity, any Secured party or any of their respective Affiliates.

“Parent” means Exelon Corporation, a Pennsylvania corporation.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any Plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Permits” means any and all franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, acceptances, exemptions, qualifications, easements, rights of way, Liens and other rights, privileges and approvals required to be obtained from a Governmental Authority under any Governmental Rule.

“Permitted Asset Sale” has the meaning set forth within the definition of “Asset Sale”.

“Permitted Commodity Hedge Agreements” means any Commodity Hedge Agreement entered into from time to time with respect to a Project by the applicable Project Company, entered into not for speculative purposes and only with respect to any period during which no PPA with respect to such Project is in effect, provided that the following conditions are satisfied: (i) the collateral requirements under such Permitted Commodity Hedge Agreement can be satisfied by the issuance of Letters of Credit pursuant to the LC Facility or any Replacement Credit Facilities (including any Incremental LC Facility), (ii) there is sufficient availability at the time such Permitted Commodity Hedge Agreement is entered into under the LC Facility or any Replacement Credit Facilities (including any Incremental LC Facility) to satisfy such additional collateral requirements and (iii) the obligations of the applicable Project Company thereunder shall not be secured by any of the Collateral.

“Permitted Co-Tenancy Agreements” means any co-tenancy agreements or shared facilities agreements in place between one or more Project Companies and affiliates of the Company and set forth on Schedule B hereto.

“Permitted Liens” means:

(1) subject to the terms, conditions and limitations set forth in the Intercreditor Agreement, Liens created pursuant to the Security Documents (including in respect of any Replacement Credit Facility);

(2) Liens for any Tax not yet due and payable or to the extent being contested and reserved against in accordance with the Financing Documents;

(3) materialmen’s, mechanics’, workers’, repairmen’s, landlords’, carriers’, warehouseman’s, suppliers’, vendors’, employees’ or other like Liens, arising in the ordinary course of business or in connection with the operation and maintenance of any Project, (i) that do not individually or in the aggregate materially detract from the value of such Project or materially impair the use of such Project or (ii) either for amounts not yet due or for amounts being contested in good faith by appropriate proceedings, so long as such proceedings shall not involve any substantial danger of the sale, forfeiture or loss of such Project or the Project Site related to such Project, as the case may be, and shall not interfere in any material respect with the use or disposition of such Project or the Project Site related to such Project, and (A) a bond or other security has been posted or provided in such manner and amount as to assure that any amounts determined to be due will be promptly paid in full when such contest is determined or (B) adequate reserves have been provided therefor in accordance with GAAP;

(4) Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate reserves are established in accordance with GAAP or bonds or other security has been posted or provided in such manner and amounts as to assure that any amounts determined to be due will be promptly paid in full when such contest is determined or are fully covered by insurance (other than deductibles);

(5) Liens, deposits or pledges to secure statutory obligations or performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or for purposes of like general nature in the ordinary course of its business, not to exceed $10.0 million in the aggregate at any time;

(6) involuntary Liens as contemplated by the Financing Documents and the Project Contracts (including a Lien of an attachment, judgment or execution) securing a charge or obligation on the property of the Company or any Project Company, either real or personal, whether now or hereafter owned in the aggregate sum of less than $10.0 million at any one time outstanding;

(7) all exceptions scheduled in the Title Policies;

(8) survey exceptions, easements, rights of way, licenses, leases, subleases, reservations of gas, water and mineral rights, restrictions (including zoning restrictions), trackage rights, minor defects or irregularities in title, restrictions on use of real property and other encumbrances, title exceptions or liens that, in the aggregate, do not materially interfere with the applicable Project Company’s use of the Property to which such Lien is attached;

(9) rights reserved for or vested in any municipality or Governmental Authority to control or regulate the use of any Real Property or to use any Real Property in any manner, including zoning and land use regulations;

(10) Liens arising by virtue of any statutory or common law provisions relating to bankers’ liens, rights of set off or similar rights;

(11) Liens or pledges of deposits of cash securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers or property, casualty or liability insurance in the ordinary course of business;

(12) purchase money Liens upon or in real property or equipment acquired or held by any Project Company in the ordinary course of business securing the purchase price of such property or equipment or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacement of any of the foregoing for the same or a lesser amount; provided that no such Lien shall extend to or cover any property of the applicable Project Company other than the property or equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; provided further that the aggregate principal amount of the Indebtedness secured by Liens permitted by this clause, when taken together with Capitalized Lease Obligations secured by Liens permitted by clause (13), shall not exceed $10.0 million in the aggregate at any time outstanding;

(13) Liens under capital leases that are Permitted Indebtedness (to the extent such Liens attach only to the assets subject to the respective lease); provided that the aggregate principal amount of such Indebtedness, when taken together with Indebtedness secured by Liens permitted by clause (12), shall not exceed $10.0 million in the aggregate at any time outstanding;

(14) Liens existing on the date of this Indenture;

(15) filing of UCC financing statements as a precautionary measure in connection with operating leases;

(16) Liens on cash or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(17) grants of software and other technology licenses in the ordinary course of business;

(18) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(19) Liens not otherwise permitted hereunder so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $5.0 million at any one time;

(20) In the case of any Project with respect to which the interests of the applicable Project Company in the underlying real estate consist (in whole or in part) of one or more leasehold, easement, subleasehold or subeasement interests:

(i) the terms of each applicable lease, easement, sublease and/or subeasement; and

(ii) Liens affecting the underlying fee interest in the real estate and/or any of the property of the lessor, grantor, sublessor or subgrantor under the applicable lease, easement, sublease or subeasement (for example, but without limitation, any mortgages on the landlord’s fee interest in any real estate that is leased by a Project Company); and

(iii) in the case of any Project with respect to which the interests of the applicable Project Company in the underlying real estate consist (in whole or in part) of one or more subleasehold or subeasement interests, each applicable overlying lease or easement under which such subleasehold or subeasement interest was created, and any Liens affecting such overlying lease or easement (or any interest therein);

(21) Liens which are bonded or insured over in a manner reasonably acceptable to the Required Secured Parties;

(22) Liens pursuant to the Wildcat Sale Leaseback and the lease thereunder;

(23) Liens pursuant to the Permitted Co-Tenancy Agreements and the Michigan Wind 2 Agreements;

(24) the Beebe 1B Agreements, the Beebe 2 Agreements and the Liens relating thereto or arising therefrom; and

(25) Liens securing a charge or obligation on the Transmission Deposit Accounts so long as the aggregate outstanding amount of the obligations secured thereby does not exceed the aggregate amount available in the Transmission Deposit Accounts at any time.

“Person” means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) that is maintained or is contributed to by the Company or any ERISA Affiliate and is covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Code.

“Pledge and Security Agreement” means the Pledge and Security Agreement, dated as of the Issue Date, among the Company, the Project Companies and the Collateral Agent.

“Power” means electric energy and related products, including capacity, reactive power and ancillary services; provided, however, that the term “Power” shall specifically exclude any items included in the definition of Environmental Attributes.

“Power Purchase Agreement” or “PPA” means any agreement for the sale of all or a portion of the energy, capacity and/or ancillary services generated by a Project entered into by any Project Company from time to time.

“Pre-Closing Lost Production Payment” means any payment for lost production pursuant to the [*] Letter Agreement which relates to periods prior to the Issue Date, which payments shall not be subject to the Lien of the Collateral Agent pursuant to the Pledge and Security Agreement.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Projects” means each of, or all of, as the context shall require, the Greensburg Wind Project, the Wildcat Wind Project, the High Mesa Wind Project, the Harvest Wind Project, the Harvest II Wind Project, the Michigan Wind II Project, the Whitetail Wind Project, the Beebe Wind Project, the Echo II Wind Project, the Tuana Springs Wind Project, the Cassia Wind Project, the Mountain Home Wind Project and the Shooting Star Wind Project.

“Project Accounts” has the meaning assigned to such term in the Depositary Agreement.

“Project Company” means each of, or all of, as the context shall require, Greensburg, Wildcat, Wildcat Finance, High Mesa, Harvest, Harvest II, Michigan Wind II, Whitetail, Beebe, Four Corners, Four Mile Canyon, Tuana Springs, Cassia Gulch, Cassia Wind, Bennett Creek, Hot Springs and Shooting Star.

“Project Contract Termination Proceeds” means the Net Available Amount of any termination payments pursuant to any Project Contract.

“Project Contracts” mean the Major Project Contracts and each other contract or agreement related to the operation, maintenance, management, administration, ownership, lease or use of any Project, the sale of Power or Environmental Attributes therefrom, the provision of electricity, interconnection and other services therefor and Real Property rights and interests relating to any Project, in each case, entered into by, or assigned to, the Company or any Project Company.

“Project Revenues” means all revenues, interest, payments, cash and other proceeds from whatever source received by or on behalf of the Company or any Project Company arising from the operations of the Projects including with respect to sales of Power under the PPAs and sales of Environmental Attributes, payments in respect of liquidated damages (including all availability liquidated damages), other compensation payments or other amounts received under any Project Contract to which the Company or any Project Company is a party or otherwise, interest income to the extent deposited or to be deposited into the Project Accounts, business interruption insurance proceeds, service interruption insurance proceeds (including pursuant to any Project Contract), other than any such amounts that are not required to be deposited into the Revenue Account pursuant to the Depositary Agreement (it being acknowledged that any Loss Proceeds, any Project Contract Termination Proceeds, any Asset Sale Proceeds, any amounts and investments in the Transmission Deposit Accounts returned to the Company or any Project Company, any Pre-Closing Lost Production Payments, all High Mesa RECs or any proceeds therefrom, any proceeds of Indebtedness for borrowed money and Equity Contributions, and any other amounts not required to be deposited into the Revenue Account, shall not be Project Revenues).

“Project Site” means, with respect to any Project, the meaning assigned to the term “Site” in the Mortgage to which the Project Company that owns such Project is a party.

“Projected Debt Service Coverage Ratio” means as of any date of determination, the average projected Debt Service Coverage Ratio for the applicable period following such date, but without taking into account any revenues from the sale of energy, capacity or ancillary services, Environmental Attributes or other output that are not contracted revenues. The Company shall determine the satisfaction of any Projected Debt Service Coverage Ratio based on projections (i) prepared in good faith by the Company based on reasonable assumptions as to all factual matters material to the estimates set forth therein; (ii) are consistent in all material respects with any relevant provisions of the Financing Documents, the Major Project Contracts and the then-current Annual Operating Budget and (iii) prepared upon the assumption that there will be no early redemption or prepayment of Indebtedness or that any Indebtedness which matures within the projected periods will be refinanced on reasonable terms.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Prudent Operating Practices” means the practices, methods and acts generally engaged in or approved by a significant portion of the wind electric power generation industry during the relevant time period and for the relevant size, type and location of the facility that, in the exercise of reasonable judgment and actions in light of the applicable manufacturer’s recommendations and manufacturer’s warranties and the facts known or that reasonably should have been known at the time the decision was made, would reasonably have been expected to accomplish the desired result of safe and reliable maintenance, operation and service at a reasonable cost such that the judgment and actions are consistent with good business practices, reliability, safety, expedition and contractual obligations and in compliance with applicable Governmental Rules and Necessary Project Permits. Prudent Operating Practices are intended to consist of practices, methods or acts generally employed by reputable operators in the region where the applicable Project is located, and are not intended to be limited to the best practices, methods or acts.

“PTC Offtake Agreement” means that certain Offtake Agreement, dated as of September 1, 2013, by and between the PTC Offtaker and the Company.

“PTC Offtaker” means Parent, together with its successors and permitted assigns under the PTC Offtake Agreement.

“PUHCA” means the Public Utility Holding Company Act of 2005, as amended, and all rules and regulations adopted thereunder.

“PURPA” means the Public Utility Regulatory Policies Act of 1978, as amended and all implementing rules and regulations adopted by FERC thereunder.

“QF” means a “qualifying small power production facility” under PURPA and 18 C.F.R. §292.203(a) of FERC’s regulations.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Quarterly Payment Date” means the Funding Date occurring in the months of February, May, August and November, after the Issue Date.

“Quotation Agent” means an internationally recognized investment bank, other than Reference Treasury Dealers.

“Rating” means the credit rating of the Notes by the Rating Agencies.

“Rating Agency” means any of (or each, as the context may require) Fitch, S&P or Moody’s; provided that if any two of Fitch, S&P or Moody’s shall cease to operate as a “rating agency,” or shall cease to maintain a rating on the Notes, then any other nationally recognized rating agency or agencies then maintaining a rating on the Notes.

“Ratings Reaffirmation” means, in the case of an event or proposed event, a reaffirmation by any two of the Rating Agencies rating the Notes that the then current Ratings on the Notes will not be lower, after giving effect to the event or proposed event, than the Ratings of the Notes in effect immediately prior to such event or proposed event.

“Real Estate Documents” means the following documents to which any Project Company is a party if and to the extent the rights granted thereunder are required for the operation of the applicable Project: (a) leases and subleases under which a Project Company is a lessee or sublessee (as applicable), (b) granting deeds under which a Project Company is a grantee and (c) easements and subeasements under which a Project Company is a grantee or subgrantee (as applicable), which are, in each case, either (i) in existence on the Issue Date and identified on Schedule D hereto or (ii) entered into following the Issue Date.

“Real Property” means all right, title and interest of the Company and the Project Companies in and to any and all parcels of real property (including each Project Site) owned, leased, subleased or operated by the Company or any Project Company together with all of such Person’s interests in all improvements and appurtenant fixtures, equipment, personal property, easements, subeasements and other property and rights incidental to the ownership, lease or operation thereof, including all right, title and interest of the Company and the Project Companies in and to all Easements.

“Redemption Date” means any date for redemption of Notes established pursuant to Article 3.

“Reference Treasury Dealer” means RBS Securities Inc., Barclays Bank PLC and Citigroup Global Markets Inc. or any of their respective Affiliates which are primary United States government securities dealers in New York City and not less than two other leading primary United States government securities dealers in New York City reasonably designated by the Company; provided, however, that if any of the foregoing shall cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked price for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 3:30 p.m. New York time on the third Business Day preceding such redemption date.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as appropriate.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A2 hereto deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Reimbursement Obligations” means “Reimbursement Obligations” (or similar term) as defined in the Credit Facilities Agreement or any Replacement Credit Facilities Agreement, as applicable.

“Release” means any placing, spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing or migrating in, into, onto or through the Environment.

“Replacement Credit Facilities” means Indebtedness of the Company comprising letter of credit and reimbursement facilities, working capital facilities and/or other similar facilities permitted to be incurred on a pari passu basis with the Secured Obligations in accordance with the applicable provisions of the Financing Documents and incurred to renew, refund, refinance, replace, defease or discharge all or part of the Credit Facilities so long as the principal amount (with commitments and letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company thereunder) of such Replacement Credit Facilities, together with any remaining Credit Facilities, does not exceed the sum of (i) $142.0 million (plus all accrued interest and the amount of all fees and expenses, including premiums, incurred in connection therewith) and (ii) any Incremental LC Facility.

“Replacement Credit Facilities Agreement” means a credit agreement, reimbursement agreement or similar financing agreement, as applicable, entered into by the Company to evidence any Replacement Credit Facilities.

“Replacement Credit Facilities Documents” means the Replacement Credit Facilities Agreement and the other “Loan Documents” as defined therein.

“Replacement Credit Facilities Obligations” means, with respect to any Replacement Credit Facilities, all Obligations of the Company under the Replacement Credit Facilities Documents evidencing such Replacement Credit Facilities.

“Replacement Project Contract” means one or more contracts or agreements which (i) is entered into by the Company or the applicable Project Company in substitution for any Major Project Contract (other than any Specified Major Project Contract) that has been terminated in accordance with its terms or otherwise or replaced following an event of default thereunder, (ii) has economic and other terms which, taken as a whole, are not materially less favorable to the Company or the applicable Project Company as the Major Project Contract being replaced and (iii) either (a)(1) is with one or more counterparties (or guarantors of such counterparties’ obligations) having substantially similar or better creditworthiness (or is otherwise credit supported so that the credit risk of such counterparty is not materially less favorable to the Company or the applicable Project Company than the existing counterparty) and (2) solely with respect to the Global Services Agreement, is with one or more counterparties which has substantially similar or better experience in the industry, in each case, as the counterparty to the Major Project Contract being replaced, or (b) in the case of any Major Project Contract entered into in substitution for or otherwise replacing any PPA, the Company delivers evidence of a Ratings Reaffirmation.

“Required Capital Expenditures” means Capital Expenditures set forth in the then current Annual Operating Budget that are reasonably required in order to operate and maintain the Projects in accordance with applicable Legal Requirements (excluding, for certainty, any Emergency Capital Expenditures and Capital Expenditures financed with the proceeds of Equity Contributions made to the Company).

“Required Secured Parties” means at any time, the holders of 50.1% or more of the sum of, without duplication, (a) the aggregate outstanding principal amount of all Secured Obligations (other than in respect of any Letter of Credit so included pursuant to clause (b) below) and (b) the aggregate unfunded (and unexpired and uncancelled) Letters of Credit (and, if applicable, outstanding letters of credit under a Replacement Credit Facility), including the face amount of outstanding Letters of Credit (including, if applicable, outstanding letters of credit under a Replacement Credit Facility) and commitments to extend credit (without duplication of Letters of Credit and letters of credit under a Replacement Credit Facility and corresponding LC Loans or letter of credit loans under any Replacement Credit Facility, as applicable) that are unexpired and uncancelled that, when funded, would constitute Secured Obligations at such time, in each case, with the applicable Secured Parties voting as a class in accordance with the voting procedures set forth in their respective Financing Documents. For purposes of this definition, (x) any obligations registered in the name of, or beneficially owned by, any Financing Party or any Affiliate of any Financing Party will be deemed not to be outstanding and (y) any obligations registered in the name of, or beneficially owned by, any Defaulting Lender (as defined in the Credit Facilities Documents and/or any Replacement Credit Facilities Documents) will be deemed not to be outstanding to the extent such Defaulting Lender is not permitted to vote on such matter pursuant to the Credit Facilities Documents and/or any Replacement Credit Facilities Documents.

“Responsible Officer” means, for any Person, excluding the Trustee, Collateral Agent and Depositary Agent, any executive officer or financial officer (including the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller) of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of a Project Contract or Financing Document.

“Responsible Officer of the Trustee” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee having direct responsibility for the administration of this Indenture, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject.

“Restoration Work” means, with respect to any Affected Property, any action taken by or on behalf of the Company or any Project Company to rebuild, repair, replace, redesign, alter or otherwise restore or complete such Affected Property or any portion thereof, and all activities incidental and necessary for such matters, in order to permit operation of the applicable Project in accordance in all material respects with the Financing Documents, including any redesign, alteration, retesting, re-commissioning and putting into service of the Affected Property, in each case, necessary to compensate for any failure of such Project to satisfy any performance guarantee under any Project Contract.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Revenue Account” means the Revenue Account so designated, established and created by the Depositary Agent pursuant to the Depositary Agreement.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“SEC” means the Securities and Exchange Commission and its successors.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw Hill Companies, Inc., and its successors.

“Secured Debt Representative” means (a) the Administrative Agent on behalf of the lenders and issuing banks under the Credit Facilities Documents (and/or any similar agent under Replacement Credit Facilities Documents, as applicable) and (b) the Trustee.

“Secured Obligations” means, without duplication:

(1) all Indebtedness, loans, advances, debts, liabilities and all other obligations (including Obligations), howsoever arising, owed by the Company to the Secured Parties of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to the terms of the Financing Documents, including the Intercreditor Agreement and any other Security Documents, including all interest, fees (including commitment fees, participation fees and fronting fees), charges, expenses, attorneys’ fees and accountants fees chargeable to the Company or payable by the Company thereunder or hereunder;

(2) any and all sums advanced by the Collateral Agent in order to preserve the Collateral or preserve its security interest in the Collateral; and

(3) in the event of any proceeding for the collection or enforcement of the obligations described in clause (1) or (2) above, after an Event of Default, shall have occurred and is continuing and unwaived, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights under the Security Documents, together with any necessary attorneys’ fees and court costs.

“Secured Party” means each agent, lender and issuing bank under the Credit Facilities and/or Replacement Credit Facilities, as applicable, the Holders, the Trustee, the Collateral Agent, the Depositary Agent and each other Secured Debt Representative.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” mean the Intercreditor Agreement, the Consents, the Pledge and Security Agreement, the Holding Pledge Agreement, the Depositary Agreement, the Mortgages, the Control Agreements, and each of the security agreements, mortgages, pledge agreements, agency agreements and other instruments and documents executed and delivered pursuant to this Indenture or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Collateral Agent for the ratable benefit of the Secured Parties or notice of such pledge, assignment or grant is given.

“Senior Debt” means the Credit Facilities, any Replacement Credit Facility and the Notes.

“Shooting Star” means Shooting Star Wind Project, LLC, a limited liability company organized and existing under the laws of the State of Delaware.

“Shooting Star Wind Project” means the approximately 104 MW wind powered electric generating facility owned by Shooting Star, located in Kiowa County, Kansas, including the related Project Site, and the turbines, facilities, structures and improvements erected on the related Project Site and all other equipment and property leased or owned by Shooting Star and attached to or placed upon the related Project Site or used in connection with the operation of the Shooting Star Wind Project.

“Specified Major Project Contracts” means any Warranty Agreement (but only to the extent any warranty obligations remain in full force and effect thereunder), any O&M Agreements, any Permitted Commodity Hedge Agreement, and any Guarantee supporting the obligations of any Major Project Party that is a party to any of the foregoing.

“Sponsor” means Exelon Generation Company, LLC, a Delaware limited liability company.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of this Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Tax Equity Option Agreement” means the Tax Equity Option Agreement, dated as of September 30, 2013, between the PTC Offtaker and the Collateral Agent.

“Tax Equity Option Payment” means the payment to be made by Parent pursuant to Section 3 of the Tax Equity Option Agreement.

“Taxes” mean any and all present or future taxes, and any and all levies, imposts, duties and similar charges or withholdings, in each case, in the nature of a tax, imposed, levied, withheld, collected or assessed by any Governmental Authority and any and all interest, penalties and additions related thereto.

“Title Event” means the existence of any defect of title or Lien on any Project (other than Permitted Liens) that entitles the Company, any Project Company or the Collateral Agent to make a claim under any title policies issued in favor of the Company, any Project Company or the Collateral Agent.

“Title Event Proceeds” means, in connection with any Title Event, the Net Available Amount payable to the Company, any Project Company or the Collateral Agent (on behalf of the Secured Parties) in connection with such Title Event.

“Title Policies” means the lender’s title insurance policies issued to Collateral Agent on or about the Issue Date with respect to the Project Sites.

“Transaction Documents” means the Major Project Contracts and the Financing Documents.

“Transmission Deposit Accounts” means one or more collateral or security deposit account(s) established by or on behalf of Beebe, Tuana Springs or Harvest II, securing certain respective obligations of each such Project Company under the Interconnection Agreements to which they are a party, which account(s) and the amounts deposited therein shall not be subject to the Lien of the Collateral Agent pursuant to the Pledge and Security Agreement.

“Treasury Rate” means with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Trigger Event” means an event of default exists under a Financing Document and as a result thereof any Secured Obligations under such Financing Document become or are declared to be due and payable prior to their scheduled maturity, in each case, as notified in writing to the Collateral Agent.

“Trustee” means Wilmington Trust, National Association, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Tuana Springs” shall mean Tuana Springs Energy, LLC, a limited liability company organized and existing under the laws of the State of Idaho.

“Tuana Springs Wind Project” shall mean the approximately 16.8 MW wind-powered electrical generation facility owned by Tuana Springs, located in Twin Falls County, Idaho, including the related Project Site, and the turbines, facilities, structures and improvements erected on the related Project Site and all other equipment and property leased or owned by Tuana Springs and attached to or placed upon the related Project Site or used in connection with the operation of the Tuana Springs Wind Project.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided however that, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“UNFCCC” means the United Nations Framework Convention on Climate Change.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“[*] Letter Agreement” means the letter agreement by and between [*] and [*], dated June 25, 2013 regarding the [*] blades installed at the [*] Project.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Warranty Agreements” means (i) agreements entered into between a Project Company and the supplier or manufacturer of wind turbines (or an affiliate thereof) pursuant to which such Person grants certain warranties with respect to the wind turbines and/or related equipment and services supplied to the Project Company, and (ii) agreements entered into between a Project Company and a balance of plant contractor pursuant to which the contractor grants certain warranties with respect to the equipment and services that it supplied to the Project Company for an agreed warranty period; provided, that to the extent the warranties described above are set forth in the original turbine supply agreement or balance of plant contract then such agreement shall be deemed to constitute a “Warranty Agreement” and, provided further, that an agreement shall only constitute a “Warranty Agreement” for so long as the applicable warranty remains in effect.

“Whitetail” means Whitetail Wind Energy, LLC, a limited liability company organized and existing under the laws of the State of Delaware.

“Whitetail Wind Project” means the approximately 91.2 MW wind-powered electrical generation facility owned by Whitetail, located in Webb County, Texas, including the related Project Site, and the turbines, facilities, structures and improvements erected on the related Project Site and all other equipment and property leased or owned by Whitetail and attached to or placed upon the related Project Site or used in connection with the operation of the Whitetail Wind Project.

“Wildcat” means Wildcat Wind LLC, a limited liability company organized and existing under the laws of the State of New Mexico.

“Wildcat Bond” means “Bond” as defined in the Wildcat Lease.

“Wildcat Finance” means Wildcat Finance, LLC, a limited liability company organized and existing under the laws of the State of Delaware.

“Wildcat Indenture” means “Indenture” as defined in the Wildcat Lease.

“Wildcat Lease” means the Lease Agreement, dated as of March 1, 2012, between Lea County New Mexico and Wildcat.

“Wildcat Wind Project” means the approximately 27.3 MW wind-powered electrical generation facility leased by Wildcat pursuant to the Wildcat Lease entered into in connection with the Wildcat Sale Leaseback, located in Lea County, New Mexico, including Wildcat’s leasehold interest in the related Project Site, and the turbines, facilities, structures and improvements erected on the related Project Site and all other equipment and property leased or owned by Wildcat and attached to or placed upon the related Project Site or used in connection with the operation of the Wildcat Wind Project.

“Wildcat Sale Leaseback” means, collectively, the assignment by Wildcat of underlying leases for the land on which the Wildcat Wind Project is situated to Lea County, New Mexico, the sublease of such land by Lea County, New Mexico back to Wildcat pursuant to the terms of the Wildcat Lease and the financing of such sale and leaseback through the issuance of New Mexico Taxable Industrial Revenue Bonds issued by Lea County, New Mexico and sold to Wildcat Finance, and the related transactions contemplated by, and described in more detail in, the Wildcat Sale Leaseback Documents.

“Wildcat Sale Leaseback Documents” means the Wildcat Lease, the “Bond Purchase Agreement” (as defined in the Wildcat Lease), the Wildcat Indenture and the Wildcat Bond.

“Withdrawal Certificate” means an Officer’s Certificate in the form provided in the Depositary Agreement.

“Working Capital Facility” means the $10.0 million revolving working capital credit facility under the Credit Facilities Agreement.

“Working Capital Loan” means “Working Capital Loan” (or similar term) as defined in the Credit Facilities Agreement or Replacement Credit Facilities Agreement, as applicable.

Section 1.02	Other Definitions.

Term	Defined in Section
“Authentication Order”	2.02
“Change of Control Offer”	3.10	(a)
“Change of Control Payment”	3.10	(a)
“Change of Control Payment Date”	3.10	(a)(2)
“Covenant Defeasance”	8.03
“Distribution Conditions”	4.05	(a)
“DTC”	2.03
“Guaranteed Obligations”	5.01
“incur”	4.07	(a)
“Legal Defeasance”	8.02
“Mandatory Redemption”	3.09
“Mandatory Redemption Amount”	3.09
“Paying Agent”	2.03
“Permitted Indebtedness”	4.07	(a)
“Registrar”	2.03
“Restricted Payment”	4.05	(a)
“Restricted Payment Date”	4.05	(a)
“Whitetail Wind Project Prepayment Amount”	4.42	(b)

Section 1.03	Rules of Construction.

Unless the context otherwise requires:

(1) a defined term has the meaning assigned to it therein;

(2) except as otherwise expressly provided herein, (i) all accounting terms used herein shall be interpreted, (ii) all financial statements and all certificates and reports as to financial matters required to be delivered to the Trustee hereunder shall be prepared and (iii) all calculations made for the purposes of determining compliance with this Indenture shall (except as otherwise expressly provided herein) be made, in accordance with, or by application of, GAAP applied on a basis consistent (except inconsistencies that are disclosed in writing to the Trustee and are in accordance with GAAP as certified by a firm of independent certified public accountants of recognized national standing) with those used in the preparation of the latest corresponding financial statements furnished hereunder to the Trustee;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and words in the plural include the singular;

(5) “including” means including without limitation;

(6) references to sections of or rules under the Securities Act or the Exchange Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time;

(7) in the event that a transaction meets the criteria of more than one category of permitted transactions or listed exceptions, the Company may classify such transaction as it determines;

(8) unless otherwise expressly specified, any agreement, contract or document defined or referred to herein shall mean such agreement, contract or document as in effect as of the date hereof, as the same may thereafter be amended, supplemented and/or otherwise modified from time to time in accordance with the terms of this Indenture and the other Financing Documents and shall include any agreement, contract or document in substitution or replacement of any of the foregoing entered into in accordance with the terms of this Indenture and the other Financing Documents;

(9) unless otherwise specified herein, references to any Person shall be to it and any permitted successor in interest thereto and its permitted assigns in accordance with the terms of this Indenture and the other Financing Documents;

(10) all references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require;

(11) any reference to any Legal Requirements or Governmental Rules in any of the Loan Documents shall include all references to such Legal Requirements or Governmental Rules as amended or otherwise modified;

(12) the words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document; and

(13) the words “will” and “shall” shall be construed to have the same meaning and effect.

ARTICLE 2

THE NOTES

Section 2.01	Form and Dating.

(a) General. The Notes issued on the date hereof shall be (i) offered and sold by the Company to the initial purchasers thereof and (ii) resold only to (1) QIBs in reliance on Rule 144A and (2) Non-U.S. Persons other than U.S. persons in reliance on Regulation S. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibits A1 and A2 hereto, respectively. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage and approved by the Company. Each Note will be dated the date of its authentication. The Notes shall be in denominations of $100,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Note Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibits A1 or A2 hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A1 hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Temporary Global Notes. Notes offered and sold in reliance on Regulation S will be issued initially in the form of the Regulation S Temporary Global Note, which will be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Restricted Period with respect to any Regulation S Temporary Global Note will be terminated upon the receipt by the Trustee of:

(1) a written certificate from the Depositary, together with copies of certificates from Euroclear and Clearstream certifying that they have received certification of non-United States beneficial ownership of 100% of the aggregate principal amount of such Regulation S Temporary Global Note (except to the extent of any beneficial owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who will take delivery of a beneficial ownership interest in a 144A Global Note bearing a Private Placement Legend, all as contemplated by Section 2.06(b) hereof); and

(2) an Officer’s Certificate from the Company.

Following the termination of the Restricted Period with respect to any Regulation S Temporary Global Note, beneficial interests in such Regulation S Temporary Global Note will be exchanged for beneficial interests in a Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Note related to any issuance of Notes hereunder, the Trustee will cancel the related Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in any Regulation S Temporary Global Note and the related Regulation S Permanent Global Note that are held by Participants through Euroclear or Clearstream.

Section 2.02	Execution and Authentication.

At least one Officer must sign the Notes on behalf of the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be entitled to any benefit under this Indenture or be valid until authenticated by the manual signature of an authorized signatory of the Trustee. The signature will be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee will, upon receipt of a written order of the Company signed by an Officer (an “Authentication Order”), authenticate and deliver Notes for original issue that may be validly issued under this Indenture. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders, the Company or an Affiliate of the Company.

Section 2.03	Registrar and Paying Agent.

The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent for the Notes and to act as Custodian with respect to the Global Notes.

Section 2.04	Paying Agent to Hold Money in Trust.

The Company will, on each due date for the payment of principal, premium, if any, Make-Whole Amounts, if any, and interest, if any, on any of the Notes, deposit with the Paying Agent a sum sufficient to pay such amount, such sum to be held in trust for the Holders entitled to the same and, unless such Paying Agent is the Trustee, the Company will promptly notify the Trustee of its action or failure so to act. The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium on, if any, or interest, if any, on, the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default is continuing, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.

Section 2.05	Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.06	Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if:

(1) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 90 days after the date of such notice from the Depositary;

(2) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; provided that in no event shall any Regulation S Temporary Global Note be exchanged by the Company for Definitive Notes prior to (A) the expiration of the Restricted Period for such Regulation S Temporary Global Note and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act; or

(3) there has occurred and is continuing an Event of Default with respect to the Notes.

Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except that upon the occurrence of any of the preceding events in (1), (2) or (3) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period for any Regulation S Temporary Global Note, transfers of beneficial interests in such Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above;

provided that in no event shall Definitive Notes other than Restricted Definitive Notes be issued pursuant to (A) or (B) upon the transfer or exchange of beneficial interests in any Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period with respect to such Regulation S Temporary Global Note and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903 under the Securities Act; and provided further, that the issuance of any Definitive Notes pursuant to (A) or (B) upon the transfer or exchange of beneficial interests of any Restricted Global Note must be in accordance with the transfer restrictions set forth in the Private Placement Legend.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B) if the transferee will take delivery in the form of a beneficial interest in a Regulation S Temporary Global Note or a Regulation S Permanent Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(4) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and:

(A) the Registrar receives the following:

(i) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(ii) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (A), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (A) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (A) above. Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to the Company, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(1)(A) and (C) hereof, a beneficial interest in a Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period with respect to such Regulation S Temporary Global Note and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except for Restricted Definitive Notes issued in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(3) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

(A) the Registrar receives the following:

(i) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(ii) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (A), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(4) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to the Company, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the appropriate 144A Global Note, in the case of clause (C) above, the appropriate Regulation S Global Note, and in the case of clause (D), (E) or (F) above, the appropriate Global Note.

(2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A) the Registrar receives the following:

(i) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(ii) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the appropriate Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (A), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the appropriate Unrestricted Global Note.

(3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of the appropriate Unrestricted Global Note.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, required by item (3) thereof, if applicable, and such other certification and/or Opinion of Counsel as the Registrar may reasonably request.

(2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A) the Registrar receives the following:

(i) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(ii) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (A), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A NON-U.S. PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(3), (c)(4), (d)(2), (d)(3), (e)(2) or (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE

TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3) Regulation S Temporary Global Note Legend. Each Regulation S Temporary Global Note will bear a Legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company and the Trustee may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon an exchange pursuant to Section 2.10, 3.06, 3.09, 3.10, 4.37, 4.38, 4.39, 4.40, 4.41, 4.42 or 9.04 hereof).

(3) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Company will be required:

(A) to issue, to register the transfer of or to exchange any Note during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note selected for redemption or tendered for repurchase in connection with a Change of Control Offer in whole or in part, except the unredeemed or unpurchased portion of any Note being redeemed or unpurchased in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium, if any, and (subject to the record date provisions of the Notes) interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile or email.

Section 2.07	Replacement Notes.

If any mutilated Note is surrendered to the Trustee or if a Holder claims that its Note has been lost, destroyed or wrongfully taken and the Company and the Trustee receive evidence to their respective satisfaction of the ownership, destruction, loss or theft of any Note, in the absence of evidence that such Note is actually held by a protected purchaser (as such term is defined in Section 8-303 of the Uniform Commercial Code in effect in the State of New York), the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08	Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser (as such term is defined in Section 8-303 of the Uniform Commercial Code in effect in the State of New York).

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue from and after the date of such payment.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date, any date of purchase pursuant to an Offer to Purchase or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09	Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by any Financing Entity, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with any Financing Entity, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded.

Section 2.10	Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11	Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of canceled Notes (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all canceled Notes will be delivered to the Company upon the written request of the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12	Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time, the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or will make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company and provision by the Company of such notice information, the Trustee in the name and at the expense of the Company) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13	CUSIP Numbers.

The Company in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption or in Offers to Purchase as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or in Offers to Purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or Offer to Purchase shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee in writing of any change in the “CUSIP” numbers.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01	Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least five Business Days before notice of redemption is required to be mailed or caused to be mailed to Holders (unless a shorter notice shall be agreed to by the Trustee) but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the redemption date;

(3) the principal amount of Notes to be redeemed; and

(4) the redemption price, if then ascertainable.

Section 3.02	Selection of Notes to Be Redeemed or Purchased.

In the event that less than all of the Notes are to be redeemed or purchased at any time, the selection of Notes for redemption or purchase will be made by the Trustee in the case of certificated Notes and by DTC in all other cases, in each case, in compliance with the requirements of the principal securities exchange or market, if any, on which the Notes are listed or, if the Notes are not then listed on a securities exchange or market, on a pro rata basis, by lot or by any other method that most nearly approximates a pro rata selection as the Trustee in the case of certificated Notes and by DTC in all other cases, in each case, shall deem fair and appropriate (subject to the procedures of the Depositary), provided that no Notes of an original principal amount of $100,000 or less may be redeemed in part and Notes of an original principal amount of in excess of $100,000 may be redeemed in multiples of $1,000 only.

In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date by the Trustee from the then outstanding Notes not previously called for redemption or purchase.

The Trustee will promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

After the redemption date, upon surrender of a Note to be redeemed in part only, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note, representing the same Indebtedness to the extent not redeemed, will be issued in the name of the Holder of the Notes upon cancellation of the original Note (or appropriate book entries made to reflect such partial redemption).

Section 3.03	Notice of Redemption.

Subject to the provisions of Section 3.09 hereof, at least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail (or, in the case of Notes held in book-entry form, by electronic transmission), a notice of redemption to each Holder whose Notes are to be redeemed at its registered address (or otherwise in accordance with the procedures of the

Depositary), except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes, a satisfaction and discharge of this Indenture or a Change of Control pursuant to Articles 4, 8 or 11 hereof. Any redemption notice may, at the Company’s discretion, be subject to one or more conditions precedent, including completion of a corporate transaction.

The notice will identify the Notes to be redeemed and will state:

(1) the redemption date;

(2) the redemption price, including the portion thereof representing any accrued and unpaid interest;;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof (which shall not be less than $100,000, as reduced by any scheduled principal payments on such Note) will be issued upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company fails to deposit with the Trustee or with the Paying Agent money sufficient to make such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8) that no representation is made as to the correctness or accuracy of the CUSIP number of the Notes, if any, listed in such notice or printed on the Notes; and

(9) if applicable, any condition to such redemption.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least two Business Days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04	Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price, except as provided for in clause (9) of Section 3.03 and in Section 3.07(a). The notice, if mailed in a manner herein provided, will be conclusively presumed to have been given, whether or not the Holder receives such notice.

Section 3.05	Deposit of Redemption or Purchase Price.

Except as provided in Section 3.10, pursuant to the terms of the Depositary Agreement, the Company will instruct the Depositary Agent to transfer to or deposit with the Trustee or the Paying Agent, or in the case of Section 3.10, the Company shall deposit with the Trustee or the Paying Agent, on the redemption or purchase date (or such later time to which the Trustee may reasonably agree), money sufficient to pay the redemption or purchase price of and accrued interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with or transferred to the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest, if any, on, all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, and upon receipt by the Trustee or the Paying Agent of money sufficient to pay the redemption or purchase price of and accrued interest, if any, on all Notes to be redeemed or purchased from the Depositary Agent as applicable, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06	Notes Redeemed or Purchased in Part.

Upon surrender of a Note to the Paying Agent that is redeemed or purchased in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered. In the event of any redemption or purchase of any Note in part, each remaining scheduled principal payment provided in Schedule 1 to Exhibits A1 and A2 shall be reduced on a pro rata basis in respect of Notes issued pursuant to this Section 3.06. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate any such new Note issued pursuant to this Section 3.06.

Section 3.07	Optional Redemption.

(a) At any time prior to the Maturity Date, the Company will have the right, at its option, to redeem any of the Notes, in whole at any time or in part from time to time prior to their maturity, on at least 30 days’ but not more than 60 days’ notice mailed or otherwise delivered to each Holder of the Notes in accordance with the applicable procedures of DTC, as provided in Section 3.03, at a redemption price equal to (1) 100% of the principal amount of such Notes being redeemed, plus (2) accrued and unpaid interest on such Notes being redeemed up to, but not including, the redemption date, plus (3) the Make-Whole Amount (subject to the rights of the Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Interest payable on any interest payment date occurring after a notice of optional redemption is delivered but prior to the applicable redemption date specified in such notice shall be paid to the holders of such Notes as of the close of business on the applicable interest payment record date.

(b) Except pursuant to Section 3.07(a) hereof, the Notes will not be redeemable at the Company’s option.

(c) Unless the Company fails to deposit with the Trustee or the Paying Agent money sufficient to make such redemption payment, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(d) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08	Sinking Fund.

The Company is not required to make sinking fund payments with respect to the Notes.

Section 3.09	Mandatory Redemption.

In the event that the Company is required to redeem the Notes, in whole or in part, with any Loss Proceeds, any Title Event Proceeds, any Asset Sale Proceeds, any Project Contract Termination Proceeds, any Tax Equity Option Payment, the Whitetail Wind Project Prepayment Amount, any accumulated amounts in the Distribution Suspense Account or otherwise (collectively “Mandatory Redemption Amounts”) pursuant to Sections 4.37, 4.38, 4.39, 4.40, 4.41 or 4.42 hereof (a “Mandatory Redemption”), it will follow the procedures specified below in this Section, in such Sections (as the case may be) and in the Depositary Agreement.

The Company shall make any such prepayment on the Notes (i) at one hundred percent (100%) of the principal amount so prepaid and without payment of the Make-Whole Amount or any premium, and (ii) where specified in the Depositary Agreement, on a pro rata basis with the Credit Facilities Obligations and/or Replacement Credit Facilities Obligations, in accordance with Sections 4.37, 4.38, 4.39, 4.40, 4.41 or 4.42 (as the case may be).

Promptly upon the transfer of any Mandatory Redemption Amounts to the Note Redemption Account, the Company shall, with written notice to the Trustee, set a Redemption Date, which Redemption Date shall be within sixty (60) days following the transfer of monies to the Note Redemption Account in respect of the event giving rise to the Notes being subject to redemption.

If the Redemption Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes are purchased pursuant to such Mandatory Redemption.

If any amount remains in the Note Redemption Account after consummation of such Mandatory Redemption, the Company shall direct the Depositary to transfer such amount to the Revenue Account pursuant to the terms of the Depositary Agreement.

Upon the commencement of a Mandatory Redemption, the Company will send by first class mail, a notice of redemption to each Holder, with a copy to the Trustee, pursuant to Section 3.03.

On the Redemption Date, the Depositary Agent shall transfer from the Note Redemption Account to the Trustee an amount equal to the purchase price of the Notes to be redeemed pursuant to such Mandatory Redemption. The Trustee, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Redemption Date) mail or deliver to each

Holder an amount equal to the redemption price of the Notes being redeemed pursuant to such Mandatory Redemption in accordance with the Company’s written instructions, and the Company will promptly issue a new Note, and the Trustee, upon written request from the Company, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unredeemed portion of the Note surrendered.

Other than as specifically provided in this Section 3.09, any redemption pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.10	Change of Control; Offer to Repurchase Upon Change of Control.

(a) Upon the occurrence of a Change of Control, unless the Company has exercised its right to redeem all of the Notes as described under Section 3.07 hereof, each Holder will have the right to require the Company to repurchase all or a portion (equal to $100,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of such Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase (the “Change of Control Payment”), (subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, without premium or penalty). Within ten (10) Business Days after obtaining knowledge of any Change of Control, unless the Company has exercised its right to redeem all of the Notes as described under Section 3.07 hereof, the Company will send, by first-class mail a notice (the “Change of Control Offer”) to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control and stating:

(1) that the Change of Control Offer is being made pursuant to this Section 3.10 and that all Notes tendered will be accepted for payment;

(2) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 90 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”);

(3) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer must accept and not thereafter withdraw, such offer by delivering written notice of acceptance to the Trustee within 30 days following the date of the Change of Control Offer (the “Offer Period”), it being understood that each Holder shall have the right to accept such Change of Control Offer prior to the expiration of the applicable Offer Period;

(4) that any Note not tendered will continue to accrue interest;

(5) that, unless the Company fails to make the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(6) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(7) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the fifth Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(8) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

If necessary, the Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder solely to the extent those laws and regulations are applicable in connection with the repurchase of Notes pursuant to this Section. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 3.10, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 3.10 by virtue of such compliance.

(b) On the Change of Control Payment Date, the Company will:

(1) accept for payment all Notes or portions of Notes properly tendered and not withdrawn pursuant to the terms of the Change of Control Offer;

(2) deposit or cause to be deposited with the Paying Agent or the Trustee an amount equal to the Change of Control Payment in respect of all Notes or portions thereof tendered in accordance with the procedures described in clause (b) of this Section 3.10; and

(3) deliver or cause to be delivered to the Trustee for cancellation the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly mail (but in any case not later than five days after the Change of Control Payment Date) to each Holder that properly tendered Notes the Change of Control Payment for such Notes (or if a Holder has given wire transfer instructions to the Paying Agent, promptly make such payment in accordance with such instructions), and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any.

Interest payable on any interest payment date occurring after a Change of Control Offer but prior to the specified date for the Change of Control Payment shall be paid to the holders of such Notes as of the close of business on the applicable interest payment record date.

(c) Notwithstanding anything to the contrary in this Section 3.10, the Company will not be required to make a Change of Control Payment upon a Change of Control (and any related Change of Control Offer made by the Company shall be deemed to be immediately rescinded and terminated) if (1) the Holders of at least 50.1% of the total outstanding principal amount of the Notes (excluding Notes held by Continental Wind Holding or an Affiliate thereof) consent to such Change of Control prior to the applicable Change of Control Payment Date, (2) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 3.10 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (3) notice of redemption has been given pursuant to Section 3.07 hereof, unless or until there is a default in payment of the applicable redemption price.

(d) Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

ARTICLE 4

COVENANTS

Section 4.01	Payment of Notes.

The Company will duly and punctually pay, or cause to be paid, the principal of or premium, if any, interest, Make-Whole Amounts, if any, and all other amounts due and payable on the Notes in accordance with the terms of the Notes, including the Schedule of Principal Payments set forth on Schedule 1 attached thereto, this Indenture and the other Financing Documents. Principal, premium, if any, Make-Whole Amounts, if any, and interest, if any, will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary, holds, as of 1:00 p.m. Eastern Time on the due date, money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, Make-Whole Amounts, if any, and interest, if any, then due.

The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 1.00% per annum higher than the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

Section 4.02	Maintenance of Office or Agency.

The Company will maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company and the Note Guarantors in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof.

Section 4.03	Financial Information; Reporting Requirements.

(a) So long as any Notes are outstanding, the Company will furnish to the Trustee and, upon their request, furnish or cause the Trustee to furnish to the Holders:

(1) within 75 days after the end of each of the first three fiscal quarterly accounting periods of the Company’s Fiscal Year, quarterly consolidated financial statements of the

Company and its Subsidiaries, including the unaudited consolidated balance sheet as of such quarterly period and the related unaudited consolidated statement of income, changes in members’ equity and cash flow for such fiscal quarterly period and for the portion of such Fiscal Year ending on the last day of such fiscal period, all in reasonable detail;

(2) within 150 days after the end of each Fiscal Year of the Company, audited annual consolidated financial statements for such Fiscal Year for the Company and its Subsidiaries, including therein the consolidated balance sheet as of the end of such Fiscal Year and the related consolidated statement of income, changes in members’ equity, changes in financial position and cash flows for such year, all in reasonable detail and accompanied by an audit opinion thereon by the Independent Auditors, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the Company and its Subsidiaries at the end of, and for, such Fiscal Year in accordance with GAAP;

(3) at the time of delivery of the financial statements under clauses (1) and (2) above, an Officer’s Certificate of the Company certifying that (i) such financial statements fairly present the financial condition and results of operations of the Company on the dates and for the periods indicated in accordance with GAAP, subject in the case of interim financial statements, to the absence of footnotes and normally recurring year-end adjustments and (ii) to the knowledge of the officer signatory thereto, no Default or Event of Default under this Indenture and no default or event of default (as such terms are defined in any other Financing Documents or any Major Project Contracts, as applicable) under any other Financing Documents or any Major Project Contracts, as applicable, exists or if such event or condition exists, the nature of such event or condition and the corrective actions such Person has taken or proposes to take with respect thereto;

(4) within 75 days after the end of each Fiscal Quarter of the Company’s Fiscal Year, an operations report for such Fiscal Quarter showing operating data for the previous Fiscal Quarter, on a consolidated basis (and, in the case of each of the Harvest II Wind Project, the Beebe Wind Project, the Michigan Wind II Project, the Whitetail Wind Project and the Shooting Star Wind Project, on a Project-specific basis), focusing on availability, electrical production, capacity, curtailment, status of scheduled and unscheduled maintenance performed and Capital Expenditures, force majeure events, planned outages and forced outages (and the reason for such forced outages), casualty losses in excess of $10.0 million for any one casualty or loss or an aggregate of $30.0 million in any Fiscal Year and material changes to insurance coverages, accompanied by an Officers’ Certificate of the Company certifying to the knowledge of the officer signatory thereto that such operations report is accurate and complete in all material respects and each such other document is based upon the Company’s good faith reasonable estimates of information contained therein;

(5) on or before (i) the date that is 60 days prior to the end of any Fiscal Year, (A) a draft updated operating plan for the next four Fiscal Quarters, detailed by month, on a consolidated basis (and, in the case of each of the Harvest II Wind Project, the Beebe Wind Project, the Michigan Wind II Project, the Whitetail Wind Project and the Shooting Star Wind Project, on a Project-specific basis), and (B) a draft updated operating forecast for the next four Fiscal Quarters, on a consolidated basis (and, in the case of each of the Harvest II Wind Project, the Beebe Wind Project, the Michigan Wind II Project, the Whitetail Wind Project and the Shooting Start Wind Project, on a Project-specific basis), and (ii) the date that is 30 days prior to any Fiscal Year, (A) a final Annual Operating Budget for the next four Fiscal Quarters, detailed by month, and (B) a final updated operating forecast for the next four Fiscal Quarters, on a consolidated basis (and, in the case of each of the Harvest II Wind Project, the Beebe Wind

Project, the Michigan Wind II Project, the Whitetail Wind Project and the Shooting Star Wind Project, on a Project-specific basis), in the case of the foregoing clauses (ii)(A) and (ii)(B), accompanied by an Officers’ Certificate of the Company (which shall be countersigned by the Independent Engineer to confirm its satisfaction therewith) certifying to the knowledge of the persons signatory thereto that such operating plan is accurate and complete in all material respects based upon the Company’s good faith reasonable estimates of information contained therein;

(6) promptly (and in any event within ten Business Days) upon a Responsible Officer of any Company Entity obtaining Actual Knowledge thereof, copies of material notices received by such Company Entity under the Project Contracts;

(7) at the time of delivery of the financial statements under clause (2) above, an Officer’s Certificate of the Company briefly summarizing, to the Actual Knowledge of the signing Responsible Officer, the Company’s compliance with the covenants of this Indenture during the immediately preceding Fiscal Year; and

(8) such other information with respect to the condition (financial or otherwise), business, operations, performance, prospects of the Company, the Note Guarantors or the Projects as the Trustee or the Administrative Agent may from time to time reasonably request.

(b) Notices. Each Company Entity (and, in the case of clause (9), Continental Wind Holding) must promptly (and in any event within ten Business Days) upon a Responsible Officer of such Company Entity or Continental Wind Holding, as applicable, obtaining Actual Knowledge thereof, give notice to the Trustee of the following events and occurrences:

(1) any fact, event, circumstance, condition or occurrence, including without limitation, any claim (including any Environmental Claim), litigation, investigation, administrative or other proceeding affecting any Company Entity or any of the Projects, pending (including any environmental claim or proceeding) or, to the best of such Company Entity’s knowledge, threatened in writing, which has, or would reasonably be expected to have, a Material Adverse Effect or, in the case of any filed claim, filed litigation, formal investigation, administrative or other proceeding which would reasonably be expected, if adversely decided, to have a Material Adverse Effect;

(2) the occurrence of a Default or an Event of Default or any breach or default under any Major Project Contract, which breach or default permits or would permit (with the passage of time and/or giving of notice or otherwise) the termination thereof by any party thereto;

(3) if at any time any of the events listed in clauses (i) through (xi) of Section 6.01(q) is reasonably likely to occur and would reasonably be expected to have a Material Adverse Effect, a written notice thereof, which notice shall state that it is an “ERISA Notice” for purposes of the Financing Documents;

(4) at any time following delivery by any Company Entity of an ERISA Notice, within 10 Business Days after becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that such Company Entity proposes to take with respect thereto:

(A) with respect to any Plan, any “reportable event,” as defined in Section 4043 of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof;

(B) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Company Entity of a notice from a Multiemployer Plan that such events have, or are reasonably expected to, taken place; or

(C) any event, transaction or condition that could result in the incurrence of any liability by any Company Entity pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of any Company Entity pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect;

(5) the occurrence of any force majeure event under any Major Project Contract;

(6) the occurrence of any Loss Event the cost of which is expected to exceed $10.0 million, any Title Event and any Event of Eminent Domain with respect to all or a material portion of any Project, Project Site or Real Property;

(7) the occurrence of a Change of Control;

(8) any notice received by any Company Entity purporting to cancel any material insurance policy which any Company Entity is required to maintain pursuant to Section 4.16; and

(9) (A) any action, suit or proceeding at law or in equity by or before any Governmental Authority, arbitral tribunal or other body pending or threatened against Continental Wind Holding which could reasonably be expected to result in a material adverse effect on Continental Wind Holding’s ability to grant the Liens on the Collateral intended to be granted under the Holding Pledge Agreement or otherwise perform its obligations under the Holding Pledge Agreement, and (B) the occurrence of any other circumstance, act or condition (including the adoption, amendment or repeal of any Legal Requirement or notice (whether formal or informal, written or oral) of the failure to comply with the terms and conditions of any Legal Requirement) which could reasonably be expected to result in a material adverse effect on Continental Wind Holding’s ability to grant the Liens on the Collateral intended to be granted under the Holding Pledge Agreement or otherwise perform its obligations under the Holding Pledge Agreement, each such notice being in the form of a certificate of a Responsible Officer specifying (to the knowledge of the officer signatory thereto) the nature and period of existence of any such event and what action the Company, Continental Wind Holding or the applicable Project Company has taken, is taking or proposes to take with respect thereto. The Company shall, after delivering such certificate, provide further notices as events reasonably warrant regarding the impact of the event and the implementation of any proposed cure.

(c) Rule 144A Information. The Company shall furnish to Holders and prospective investors, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

(d) Compliance Certificate. The Company shall deliver to the Trustee, within 90 days after the end of each Fiscal Year, an Officer’s Certificate certifying (to such officer’s Actual Knowledge as of the date thereof) as to the Company’s and the Note Guarantors compliance with the covenants of this Indenture during the subject Fiscal Year (including a brief description of any Defaults or Events of Default and what action the Company or the applicable Note Guarantor has taken, is taking or proposes to take with respect thereto).

Section 4.04	Taxes.

Each Financing Entity will pay all material taxes and assessments required to be paid by it, except such as are contested in good faith and by appropriate proceedings where adequate reserves have been established or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.05	Restricted Payments.

(a) No Company Entity will directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution (whether made in cash, securities or other property) on account of Equity Interests in the Company or any Project Company (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any Project Company) or to the direct or indirect holders of Equity Interests in the Company or the Project Companies in their capacity as such (other than (a) the dividend contemplated to be made on the Issue Date and described in Section 4.06, (b) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company, (c) dividends or distributions payable by any Project Company to the Company, (d) dividends or distributions of amounts and investments in the Transmission Deposit Accounts upon their release pursuant to the terms of the applicable Interconnection Agreement, (e) a dividend or distribution of a Pre-Closing Lost Production Payment and (f) a dividend or distribution of the High Mesa RECs);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company or any Project Company) any Equity Interests of the Company, any Project Company or any direct or indirect parent of the Company; or

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Project Company that is contractually subordinated to the Notes, except payments of interest or principal at the Stated Maturity thereof,

(all such payments and other actions included in these clauses (1) (except as expressly excluded therein) through (3) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment each of the Distribution Conditions described in the immediately succeeding paragraph have been satisfied or waived as of the date of each Restricted Payment and after giving pro forma effect to such Restricted Payment in accordance with the Depository Agreement and as of the date of each Restricted Payment no Default or Event of Default has occurred and is continuing or would occur and be continuing as a consequence of such Restricted Payment.

The Company may transfer monies from the Distribution Suspense Account for any use permitted by this Indenture including making Restricted Payments permitted by this Section 4.05 on or within 45 days following any Quarterly Payment Date if (x) as of such Quarterly Payment Date, the following conditions (such conditions, the “Distribution Conditions”) have been satisfied or waived and (y) as of the date of the proposed Restricted Payment, which shall be on or within 45 days following such Quarterly Payment Date (the “Restricted Payment Date”), no Default or Event of Default has occurred and is continuing or would occur and be continuing as a consequence of such Restricted Payment:

(a) (x) the funds then on deposit in or credited to the Debt Service Reserve Account shall be equal to or greater than the Debt Service Reserve Requirement and (y) the funds then on deposit in or credited to the O&M Reserve Account shall be equal to or greater than the O&M Reserve Requirement;

(b) such Restricted Payment is made only from funds remaining on deposit in the Distribution Suspense Account;

(c) no Default or Event of Default has occurred and is continuing or would occur and be continuing as a consequence of such Restricted Payment;

(d) the historical Debt Service Coverage Ratio calculated for the immediately preceding 12 month period ending on the relevant Quarterly Payment Date based on actual historical figures, measured as of such Quarterly Payment Date, is at least 1.20 to 1.00; provided, however, for purposes of the first four Quarterly Payment Dates after the Issue Date, the Debt Service Coverage Ratio as of each such Quarterly Payment Date shall be calculated from the first day after the Issue Date through the applicable Quarterly Payment Date;

(e) the Projected Debt Service Coverage Ratio calculated for the 12 month period immediately following the relevant Quarterly Payment Date is at least 1.20 to 1.00;

(f) there is no then outstanding principal or interest on any LC Loans (whether or not matured) or then unreimbursed Reimbursement Obligations; and

(g) the Company shall have delivered to the Trustee (without written objection from it, which objection may only be delivered on the basis that such distribution is in violation of the Depositary Agreement), at least five Business Days (but not more than 30 days) prior to the Restricted Payment Date, a Certificate of a Responsible Officer of the Company, dated within 30 days of the Restricted Payment Date:

(1) to the effect that all conditions for a Restricted Payment on the upcoming Restricted Payment Date have been satisfied; and

(2) setting out in reasonable detail the calculations for computing the Debt Service Coverage Ratios and Projected Debt Service Coverage Ratios for the relevant periods and stating that such calculations were prepared in good faith and were based on reasonable assumptions and otherwise in accordance with the definition thereof.

For the avoidance of doubt, the Company will not be prohibited from receiving Equity Contributions from time to time; provided that the return of such equity, including any equity contributed prior to the Issue Date, will be subject to this Section 4.05.

The preceding restrictions will not prohibit (i) payments pursuant to the Global Services Agreement and the other agreements referred to in clause (j) of the definition of O&M Costs, to the extent constituting O&M Costs or (ii) distributions by the Company to the Sponsor or any other Affiliate of the Company on the Issue Date with a portion of the net proceeds from the sale of the Notes as provided under Section 4.06.

Section 4.06	Use of Note Proceeds; Credit Facilities.

The Company will use the gross proceeds from the sale of the Notes on the Issue Date to make a distribution to the Sponsor or any other Affiliate of the Company for general business purposes and/or to pay transaction fees and expenses at the Company’s election. Letters of Credit issued under the Credit Facilities will be used to (a) fund the Debt Service Reserve Requirement and the O&M Reserve Requirement and (b) fund the Projects’ various security or credit support requirements under certain Major Project Contracts. The proceeds of the Working Capital Facility will be used to provide for the ongoing working capital requirements and for general corporate purposes of the Company and the Project Companies.

Section 4.07	Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) No Company Entity will, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness, or issue any Disqualified Stock, except for any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):

(1) Indebtedness under the Credit Facilities Agreement in an aggregate principal amount at any one time outstanding under this clause (1) (with Letters of Credit being deemed to have a principal amount equal to the maximum potential liability of the Company thereunder) not to exceed $142.0 million plus any Incremental LC Facility, and any Replacement Credit Facilities (less, if applicable, any Guarantees issued pursuant to clause (13) below);

(2) the Note Guarantees and guarantees of the Note Guarantors of Indebtedness of the Company under the Credit Facilities (including any Incremental LC Facility and any Replacement Credit Facilities);

(3) the Wildcat Sale Leaseback to the extent constituting Indebtedness;

(4) Indebtedness represented by the Notes (including any Note Guarantee);

(5) Indebtedness of any Project Company represented by (i) secured equipment or similar financings (where the security interests are incurred, and the Indebtedness secured thereby is created, within 60 days after the acquisition or construction of the relevant property, plant or equipment) or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Project Companies in the ordinary course and (ii) Capital Lease Obligations of any Project Company, in an aggregate amount not to exceed $10.0 million at any time outstanding;

(6) Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(7) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(8) contingent obligations arising from indemnities provided under the Financing Documents and the Project Contracts;

(9) obligations of any Project Company under Permitted Commodity Hedge Agreements to the extent constituting Indebtedness;

(10) Indebtedness arising from netting services, overdraft protection, cash management obligations and otherwise in connection with deposit, securities and commodities accounts in the ordinary course of business;

(11) intercompany loans among the Company and/or any of the Project Companies resulting from the flow of funds among the Company Entities, so long as such loans are fully subordinated to the Senior Obligations pursuant to an agreement containing the terms attached as Exhibit F hereto and not secured by any of the Collateral;

(12) unsecured Indebtedness in an aggregate amount at any time outstanding not to exceed $10.0 million; and

(13) any Guaranty by the Company on behalf of a Project Company to secure obligations under a Project Contract related to decommissioning costs for the benefit of a Governmental Authority, to the extent such credit support is required by applicable law, up to a maximum aggregate amount at any time equal to an amount that, when combined with the aggregate amount of all outstanding LC Loans and the available amount of all outstanding Letters of Credit (but excluding LC Loans and Letters of Credit under any Incremental LC Facility) does not exceed $132.0 million.

(b) For purposes of determining compliance with this Section 4.07, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (12) of paragraph (a) above, or is entitled to be incurred pursuant to the first paragraph of this Section 4.07, the Company will be permitted to classify and later reclassify such item of Indebtedness on the date of its incurrence in any manner that complies with this Section 4.07 and will be entitled to divide the amount and type of such Indebtedness among more than one of such clauses under this Section 4.07. Indebtedness under the Credit Facilities outstanding on the date on which Notes are first issued and authenticated under this Indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Indebtedness. All Indebtedness shall be denominated in U.S. dollars.

(c) The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Indebtedness of the other Person.

Section 4.08	Leases.

No Company Entity shall enter into any agreement or arrangement to lease the use of any Property or equipment of any kind (including by sale-leaseback, operating leases, capital leases or otherwise), except for (i) the Wildcat Sale Leaseback; (ii) the Beebe 1B Agreements, (iii) the Beebe 2 Agreements, (iv) the Michigan Wind II Agreements, (v) the Harvest SFA and Related Agreements, (vi) operating leases entered into by the Project Companies in the ordinary course of business under which the aggregate payments from the Project Companies under all such leases do not exceed $500,000 in the aggregate in any Fiscal Year, (vii) capital leases that constitute Permitted Indebtedness, (viii) on the terms and subject to the conditions of this Indenture, the lease of rights in additional real property on commercially reasonable terms if such rights are reasonably necessary or desirable in connection with the operation of any Project and consistent with the then current Annual Operating Budget and (ix) any other lease arrangement deemed a Lien that constitutes a Permitted Lien.

Section 4.09	Limitations on Transactions with Affiliates.

(a) No Company Entity shall engage in any transactions with Affiliates except for any of the following:

(1) transactions entered into on or after the Issue Date on terms which are no less favorable to such Company Entity than it would obtain in an arm’s-length transaction with a Person that is not an Affiliate of such Company Entity;

(2) the payment of reasonable fees and compensation paid to and indemnities provided for or on behalf of officers, directors, employees or consultants of any Company Entity;

(3) the payment of Restricted Payments in accordance with this Indenture;

(4) the Global Services Agreement, and any amendments, supplements or other modifications thereto or renewals, replacements or substitutions therefor, provided that any such amendment, supplement, modification, renewal, replacement or substitution is not materially less favorable to the Company Entities than the Global Services Agreement as in effect on the Issue Date (except as otherwise consistent with then-prevailing market terms and conditions applicable to similar agreements), and the transactions contemplated thereby;

(5) the Wildcat Sale Leaseback (including, from and after the end of the term of the Wildcat Lease, the transfer of the property subject to the Wildcat Sale Leaseback to Wildcat pursuant to the terms of the Wildcat Lease), and the transactions contemplated thereby;

(6) the PTC Offtake Agreement and the Tax Equity Option Agreement (and the transactions contemplated thereby);

(7) the Electricity Supply Agreement, dated September 27, 2012, between Whitetail and Constellation Newenergy, Inc. (and the transactions contemplated thereby);

(8) the Assignment, Shared Premises, and Shared Facilities Agreement, dated as of April 10, 2010, by and among Cassia Gulch Wind Park, LLC, Cassia Wind Farm, LLC, Tuana Springs Energy, LLC and Exelon Wind, LLC (f/k/a John Deere Renewables, LLC);

(9) the Permitted Co-Tenancy Agreements, the Beebe 1B Agreements and the Beebe 2 Agreements and sublease agreements;

(10) the Agreement for the Purchase and Sale of Renewable Energy Certificates (Oregon Windfarms — Four Corners), dated as of August 21, 2009, among Grey K Renewable Energy Limited, Oregon Windfarms, LLC, Four Corners (solely for purposes of Article 5, Section 7.2, and Articles 11 and 12) and Exelon Wind, LLC (f/k/a John Deere Renewables, LLC) (solely for purposes of Articles 11 and 12), and the transactions contemplated thereby;

(11) the Agreement for the Purchase and Sale of Renewable Energy Certificates (Oregon Windfarms — Four Mile), dated as of August 21, 2009, among Grey K Renewable Energy Limited, Oregon Windfarms, LLC, Four Mile Canyon (solely for purposes of Article 5, Section 7.2, and Articles 11 and 12) and Exelon Wind, LLC (f/k/a John Deere Renewables, LLC) (solely for purposes of Articles 11 and 12), and the transactions contemplated thereby;

(12) the Oregon Strategic Investment Program Agreement, dated as of December 19, 2008, among Morrow County, Umatilla County, Four Corners, Four Mile Canyon, Pacific Canyon Windfarm, LLC, Sand Ranch Windfarm, LLC, Ward Butte Windfarm, LLC, Oregon Trail Windfarm, LLC, Butter Creek Power, LLC, Big Top, LLC and Wagon Trail, LLC, and the transactions contemplated thereby;

(13) the Amended and Restated Assignment, Shared Premises, and Shared Facilities Agreement, dated as of October 21, 2008, among Oregon Windfarms, LLC, Exelon Wind, LLC (f/k/a John Deere Renewables, LLC), Four Mile Canyon Windfarm, LLC, Four Corners Windfarm, LLC, Ward Butte Windfarm, LLC, Pacific Canyon Windfarm, LLC, Sand Ranch Windfarm, LLC, Oregon Trail Windfarm, LLC, Butter Creek Power, LLC, Wagon Trail, LLC, and Big Top, LLC;

(14) the 69 KV Power Line 69 KV Line Agreement, dated as of February 20, 2012, by and between Oregon Windfarms,, LLC, Four Mile Canyon Windfarm, LLC, Four Corners Windfarm, LLC, Ward Butte Windfarm, LLC, Pacific Canyon Windfarm, LLC, Sand Ranch Windfarm, LLC, Oregon Trail Windfarm, LLC, Butter Creek Power, LLC, Wagon Trail, LLC, and Big Top, LLC, High Plateau Windfarm, LLC, Lower Ridge Windfarm, LLC, Mule Hollow, LLC, Pine City Windfarm, LLC and Exelon Wind, LLC;

(15) the Wind Turbine Lockout Agreement, dated as of February 14, 2012, by and between Oregon Windfarms,, LLC, Four Mile Canyon Windfarm, LLC, Four Corners Windfarm, LLC, Ward Butte Windfarm, LLC, Pacific Canyon Windfarm, LLC, Sand Ranch Windfarm, LLC, Oregon Trail Windfarm, LLC, Butter Creek Power, LLC, Wagon Trail, LLC, and Big Top, LLC, High Plateau Windfarm, LLC, Lower Ridge Windfarm, LLC, Mule Hollow, LLC, Pine City Windfarm, LLC and Exelon Wind, LLC;

(16) the Agreement Regarding Shared Interconnection Facilities, dated as of January 18, 2012, by and between Oregon Windfarms,, LLC, Four Mile Canyon Windfarm, LLC, Four Corners Windfarm, LLC, Ward Butte Windfarm, LLC, Pacific Canyon Windfarm, LLC, Sand Ranch Windfarm, LLC, Oregon Trail Windfarm, LLC, Butter Creek Power, LLC, Wagon Trail, LLC, and Big Top, LLC, High Plateau Windfarm, LLC, Lower Ridge Windfarm, LLC, Mule Hollow, LLC, Pine City Windfarm, LLC and Exelon Wind, LLC;

(17) Addendum L to PPAs– Station Losses and Net Output Allocation Alogorithm for the Morrow Projects, by and among PacifiCorp, Sand Ranch Windfarm, LLC, Orego Trail Windfarm, LLC, Ward Butte Windfarm, LLC, Pacific Canyon Windfarm, LLC, Four Corners Windfarm, LLC, Big Top, LLC, Butter Creek Power, LLC, Wagon Trail, LLC, Lower Ridge Windfarm, LLC, High Plateau Windfarm, LLC, Mule Hollow Windfarm, LLC and Pine City Windfarm, LLC;

(18) the Reimbursement Agreement, dated September 23, 2013, by and between Continental Wind, LLC and Exelon Generation Company, LLC regarding insurance costs;

(19) the Reimbursement Agreement, dated September 23, 2013, by and between Continental Wind, LLC and Exelon Generation Company, LLC regarding certain guaranties provided by Exelon Generation Company, LLC for the benefit of certain Project Companies;

(20) Land Lease Agreement, dated February 9, 2012, by and between Tuana Springs Energy, LLC and High Mesa Energy, LLC;

(21) the Harvest SFA and Related Agreements;

(22) the Michigan Wind 2 Agreements; and

(23) the Assignment Agreement, dated September 23, 2013, by and among Exelon Wind, LLC, the Company and High Mesa regarding the High Mesa RECs and certain general obligations.

Prior to entering into any transaction contemplated by clause (1) of this Section 4.09, the Company shall deliver to the Trustee an Officers’ Certificate, as reviewed by the Independent Engineer, stating that, to the knowledge of the Officer signatory thereto, the requirements of such clause (1) are satisfied.

Section 4.10	Limitation on Liens.

No Company Entity will, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness or trade payables on any asset now owned or hereafter acquired, except Permitted Liens.

Section 4.11	Conduct of Business; Maintenance of Properties, Etc.

The Company will own and manage the Project Companies in conformity with the requirements of the Financing Documents. The Project Companies will operate, manage and maintain (or cause to be operated, managed and maintained) the Projects in conformity with their respective obligations under the Major Project Contracts to which they are a party and all Permits issued to them, and all insurance policies, in accordance with Prudent Operating Practices, except where the failure to so operate, manage and maintain the Projects would not reasonably be expected to result in a Material Adverse Effect. The Company will, or the applicable Project Company will, maintain, renew and replace in accordance with Prudent Operating Practices agreements (whether as a master agreement and/or individual agreements) with affiliates or qualified third parties providing for necessary operation and management services for the Projects.

Section 4.12	Maintenance of Existence.

Each Financing Entity (i) will preserve and maintain (A) its existence and good standing under the laws of the state of its formation or incorporation and (B) its qualification to do business in each other jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified in such other jurisdiction would not reasonably be expected to result in a Material Adverse Effect and (ii) obtain and maintain, or cause to be obtained or maintained, as the case may be, as and when needed, all material Permits necessary for the operation of the applicable Projects and conduct of the applicable Project Companies’ business, except where any failure to obtain and maintain such Permits would not reasonably be expected to have a Material Adverse Effect.

Section 4.13	Separate Existence.

(i) Each Financing Entity shall (a) maintain entity records and books of account separate from those of any other entity (other than in the case of books of accounts, the other Financing Entities) which is an Affiliate of the Company or any Project Company, (b) act solely in its name and through its duly authorized officers, managers, representatives or agents in the conduct of its businesses, (c) conduct in all material respects its business solely in its own name, in a manner not misleading to other Persons as to its identity (without limiting the generality of the foregoing, all oral and written communications (if any), including invoices, purchase orders, and contracts), (d) comply in all material respects with the terms of its certificate of formation and limited liability company agreement (or similar constituent documents), (e) not commingle its funds or assets with those of any other entity (other than the other Financing Entities) which is an Affiliate of the Company or any Project Company and (ii) Continental Wind Holding shall at all times maintain at least one independent director who for the five year period prior to his or her appointment as an independent director, has not been, and during the continuation of his or her service as an independent director is not: (x) an employee, director, stockholder, partner or officer of the Company, Continental Wind Holding, the Project Companies or the Sponsor (other than his or her service as an independent director or similar capacity of the Company, Continental Wind Holding, the Project Companies or the Sponsor); (y) a customer or supplier of the Company, Continental Wind Holding, the Project Companies or the Sponsor (other than an independent director provided by a corporate services company that provides independent directors in the ordinary course of its business); or (z) any member of the immediate family of a person described in (x) or (y).

Section 4.14	Maintenance of Books and Records, Inspection, Fiscal Year.

The Company will maintain its books, accounts and records in accordance in all material respects with GAAP. Each Company Entity will provide the Trustee and the Independent Engineer with reasonable inspection rights with respect to its Project and its books and records. The Company will not change its Fiscal Year, and each Company Entity shall keep books of accounts or records concerning its accounts, contract rights and proceeds at its office identified in Section 12.01 hereof (as the address may be changed from time to time in accordance with this Indenture).

Section 4.15	Annual Operating Budget.

On or prior to the date 30 days prior to the end of each Fiscal Year after the Issue Date (other than the 2013 Fiscal Year), the Company will adopt (and deliver a copy to the Trustee) an Annual Operating Budget for the immediately following Fiscal Year, and the Company and the Project Companies shall use commercially reasonable efforts to comply with such adopted Annual Operating Budget during the applicable Fiscal Year.

Section 4.16	Insurance.

The Company will purchase or provide (or cause to be purchased or provided) and maintain (or cause to be maintained), with responsible and financially sound insurance carriers, customary insurance coverage for the Projects in accordance with Prudent Operating Practices.

All insurance must be placed with insurance companies rated “A-X” or better by A.M. Best’s Insurance Guide and Key Ratings (or equivalent rating by another nationally recognized insurance rating agency of similar standing if A.M. Best’s Insurance Guide and Key Ratings is no longer published). The Company and the Project Companies must carry and maintain the following insurance coverages: (i) comprehensive or commercial general liability (with a per occurrence limit of not less than $1.0 million for injuries or death to one or more persons or damage to property resulting from any one occurrence and a $2.0 million annual aggregate limit for products or completed operations), (ii) automobile liability to the extent the Company or any Project Company own, hire, lease or use non-owned automobiles, (iii) worker’s compensation and employer’s liability insurance to the extent the Company or any Project Company have direct employees, (iv) excess umbrella liability insurance of not less than $25.0 million per occurrence and in the annual aggregate and (v) “all risk” property insurance covering all of the Projects’ assets and machinery and equipment and any property for which the Projects have responsibility to insure (except coverage for transmission and distribution lines which shall be at the option of the Project Company), with a limit equal to the full replacement cost value or an acceptable loss limit with no deduction for depreciation or coinsurance penalty basis, including earthquake and flood insurance on a sub-limited annual aggregate basis and business interruption insurance. The Company will not be required to maintain any such insurance to the extent it is not available on commercially reasonable terms in the commercial insurance market. All policies of insurance shall name the Collateral Agent and the Trustee as an additional insured (with the exception of workers compensation) and the Collateral Agent as loss payee pursuant to a loss payee/mortgagee clause, as applicable, in a form approved by the Insurance Consultant with respect to insurance required in clause (v) above.

Section 4.17	Perfection or Validity and Maintenance of Security Interests.

Each Financing Entity shall at its expense, prepare, give, execute, deliver, file and/or record any notice, financing statement, continuation statement, public deed, instrument or agreement necessary to maintain, preserve, continue, perfect or validate a first priority security interest granted under the Security Documents or pursuant to the Security Documents for the benefit of the Holders with respect to such security interest, subject to Permitted Liens. The Company shall, at its expense, furnish the Trustee and Collateral Agent, no later than 120 days following each fourth anniversary of the date of this Indenture, with an Officer’s Certificate specifying the action taken or required to be taken by it to comply with the requirements of this Section 4.17 since the date of this Indenture or the last such Officer’s Certificate, or stating that no such action is necessary.

Section 4.18	Maintenance of Priority of the Notes.

The Company shall ensure that its payment obligations with respect to the Notes will constitute its direct, unconditional and general senior secured obligations and will rank pari passu with all of its other Senior Debt and senior in priority of payment, in right of security and in all other respects over all of its other Indebtedness, with the exception of Permitted Indebtedness, which shall rank pari passu or subordinate in priority of payment and in right of security to such payment obligations. Each Note Guarantor will ensure that its respective payment obligations with respect to the Note Guarantee will constitute its direct, unconditional and general senior secured obligations and will rank pari passu with all of its other senior Indebtedness and senior in priority of payment, in right of security and in all other respects over all of its other Indebtedness, with the exception of Permitted Indebtedness, which shall rank pari passu or subordinate in priority of payment and in right of security to such payment obligations.

Section 4.19	Maintenance of Rights in Project Property.

Each Company Entity shall preserve and maintain good and valid title or valid leasehold or subleasehold rights, easement or subeasement rights, or license rights to all properties and assets of such Company Entity (subject to no Liens other than Permitted Liens), unless failure to maintain or preserve such title or rights would not reasonably be expected to result in a Material Adverse Effect.

Section 4.20	Compliance with Laws and Agreements; Maintenance of Permits.

Each Company Entity will (i) comply with all applicable laws and regulations (including any Environmental Laws) of any Governmental Authority having jurisdiction over such Company Entity or its business and the operation of the applicable Projects and Prudent Operating Practices applicable to such Company Entity’s business and operation of the applicable Projects and (ii) take all necessary action to obtain and maintain in full force and effect all material Permits and rights required to be obtained from time to time by such Company Entity in connection with the conduct of its business and the transactions contemplated by the Major Project Contracts and the Financing Documents, except, in each case, where the failure to comply, obtain or maintain would not reasonably be expected to result in a Material Adverse Effect.

Section 4.21	Limitation on Nature of Business.

(a) The Company shall not engage or enter into any business other than the issuance of the Notes and the incurrence of other Indebtedness and Liens permitted under the Financing Documents and holding of direct Equity Interests in the Project Companies and ancillary activities related thereto and (b) none of the Project Companies shall engage or enter into any business other than the financing, ownership, operation, maintenance and administration of the Projects as contemplated by the Transaction Documents, the sale of Power generated and Environmental Attributes and tax benefits produced thereby and ancillary activities related thereto.

(b) Continental Wind Holding shall not (i) directly conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations or other activity other than those related to its ownership of the Capital Stock of the Company and the performance of its obligations under the Financing Documents and ancillary activities related thereto, including (A) activities associated with the making of capital contributions to the Company and (B) the issuance of Capital Stock in connection with its ownership of the Company and the Project Companies, in each case for the purposes contemplated by this Agreement; (ii) create, incur, assume or suffer to exist (A) any Indebtedness other than (x) Indebtedness outstanding under its Note Guarantee and (y) Indebtedness described in clauses (7), (8), (10) and (11) of Section 4.07(a) or (B) any Lien other than Permitted Liens set forth in clauses (1) and (2) of the definition of “Permitted Liens”; (iii) directly own, lease, manage or otherwise operate any material properties or assets other than the ownership of shares of Capital Stock of the Company and Cash Equivalent Investments received in connection therewith pending application thereof as contemplated by the Financing Documents; (iv) directly or indirectly, amend or modify any of its organizational documents, including the separateness provisions thereof, or permit or suffer to exist any amendment or modification of any of its organizational documents if any such amendment or modification materially and adversely affects any material rights or remedies of any of the Secured Parties under the Security Documents or would permit the termination of a Major Project Contract by a counterparty thereto; (v) change its legal form; (vi) liquidate, wind-up or dissolve, or sell, lease or otherwise transfer or dispose of all or substantially all of its property, assets or business or combine, merge or consolidate with or into any other entity; (vii) implement any acquisition or purchase of assets consisting of a business or line of business from any Person; (viii) create, form or acquire any new Subsidiary or enter into any partnership or joint venture; or (ix) except as contemplated in clause (i) above, make any investments (whether by purchase of stocks, bonds, notes or other securities, loan, extension of credit, advance or otherwise).

Section 4.22	Limitation on Termination or Amendments to Major Project Contracts.

No Company Entity will cause or consent to or permit, any amendment, modification, extension, variance or waiver of timely compliance with any material terms or conditions of any Major Project

Contract, or cause or consent to or permit any termination, cancellation, assignment or replacement (other than upon expiration in accordance with its terms) of any Major Project Contract; provided, however, that (a) the Company or the applicable Project Company may cause, consent to or permit such an amendment, modification, extension, variance or waiver if (i) such amendment, modification, extension, variance or waiver is entered into to correct errors or is of a ministerial nature; (ii) such amendment, modification, extension, variance or waiver is no less favorable to Continental Wind or the applicable Project Company than commercially reasonable and would not reasonably be expected to result in a Material Adverse Effect; or (iii) in the case of any material amendment or material modification of a PPA that adversely affects Project Revenues by more than $5.0 million annually in the aggregate, when aggregated with all previous amendments or modifications in such calendar year with respect to all PPAs, or $15.0 million in the aggregate, when aggregated with all previous amendments or modifications prior to the Maturity Date with respect to all PPAs, the Company delivers evidence of a Ratings Reaffirmation; and (b) the Company or the applicable Project Company may cause, consent to or permit a termination (or an effective termination by assignment) or cancellation of a Major Project Contact if (i) for any Major Project Contract that is a Specified Major Project Contract or a Wildcat Sale Leaseback Document, such termination or cancellation would not reasonably be expected to have a Material Adverse Effect or the Company delivers evidence of a Ratings Reaffirmation, or (ii) for any other Major Project Contract, such Major Project Contract is replaced with a Replacement Project Contract or the Company delivers evidence of a Ratings Reaffirmation (in each case after giving effect to any required mandatory redemption). After the execution and delivery of any material amendment, modification, extension, assignment, variance or waiver of timely compliance of any terms or conditions of any Major Project Contract or a new Major Project Contract, the Company shall (A) promptly furnish the Trustee, the Administrative Agent and the Collateral Agent with certified copies of such amendment, modification, extension, assignment, variance or waiver of or new Major Project Contract and (B) within 90 days, furnish any ancillary contract documents applicable to such material amendment, modification, extension, termination, variance or waiver of timely compliance. Notwithstanding the foregoing, the Company will not (i) cause or consent to or permit, any amendment, modification, extension, variance or waiver of timely compliance with any material terms or conditions of the PTC Offtake Agreement, or cause or consent to or permit any termination, cancellation, assignment or replacement (other than upon expiration in accordance with its terms) of the PTC Offtake Agreement, provided, however, that the Company may cause, consent to or permit such an amendment, modification, extension, variance or waiver if such amendment, modification, extension, variance or waiver is entered into to correct errors or is of a ministerial nature or (ii) cause or consent to or permit, any amendment, modification, extension, variance or waiver of timely compliance with any material terms or conditions of (x) Section 19 of the Amended and Restated Power Purchase Agreement, dated September 28, 2011 and amended and restated as of March 7, 2012, between Whitetail and Austin Energy or (y) Section 5.6 of the Second Amended and Restated Power Purchase Agreement, dated as of June 14, 2013, between [*] and [*], in each case resulting in (x) an earlier exercise time, (y) in the case of the Whitetail Wind Project, a reduced purchase price or (z) any other change that would have a material adverse effect on the Holders.

Section 4.23	Organizational Documents.

Each Company Entity will comply with and not amend or modify any of its organizational documents, including the separateness provisions thereof, or permit or suffer to exist any amendment or modification of any of its organizational documents if any such amendment or modification materially and adversely affects any material rights or remedies of any of the Secured Parties under the Security Documents or would permit the termination of a Major Project Contract by a counterparty thereto.

Section 4.24	Fundamental Changes; Asset Dispositions and Acquisitions.

No Company Entity shall (in one transaction or a series of transactions) merge into or consolidate with or wind up into (whether or not the Company or any Project Company, as applicable, is the surviving entity), or acquire all or any substantial part of the assets or any class of stock or other ownership interests of, any other Person or sell, transfer or otherwise dispose of all or substantially all of its assets to any other Person.

No Company Entity shall purchase or acquire any assets other than: (i) the purchase of assets in the ordinary course of business as reasonably required in connection with the operation and maintenance of the applicable Projects, including maintenance Capital Expenditures, Required Capital Expenditures and Emergency Capital Expenditures and as contemplated in the Beebe 1B Agreements, the Beebe 2 Agreements, the Michigan Wind II Agreements and the Harvest SFA and Related Agreements; (ii) Capital Expenditures funded solely from Equity Contributions to the Company; (iii) purchase of assets reasonably required by applicable law; (iv) on the terms and subject to the conditions of this Indenture, the purchase or acquisition of rights in additional real estate on commercially reasonable terms if reasonably necessary or desirable in connection with the operation of any Project; and (v) Cash Equivalent Investments.

No Company Entity shall sell, transfer, convey, lease or otherwise dispose of any assets other than Permitted Asset Sales or (in the case of leases) as provided in Section 4.08; provided that, notwithstanding the foregoing, the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Company or any Project Company will be governed by the first paragraph of this Section 4.24.

Section 4.25	Hedging Agreements; Permitted Commodity Hedge Agreements.

No Company Entity will incur any Hedging Obligations or enter into any foreign currency trading or any speculative transactions, except Permitted Commodity Hedge Agreements. For the avoidance of doubt, neither the PTC Offtake Agreement or the Wildcat Sale Leaseback shall be deemed Hedging Obligations.

Section 4.26	Investments.

No Company Entity shall make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities or Equity Securities of, or any assets constituting a business unit of, or make any other investment in, any Person, other than:

(a) Cash Equivalent Investments;

(b) Capital Expenditures permitted under Section 4.27 hereof;

(c) investments consisting of extensions of credit in the nature of deposits, prepayments, accounts receivable, notes receivable or other similar accounts arising from the grant of trade credit in the ordinary course of business;

(d) investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e) investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(f) investments of amounts in the Transmission Deposit Accounts or the Escrow Accounts made in the ordinary course of business;

(g) the Wildcat Sale Leaseback, to the extent deemed to be an investment (including, from and after the end of the term of the Wildcat Lease, the transfer of the property subject to the Wildcat Sale Leaseback to Wildcat pursuant to the terms of the Wildcat Lease);

(h) transactions pursuant to the PTC Offtake Agreement, the Tax Equity Option Agreement and any Permitted Commodity Hedge Agreement, to the extent deemed to be an investment;

(i) Permitted Co-Tenancy Agreements, Beebe 1B Co-Tenancy Agreements, the Beebe 2 Co-Tenancy Agreement, the Harvest SFA and Related Agreements and the Michigan Wind II Agreements, to the extent deemed to be an investment or joint venture; and

(j) Investments consisting of Restricted Payments, Indebtedness, acquisitions and leases to the extent otherwise permitted under Sections 4.05, 4.07, 4.08 or 4.24.

Section 4.27	Capital Expenditures.

No Company Entity shall make any Capital Expenditures other than:

(a) Required Capital Expenditures;

(b) Emergency Capital Expenditures;

(c) Capital Expenditures financed with proceeds of Equity Contributions made to the Company and the Project Companies; and

(d) the Company Entities will have the right to make (or cause to be made) Discretionary Capital Expenditures, without expense to or the consent of any Secured Party; provided that any such Discretionary Capital Expenditure will not be permitted hereunder if it (i) will decrease by more than a de minimis amount the then current value, residual value, utility, or remaining useful life of the applicable Project immediately prior to such Discretionary Capital Expenditure, (ii) will cause the applicable Project to become “limited use property” or (iii) would reasonably be expected to have a Material Adverse Effect. In addition, such Discretionary Capital Expenditure will only be permitted if:

(1) the Distribution Conditions are satisfied, applied as if such Discretionary Capital Expenditure were a Restricted Payment, and as of the date of the proposed Discretionary Capital Expenditure, no Default or Event of Default has occurred and is continuing or would occur and be continuing as a consequence of such Discretionary Capital Expenditure;

(2) the funds applied to such Discretionary Capital Expenditure are available from the funds remaining on deposit in the Revenue Account immediately prior to transfer to the Distribution Suspense Account;

(3) the Company provides to the Trustee, the Administrative Agent and the Collateral Agent a written confirmation from the Independent Engineer that such Discretionary

Capital Expenditure is not reasonably expected to materially reduce or impair the wind resources available to the applicable Project Company for the purpose of satisfying the obligations of the applicable PPA; and

(4) the Company or the applicable Project Company shall have received all consents and approvals from any Governmental Authority having jurisdiction.

Section 4.28	Subsidiaries; Partnerships.

No Company Entity shall create or suffer to exist any Subsidiaries (other than, (a) in the case of the Company, the Project Companies and (b) in the case of Wildcat, Wildcat Finance). No Company Entity shall become a general partner in any general or limited partnership or joint venture or other similar arrangement, whether in corporate, partnership or other legal form (other than, to the extent considered a joint venture, the Permitted Co-Tenancy Agreements).

Section 4.29	Accounts.

No Company Entity shall open and/or maintain any bank, brokerage or other account other than the Accounts, the Transmission Deposit Accounts, the Escrow Accounts and the Local Accounts, except as permitted under this Indenture. Each Company Entity will take all commercially reasonable actions necessary to cause Project Revenues (i) to be deposited in the Accounts as and to the extent required by the Depositary Agreement and this Indenture and (ii) otherwise be applied consistently with the terms of the Depositary Agreement and this Indenture.

Section 4.30	Performance of Major Project Contracts.

Each Company Entity will perform and observe the covenants and obligations under each Major Project Contract and other Project Contract to which it is a party and diligently exercise and enforce all of its rights and remedies under each such Major Project Contract and other Project Contract, except in each case where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 4.31	Exercise of Rights.

To the extent commercially reasonable under the circumstances in accordance with Prudent Operating Practices, each Company Entity will diligently pursue all rights and remedies under any insurance policy or Project Contract with respect to the receipt of Loss Proceeds or other compensation available to it upon the occurrence of a Loss Event, including an Event of Eminent Domain.

Section 4.32	Consents to Assignment.

Concurrently with or promptly after entering into any Additional Major Project Contract, including any Replacement Project Contract, after the Issue Date, the Company or the applicable Company Entity shall give or cause to be given written notice to the counterparty thereto of the security interest therein granted under the Security Documents and (a) with respect to any Replacement Project Contract that replaces a Major PPA (and any further Replacement Project Contracts therefor), will obtain, or cause the applicable Project Company to obtain, from the counterparty under such Replacement Project Contract, and deliver or cause to be delivered to the Trustee, a Consent and (b) with respect to any other Additional Major Project Contract, will cause such contract to be assignable as Collateral in accordance with its terms or obtain, or cause the applicable Project Company to obtain, from the counterparty under such contract, a Consent.

Section 4.33	Additional Major Project Contracts.

No Company Entity will enter into any Additional Major Project Contract, including any Replacement Project Contract, if entering into such document (i) would reasonably be expected to result in a Material Adverse Effect, or (ii) would reasonably be expected to result in a breach or default under the terms of any other Major Project Contract, which breach or default permits or would permit (with the passage of time and/or giving notice or otherwise) the termination thereof by any party thereto.

Section 4.34	Rating.

The Company shall use commercially reasonable efforts to cause each of the applicable Rating Agencies to continue to provide a rating on the Notes (but not a maintenance of a minimum rating).

Section 4.35	Restriction on Subsidiary Distributions.

Neither the Company nor any Note Guarantor shall enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Project Company to (a) make Restricted Payments in respect of any Capital Stock of such Project Company held by, or pay any Indebtedness owed to, the Company, (b) make loans or advances to, or other Investments in, the Company or (c) transfer any of its assets to the Company, except for such encumbrances or restrictions (i) existing under or by reason of any restrictions existing under, or otherwise expressly provided to the contrary in, the Financing Documents or (ii) in any other Project Contract in effect as of the Issue Date (or any replacements, renewals or substitutions thereof to the extent no more onerous or restrictive than the provision applicable under the relevant Project Contract being replaced, renewed or substituted).

Section 4.36	Loss Event.

If any material Loss Event occurs with respect to any Project or any part thereof, the Company or the applicable Project Company will (i) diligently pursue all rights to compensation and remedies against all relevant insurers, reinsurers and governmental authorities, as applicable, in respect of such event, (ii) if the Company has received written notice from the Collateral Agent (at the direction of the Required Secured Parties), not compromise or settle any claim with respect to any Loss Event involving more than $10.0 million per claim and (iii) pay or apply all Loss Proceeds (as defined in the applicable Financing Documents) stemming from such event in accordance with the Financing Documents.

Section 4.37	Loss Events and Events of Taking.

The Company shall redeem the Notes with Loss Proceeds in accordance with Section 3.09 hereof and the provisions of the Depositary Agreement, to the extent required pursuant to the terms of the Depositary Agreement. The redemption price for the Notes to be redeemed in any such redemption (without premium or penalty) will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If the aggregate principal amount of Notes and outstanding Credit Facilities Obligations and/or Replacement Credit Facilities Obligations exceeds the amount of applicable Loss Proceeds, the Notes and outstanding Credit Facilities Obligations and/or Replacement Credit Facilities Obligations will be redeemed or prepaid, or cash collateralized in the case of letters of credit, as the case may be, on a pro rata basis, based on the amounts required to be prepaid cash collateralized or redeemed (with such adjustments as may be deemed appropriate by the Company so that only Notes in original principal denominations of $100,000, or an integral multiple of $1,000 in excess thereof, will be redeemed).

Section 4.38	Title Events.

The Company shall redeem the Notes with Title Event Proceeds in accordance with Section 3.09 hereof and the provisions of the Depositary Agreement, to the extent required pursuant to the terms of the Depositary Agreement. The redemption price for the Notes to be redeemed in any such redemption (without premium or penalty) will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If the aggregate principal amount of Notes and outstanding Credit Facilities Obligations and/or Replacement Credit Facilities Obligations exceeds the amount of applicable Title Event Proceeds, the Notes and outstanding Credit Facilities Obligations and/or Replacement Credit Facilities Obligations will be redeemed or prepaid, or cash collateralized in the case of letters of credit, as the case may be, on a pro rata basis, based on the amounts required to be prepaid cash collateralized or redeemed (with such adjustments as may be deemed appropriate by the Company so that only Notes in original principal denominations of $100,000, or an integral multiple of $1,000 in excess thereof, will be redeemed).

Section 4.39	Project Contract Termination.

The Company shall repay the Notes with Project Contract Termination Proceeds in accordance with Section 3.09 hereof and the provisions of the Depositary Agreement, to the extent required pursuant to the terms of the Depositary Agreement. The redemption price for the Notes to be redeemed in any such redemption (without premium or penalty) will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If the aggregate principal amount of Notes and outstanding Credit Facilities Obligations and/or Replacement Credit Facilities Obligations exceeds the amount of applicable Project Contract Termination Proceeds, the Notes and outstanding Credit Facilities Obligations and/or Replacement Credit Facilities Obligations will be redeemed or prepaid, or cash collateralized in the case of letters of credit, as the case may be, on a pro rata basis, based on the amounts required to be prepaid cash collateralized or redeemed (with such adjustments as may be deemed appropriate by the Company so that only Notes in original principal denominations of $100,000, or an integral multiple of $1,000 in excess thereof, will be redeemed).

Section 4.40	Material Asset Sales.

The Company shall repay the Notes with Asset Sale Proceeds in accordance with Section 3.09 hereof and the provisions of the Depositary Agreement, to the extent required pursuant to the terms of the Depositary Agreement. The redemption price for the Notes to be redeemed in any such redemption (without premium or penalty) will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If the aggregate principal amount of Notes and outstanding Credit Facilities Obligations and/or Replacement Credit Facilities Obligations exceeds the amount of applicable Asset Sale Proceeds, the Notes and outstanding Credit Facilities Obligations and/or Replacement Credit Facilities Obligations will be redeemed or prepaid, or cash collateralized in the case of letters of credit, as the case may be, on a pro rata basis, based on the amounts required to be prepaid cash collateralized or redeemed (with such adjustments as may be deemed appropriate by the Company so that only Notes in original principal denominations of $100,000, or an integral multiple of $1,000 in excess thereof, will be redeemed).

Section 4.41	Accumulation of Amounts in Distribution Suspense Account.

The Company shall repay the Notes with accumulated amounts in the Distribution Suspense Account on the last Quarterly Payment Date of any Distribution Suspense Period in accordance with Section 3.09 hereof and the provisions of the Depositary Agreement, to the extent required pursuant to the terms of the Depositary Agreement. The redemption price for the Notes redeemed in any such redemption will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption (without premium or penalty), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If the aggregate principal amount of Notes exceeds the amount of such funds on deposit in such sub-account, the Notes will be redeemed on a pro rata basis, based on the amounts required to be redeemed (with such adjustments as may be deemed appropriate by the Company so that only Notes in original principal denominations of $100,000, or an integral multiple of $1,000 in excess thereof, will be redeemed).

Section 4.42	Tax Equity Option Payment Proceeds; Whitetail Wind Project Prepayment Amount.

(a) If the Company or any Project Company receives any Tax Equity Option Payment pursuant to the Tax Equity Option Agreement, then, within five (5) Business Days of receipt of such Tax Equity Option Payment, the Company shall provide written direction to the Depositary Agent to deposit or transfer the Net Available Amount of such Tax Equity Option Payment to the Note Redemption Account, which amount shall be used to redeem the maximum principal amount of Notes that may be redeemed out of such proceeds in accordance with Section 3.09 hereof and the provisions of the Depositary Agreement. The redemption price for the Notes redeemed in any such redemption will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption (without premium or penalty), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If the aggregate principal amount of Notes exceeds the amount of the Tax Equity Option Payment, the Notes will be redeemed on a pro rata basis, based on the amounts required to be redeemed (with such adjustments as may be deemed appropriate by the Company so that only Notes in original principal denominations of $100,000, or an integral multiple of $1,000 in excess thereof, will be redeemed).

(b) If the Whitetail Wind Project is sold pursuant to clause (11) of the definition of Permitted Asset Sale, then, prior to or substantially simultaneously with the consummation of such sale, the Company shall deposit or cause to be deposited into the Note Redemption Account an amount in cash equal to $2,500,000 (the “Whitetail Wind Project Prepayment Amount”), which amount shall be used to redeem the maximum principal amount of Notes that may be redeemed out of such amount in accordance with Section 3.09 hereof. The redemption price for the Notes redeemed in any such redemption will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption (without premium or penalty), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If the aggregate principal amount of Notes exceeds the amount of the Whitetail Wind Project Prepayment Amount, the Notes will be redeemed on a pro rata basis, based on the amounts required to be redeemed (with such adjustments as may be deemed appropriate by the Company so that only Notes in original principal denominations of $100,000, or an integral multiple of $1,000 in excess thereof, will be redeemed).

Section 4.43	Payments for Consent.

No Company Entity will, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the applicable time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.44	Further Assurances.

Each Company Entity will, at its own cost and expense, execute and deliver to the Trustee all such documents, instruments and agreements and do all such other acts and things as may be reasonably required, or as may be reasonably requested by the Trustee or the Collateral Agent, to enable the Trustee or the Collateral Agent, as applicable to exercise and enforce its rights in connection with the Collateral provided for in the Security Documents and this Indenture, and take such other actions as reasonably may be necessary to carry out the intent of this Indenture. Each Financing Entity will maintain the Liens created under the Security Documents as valid and enforceable perfected (or, in the case of Real Property, valid) Liens in and on all the Collateral, in favor of the Collateral Agent for the benefit of the Secured Parties, superior to and prior to the rights of all third Persons and subject to no other Liens, in each case, other than Permitted Liens.

Section 4.45	Energy Regulatory Status.

(a) Prior to the date that any Project Company that is a QF makes sales of electric energy generated by its Project that are not exempt from the requirements of Section 205 of the Federal Power Act, such Project Company shall obtain and deliver to the Trustee an order from FERC granting such Project Company MBR Authority, which order shall be in full force and effect. Each Company Entity shall take or cause to be taken all necessary actions so that such Company Entity (A) will be in material compliance with the requirements of the Federal Power Act, PUHCA and PURPA, and (B) has made all necessary filings to remain in material compliance with its MBR Authority to the extent such Project Company has MBR Authority.

(b) Each Company Entity shall take or cause to be taken all necessary actions and make all necessary filings so that each Project Company maintains its status as an EWG under PUHCA or as a QF (and shall maintain the applicable status as required under any Major Project Contract).

(c) Each Project Company shall maintain its exemption from financial, organizational or rate regulation as a public utility under the laws of the state in which its Project is located and any other state with jurisdiction over the operations of such Project.

Section 4.46	Negative Pledge Clauses.

Neither the Company nor any Note Guarantor shall enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Company or any Note Guarantor to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its Obligations under the Note Documents other than (a) this Indenture and the other Note Documents and the Credit Facilities Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (c) other Project Contract in effect as of the date hereof (or any replacements, renewals or substitutions thereof to the extent no more onerous or restrictive than the provision applicable under the relevant Project Contract being replaced, renewed or substituted).

Section 4.47	Fiscal Year, Name, Location and EIN.

Neither the Company nor any Note Guarantor shall change (a) its Fiscal Year, name or federal employer identification number or (b) its jurisdiction of organization, its organization identification number or the location of its principal place of business, in the case of either (a) or (b) without at least 10 days’ prior written notice to the Trustee and the Collateral Agent.

Section 4.48	Hazardous Materials and Protected Organisms.

No Company Entity shall use or Release any Hazardous Materials or harm or kill any organisms protected under any Environmental Law in violation of any Environmental Laws, other Legal Requirements or applicable Necessary Project Permits in a manner that would reasonably be expected to result in a Material Adverse Effect. In the event of any such Release, the Company or the applicable Project Company shall conduct and complete any investigation, study, sampling and testing, and undertake any corrective, cleanup, removal, response, remedial or other action necessary to identify, report, remove and remediate all such Hazardous Materials Released at, on, in, under or from any of the applicable Projects or applicable Real Property, to the extent required by and in accordance in all respects with the requirements of all Environmental Laws. In the event of any such harming or killing, the applicable Company Entity shall complete any investigation and undertake any corrective or compensatory measures relating to the harming or killing of such organisms as required by and in accordance in all respects with the requirements of all Environmental Laws.

Section 4.49	Stay, Extension and Usury Laws.

Each Financing Entity covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that would prohibit or forgive such Financing Entity from paying all or any portion of (i) with respect to the Company, the Note Obligations or (ii) with respect to the other Financing Entities, the Guaranteed Obligations as contemplated herein; and each Financing Entity (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

ARTICLE 5

NOTE GUARANTEE

Section 5.01	Note Guarantee.

Subject to the provisions of this Article 5, each Note Guarantor hereby fully, unconditionally and irrevocably guarantees, jointly and severally with each other Note Guarantor, to each Holder of the Notes and the Trustee and their respective successors, indorsees, transferees and assigns the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, Make-Whole Amount, if any, and interest on the Notes and all other obligations and liabilities of the Company under this Indenture (including without limitation interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Note Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), and the other Note Documents (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Note Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article 5 notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Note Guarantor waives notice of protest for nonpayment, notice of presentment for payment, demand, protest, and notice thereof as to any of the Guaranteed Obligations. Each Note Guarantor waives notice of any default under the Notes or the Guaranteed Obligations.

Each Note Guarantor further agrees that its Note Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by the Trustee, the Collateral Agent or any Holder to any security held for payment of the Guaranteed Obligations. In addition, the Guaranteed Obligations of each Note Guarantor under or in respect of its Note Guarantee are independent of the Note Guarantees or any other Guaranteed Obligations of any other Note Guarantors under or in respect of this Indenture or the other Note Documents, and a separate action or actions may be brought and prosecuted against each Note Guarantor to enforce its Note Guarantee, irrespective of whether any action is brought against the Company or any other Note Guarantor or whether the Issuer or any other Note Guarantor is joined in any such action or actions.

Except as set forth in Section 9.02, the obligations of each Note Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full or the benefit of any statute of limitations affecting such Note Guarantor’s liability hereunder or the enforcement thereof), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Note Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of the Trustee, the Collateral Agent or any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes, any other Note Document or any other agreement; (d) the release or non-perfection of any security held by any Holder or the Trustee or the Collateral Agent for the Guaranteed Obligations or any of them; (e) the failure of the Trustee, the Collateral Agent or any Holder to exercise any right or remedy against any other Note Guarantor; (f) any change in the ownership of the Company or any Note Guarantor; (g) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Note Guarantor or would otherwise operate as a discharge of such Note Guarantor as a matter of law or equity.

Each Note Guarantor agrees that its Note Guarantee herein shall remain in full force and effect until payment in full of all the Guaranteed Obligations. Each Note Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Guaranteed Obligations is rescinded or must otherwise be restored by the Trustee or any Holder upon the bankruptcy or reorganization of the Company or otherwise.

Each Note Guarantor hereby guarantees that payments hereunder will be paid to the Trustee in cash upon demand by the Trustee without set-off or counterclaim.

Each Note Guarantor further agrees that, as between such Note Guarantor, on the one hand, and the Trustee and the Holders, on the other hand, (x) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby arising in connection with any Bankruptcy Event with respect to any Financing Entity or otherwise and (y) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Note Guarantor for the purposes of this Note Guarantee.

Neither the Company nor the Note Guarantors shall be required to make a notation on the Notes to reflect any Note Guarantee or any release, termination or discharge thereof and any such notation shall not be a condition to the validity of any Note Guarantee.

Section 5.02	Limitation on Liability.

Any term or provision of this Indenture or the other Note Documents to the contrary notwithstanding, the obligations of each Note Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Note Guarantor (including, without limitation, any guarantees under the Credit Facilities) and after giving effect to any collections from or payments made by or on behalf of any other Note Guarantor in respect of the obligations of such other Note Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Note Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

Section 5.03	Right of Contribution.

Each Note Guarantor hereby agrees that to the extent that any Note Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Note Guarantees, such Note Guarantor shall be entitled to seek and receive contribution from and against the Company or any other Note Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 5.03 shall in no respect limit the obligations and liabilities of each Note Guarantor to the Trustee and the Holders and each Note Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Note Guarantor hereunder.

Section 5.04	No Subrogation.

Notwithstanding any payment or payments made by each Note Guarantor hereunder, no Note Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Company or any other Note Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guaranteed Obligations, nor shall any Note Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Note Guarantor in respect of payments made by such Note Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Company on account of the Guaranteed Obligations are paid in full. If any amount shall be paid to any Note Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Note Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Note Guarantor, and shall, forthwith upon receipt by such Note Guarantor, be turned over to the Trustee in the exact form received by such Note Guarantor (duly indorsed by such Note Guarantor to the Trustee, if required), to be applied against the Guaranteed Obligations.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01	Events of Default.

Each of the following is an “Event of Default”:

(a) the Company fails to pay interest on any Note in accordance with the terms of this Indenture within three Business Days after the same becomes due and payable;

(b) the Company fails to pay any principal or premium, if any, on any Note after the same becomes due and payable, whether by scheduled maturity, redemption, acceleration or otherwise, or the Company fails to offer to redeem or purchase the Notes when required to do so pursuant to Sections 3.09, 3.10, 4.37, 4.38, 4.39, 4.40, 4.41 or 4.42 hereof;

(c) any representation or warranty made by the Company or any Note Guarantor or the PTC Offtaker in any Financing Document, or in any certificate furnished to the Secured Parties or the Independent Consultants in accordance with the terms of the Financing Documents, proves to have been false or misleading in any material respect as of the time made, and the fact, event or circumstance that gave rise to the misrepresentation has resulted in or is reasonably expected to result in a Material Adverse Effect and such misrepresentation or such Material Adverse Effect continues uncured for 30 or more days from the date a Responsible Officer of the Company or applicable Note Guarantor or the PTC Offtaker obtains Actual Knowledge thereof; provided that if the Company or the relevant Note Guarantor or the PTC Offtaker commences efforts to cure such misrepresentation within such 30-day period, it may continue to effect such cure of the Default (and such Default will not be deemed an Event of Default) for an additional period of 60 days;

(d) the Company or any Note Guarantor shall fail to perform or observe in any material respect any covenant or agreement set forth in Sections 3.10, 4.01 (to the extent not covered by Section 6.01(a) or (b)), 4.05, 4.06, 4.07, 4.10, 4.12(i)(A), 4.15, 4.16, 4.21, 4.24, 4.26, 4.29 and 4.40, and any such failure continues uncured for a period of 30 days after a Responsible Officer of the Company or any Note Guarantor obtains Actual Knowledge of such failure;

(e) the Company or any Note Guarantor fails to perform or observe any of the other covenants under this Indenture, the Intercreditor Agreement or any Security Document (other than immaterial covenants) and not otherwise specifically provided for elsewhere under this Section 6.01, or the PTC Offtaker fails to perform or observe any affirmative covenants expressly set forth in the Tax Equity Option Agreement, and does not cure such failure within 30 days after its receipt of notice by the Trustee or Holders of at least 25% of the aggregate principal amount of the Notes then outstanding as a single class and its Actual Knowledge thereof; provided that such grace period may be extended to 90 days if the Company or the applicable Note Guarantor or, if applicable, the PTC Offtaker, is taking action reasonably likely to cure such failure to perform;

(f) the Company and/or any Note Guarantor is involved in a Bankruptcy Event; provided that a Bankruptcy Event with respect to a Project Company will not constitute an Event of Default to the extent that the minimum Projected Debt Service Coverage Ratio forecast as of the end of each six-month period from the date of such occurrence until the Maturity Date (calculated using P99 energy production assumptions) is at least 1.05:1.0 (as certified in an Officer’s Certificate delivered to the Trustee and the Administrative Agent showing in reasonable detail and with appropriate calculations and computations such minimum Projected Debt Service Coverage Ratio);

(g) (i) an “event of default” occurs under the Credit Facilities Documents or the Replacement Credit Facilities Documents or (ii) default by the Company or any Note Guarantor in the performance or observance of any obligation or condition with respect to any other Indebtedness in an aggregate principal amount of $15.0 million or more that results in the acceleration of such amounts prior to scheduled maturity;

(h) a final judgment or judgments for the payment of money exceeding $15.0 million in the aggregate that are not covered by available insurance as acknowledged in writing by the provider of such insurance or as certified to the Trustee by an insurance consultant shall be entered against the Company and/or any Note Guarantor by one or more courts, administrative tribunals or other bodies having jurisdiction over the Company and/or such Note Guarantor and the same is not paid, discharged or stayed, or for which no bond is posted, for a period of 90 consecutive days after its entry;

(i) the occurrence of an Event of Abandonment;

(j) subject to clause (k) below, an event of default (subject to the applicable cure period, if any) shall have occurred under any Major Project Contract other than the PPAs that would reasonably be expected to have a Material Adverse Effect and such event of default shall continue unremedied for a period equal to 60 days; provided, however, that if (i) such event of default cannot be cured with such 60-day period, (ii) such event of default is reasonably susceptible of cure within 120 days from such event of default, (iii) the defaulting party is proceeding with all requisite diligence and in good faith to cure such failure, (iv) such breach or default is the subject of a good faith dispute between the parties (and such parties are utilizing the appropriate dispute resolution procedures set forth in such Major Project Contract) and (v) an extension of such 60- day cure would not reasonably be expected to have a Material Adverse Effect, then the time within which such failure may be cured shall be extended to such date, not to exceed 90 days after the end of the initial 60-day period (for a total of 150 days), as shall be necessary for such party diligently to cure such failure; provided further, however, that notwithstanding the foregoing, the Company may replace any such Major Project Contract (i) in the case of any Major Project Contract other than any PPA or Specified Major Project Contract, with a Replacement Project Contract or (ii) in the case of any Specified Major Project Contract, otherwise enter into a replacement Project Contract to replace such Specified Major Project Contract and after giving effect to such replacement, no Material Adverse Effect would reasonably be expected to occur, in each case within 120 days; provided that the foregoing shall not apply to the PTC Offtake Agreement;

(k) notwithstanding clause (j) above, any Major Project Contract other than the PPAs shall terminate or otherwise cease to be valid and binding on any party thereto (except upon expiration in accordance with its terms or full performance by such party of its obligations thereunder), unless (i) such termination or cessation would not reasonably be expected to have a Material Adverse Effect (after giving effect to any replacement Project Contract, if any, entered into to replace the terminated or cancelled Major Project Contract in accordance with the Financing Documents), or (ii) otherwise, (x) the applicable Project Company replaces such Major Project Contract (i) in the case of any Major Project Contract other than any PPA or Specified Major Project Contract, with a Replacement Project Contract or (ii) in the case of any Specified Major Project Contract, otherwise enter into a replacement Project Contract to replace such Specified Major Project Contract and after giving effect to such replacement, no Material Adverse Effect would reasonably be expected to occur, in each case within 120 days after such termination or cessation and (y) the applicable Project Company shall have fully satisfied all of its obligations arising out of such termination or cessation within such 120-day period; provided that the foregoing shall not apply to the PTC Offtake Agreement;

(l) subject to clause (m) below, an event of default (subject to the applicable cure period, if any) shall have occurred under any PPA or the PTC Offtake Agreement that would reasonably be expected to have a Material Adverse Effect and such event of default shall continue unremedied for a period equal to 30 days; provided, however, that if (i) such event of default cannot be cured with such 30-day period, (ii) such event of default is reasonably susceptible of cure within 90 days from such event of default, (iii) the defaulting party is proceeding with all requisite diligence and in good faith to cure such failure, (iv) such breach or default is the subject of a good faith dispute between the parties (and such parties are utilizing the appropriate dispute resolution procedures set forth in the applicable PPA or the PTC Offtake Agreement (as the case may be)) and (v) an extension of such 30-day cure would not reasonably be expected to have a Material Adverse Effect, then the time within which such failure may be cured shall be extended to such date, not to exceed 60 days after the end of the initial 30-day period (for a total of 90 days), as shall be necessary for such party diligently to cure such failure; provided, further, however, that notwithstanding the foregoing, the applicable PPA or the PTC Offtake Agreement may be replaced by the Company or the applicable Project Company party thereto (as applicable) with a Replacement Project Contract within 90 days;

(m) notwithstanding clause (l) above, any PPA or the PTC Offtake Agreement shall terminate or otherwise cease to be valid and binding on any party thereto (except upon expiration in accordance with its terms or full performance by such party of its obligations thereunder) and such termination could reasonably be expected to have a Material Adverse Effect unless (i) the applicable Company Entity replaces such PPA or the PTC Offtake Agreement with a Replacement Project Contract within 90 days after such termination or cessation and (ii) the applicable Company Entity shall have fully satisfied all of its obligations arising out of such termination or cessation within such 90-day period;

(n) any Permit necessary to operate any Project substantially in accordance with the applicable Project Contracts has been revoked or withdrawn where such revocation or withdrawal would reasonably be expected to have a Material Adverse Effect and no replacement Permit has been obtained within 60 days of such revocation or withdrawal; provided that if such replacement Permit cannot be obtained within such 60-day period then the time within which such replacement Permit may be obtained shall be extended for a period as long as reasonably necessary to obtain such Permit, as long as diligent efforts are undertaken and continuing to obtain such replacement Permit during such period and such extension of time would not reasonably be expected to have a Material Adverse Effect;

(o) the Lien contained in this Indenture or any of the Security Documents ceases to be effective to grant a perfected (or, as to Real Property, valid) Lien to the Collateral Agent on any material portion of the Collateral described therein with the priority and validity purported to be created thereby and such effectiveness and perfection priority (or, as to Real Property, validity) is not reinstated or the Company has not posted cash collateral to the Collateral Agent equal to the replacement value thereof, in each case within 30 days after the time of discovery thereof by the Company or any Note Guarantor, except to the extent that any such loss of effectiveness results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents;

(p) (i) this Indenture, any Note or any Security Document is declared unenforceable by a Governmental Authority having jurisdiction over any party thereto or the subject matter thereof or is otherwise not in full force and effect or (ii) the Tax Equity Option Agreement shall cease to be in full force and effect and valid and binding on the PTC Offtaker or shall be declared void by a Governmental Authority, or the PTC Offtaker shall claim in writing such unenforceability or invalidity; or

(q) if, at any time, (i) any Plan fails to comply with any material provision of ERISA and/or the Code (and applicable regulations under either) or with the material terms of such Plan, (ii) any Plan fails to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (iii) a notice of intent to terminate any Plan is or is reasonably expected to be filed with the PBGC or the PBGC institutes proceedings under Section 4042 of ERISA to terminate or appoint a trustee to administer any Plan or the PBGC notifies the Company that a Plan may become a subject of any such proceedings, (iv) the Company incurs or is reasonably expected to incur any liability pursuant to Title I of ERISA (other than routine claims for benefits) or the penalty or excise tax provisions of the Code relating to employee benefit plans, or the Company or any ERISA Affiliate incurs or is reasonably expected to incur any liability pursuant to Title IV of ERISA (other than for timely paid premiums to the Pension Benefit Guaranty Corporation), (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan in a complete withdrawal or a partial withdrawal, (vi) the Company or any ERISA Affiliate fails to make any required contribution to a Multiemployer Plan pursuant to Section 431 or 432 of the Code, (vii) any Multiemployer Plan is determined to be insolvent, in reorganization, or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), (viii) the Company establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company thereunder; (ix) a non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975(c) of the Code) occurs with respect to any Plan, (x) any Pension Plan is determined to be in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), or (xi) a Foreign Plan Event occurs, and any such event or events described in clauses (i) through (xi) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect.

Section 6.02	Acceleration.

If an Event of Default shall have occurred and is continuing and a Responsible Officer of the Trustee has received written notification of such Event of Default, the Trustee will promptly notify the Holders. The Holders of at least 25% in aggregate principal amount of the outstanding Notes may require the Trustee to accelerate the maturity of all the Notes and exercise all other available remedies.

Notwithstanding the preceding paragraph, upon the occurrence of an Event of Default referred to in Section 6.01(f) hereof all of the principal of and accrued interest on all of the Notes shall become immediately due and payable without any demand or other action by the Trustee or the Holders.

After any such acceleration, but before any sale of all or part of the Collateral, the Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, rescind an acceleration and its consequences hereunder, if (i) the rescission would not conflict with any judgment or decree, and (ii) all existing Events of Default (except nonpayment of principal of, premium on, if any, or interest, if any, on the Notes that has become due solely because of the acceleration) have been cured or waived.

Section 6.03	Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium on, if any, or interest, if any, on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04	Waiver of Past Defaults.

Subject to Section 6.02, the Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under this Indenture, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the Notes and a Default with respect to a provision that under Section 9.02 cannot be amended without the consent of each Holder affected. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but, except as expressly provided therein, no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05	Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it, subject to certain exceptions, including the limitations set forth in the Intercreditor Agreement. However, the Trustee may refuse to follow any direction that conflicts with law or the Intercreditor Agreement, this Indenture, the Notes or any Note Guarantee or that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability.

Section 6.06	Limitation on Suits.

Subject to Section 6.07, no Holder of any Note will have any right to institute any proceeding for a remedy under this Indenture or the Notes unless (i) such Holder has previously given to the Trustee written notice of the occurrence of an Event of Default that is continuing, (ii) the Holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request to the Trustee to institute such proceeding, (iii) the Holders have offered to the Trustee security and indemnity satisfactory to the Trustee against costs and liabilities associated with such proceeding, (iv) the Trustee has failed to institute such proceeding within 60 days after the receipt of such notice and the offer of security or indemnity and (v) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority of the outstanding principal amount of the Notes.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07	Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder, which is absolute and unconditional, to receive payment of the principal of, Make Whole Amounts, if any, and interest on its Notes, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to institute suit for the enforcement of any such payment on or after such respective dates, or the Company’s obligation, which is also absolute and unconditional, to pay the principal of, Make-Whole Amounts, if any, and interest on each of the Notes to the respective Holders at the time and place set forth in the Notes, shall not be impaired or adversely affected without the consent of such Holder.

Section 6.08	Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a) or (b) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the

Company for the whole amount of principal of, premium on, if any, and interest, if any, remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further reasonable and documented amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable and documented compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09	Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy is, to the extent permitted by law, cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.10	Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Section or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.11	Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes, including the Note Guarantors), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.12	Priorities.

Subject to the Intercreditor Agreement, if the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all reasonable compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, if any, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct, including a Note Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.12 and shall notify the Company and the Holders of such record date and payment date in the manner set forth in Section 12.01.

Section 6.13	Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee.

ARTICLE 7

TRUSTEE

Section 7.01	Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

(e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability.

(f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02	Rights of Trustee.

(a) The Trustee may conclusively rely, and shall be fully protected in acting or refraining from acting in so relying, upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine in good faith to make such further inquiry or investigation, it shall be entitled upon reasonable notice during normal business hours to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and the Trustee shall incur no liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both, subject to the other provisions of this Indenture. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its own selection and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company or a Note Guarantor will be sufficient if signed by an Officer of the Company or such Guarantor.

(f) None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if an indemnity or security reasonably satisfactory to it against such risk or liability is not assured or provided to it.

(g) The Trustee shall not be deemed to have notice or knowledge of any Default or Event of Default unless written notice of any event which is in fact such a Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the existence of a Default or Event of Default, the Notes and this Indenture.

(h) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The Trustee may request that the Company deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(j) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(k) The permissive right of the Trustee to take the actions permitted by this Indenture shall not be construed as an obligation or duty to do so.

(l) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

(m) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(n) The Trustee may request that the Company or any Note Guarantor deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to the is Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered an not superseded.

(o) The Trustee shall at no time have any responsibility or liability for or in respect to the legality, validity or enforceability of any Collateral or any arrangement or agreement between the Company or any Note Guarantor and any other Person with respect thereto, or the perfection or priority of any security interest created in any of the Collateral or maintenance of any perfection and priority, or for or with respect to the sufficiency of the Collateral following an Event of Default.

Section 7.03	Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04	Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes, the Security Documents or the Intercreditor Agreement, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication on the Notes.

Section 7.05	Notice of Defaults.

If a Default or Event of Default occurs and is continuing and a Responsible Officer of the Trustee has received written notice thereof, the Trustee will mail to the Holders a notice of the Default or Event of Default within 90 days after receipt of such notice. Except in the case of an Event of Default specified in clause (a) or (b) of Section 6.01, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders. The Trustee shall have no duty to inquire as to the performance of the covenants of any Company Entity in Article 4. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except: (i) any Event of Default occurring pursuant to Sections 6.01(a) or 6.01(b) (provided it is acting as Paying Agent); and (ii) any Default or Event of Default of which a Responsible Officer of the Trustee shall have received written notification. Delivery of reports, information and documents to the Trustee under Section 4.03 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive or actual notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

Section 7.06	Reports by Trustee to Holders.

Within 60 days after each May 15, beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee will mail to the Holders a brief report dated as of such reporting date that complies with TIA §313(a) (but if no event described in TIA §313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also will comply with TIA §313(b)(2). The Trustee will also transmit by mail all reports as required by TIA §313(c). The Company shall promptly notify the Trustee in writing in the event the Notes are listed on any national securities exchange or delisted therefrom. A copy of each report at the time of its mailing to the Holders will be delivered by the Trustee to the Company.

Section 7.07	Compensation and Indemnity.

(a) The Company will pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee promptly upon request for all reasonable and documented disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable and documented compensation, disbursements and expenses of the Trustee’s agents and a single outside counsel.

(b) The Company will indemnify the Trustee, including its officers, directors, employees and agents, for, and hold each of the Trustee, including its officers, directors, employees and agents, and any predecessor, harmless against any and all damages, losses, liabilities, claims or expenses (including reasonable attorneys’ fees and expenses) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the reasonable and documented costs and expenses of enforcing this Indenture and the Notes against the Company or any Note Guarantor (including Article 5 hereof and this Section 7.07) and defending itself against any claim (whether asserted by the Company, any Note Guarantor, any Holder or any other Person) or liability in connection with the exercise, failure or refusal to exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense is determined by a court of competent jurisdiction to have been caused by its own negligence or willful misconduct. The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company of its obligations hereunder. The Company will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel of its selection and the Company will pay the reasonable and documented fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c) For purposes of clarity and without duplication of the Company’s obligations pursuant to paragraph (b) of this Section (and the Note Guarantors obligations with respect thereto pursuant to the Note Guarantee as referenced therein), the Guaranteed Obligations shall include the Trustee’s reasonable and documented costs and expenses of enforcing the Note Guarantee.

(d) The obligations of the Company and the Note Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

(e) To secure the payment obligations of the Company in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, premium on, if any, or interest, if any, on, particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(f) Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(d) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08	Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b) The Trustee may resign in writing at any time by giving 30 days’ prior notice of such resignation to the Company and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10 hereof;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the expense of the Company), the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and such transfer shall be subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.

(g) As used in this Section 7.08, the term “Trustee” shall also include each Agent.

Section 7.09	Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or national banking association, the successor corporation or national banking association without any further act will be the successor Trustee, subject to Section 7.10.

Section 7.10	Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation or national banking association organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

Section 7.11	Reports; Information, Annual Budget, Etc.

Delivery of reports, information and documents to the Trustee pursuant to Section 4.03(a) and the Annual Operating Budget to the Trustee pursuant to Section 4.15 is for informational purposes only and shall not constitute a representation or warranty by the Trustee as to the accuracy or completeness of the reports, information and documents. The Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates of the Company).

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01	Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02	Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and the Note Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and the Note Guarantees on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all its other obligations under such Notes and this Indenture, including that the Note Guarantors (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same, including the release of the Collateral) and the other Financing Documents as they apply for the benefit of the Holders, except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, Make-Whole Amounts, if any, or interest, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2) the Company’s obligations with respect to such Notes under Sections 2.07, 2.09 and 4.02 hereof;

(3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s obligations in connection therewith; and

(4) this Section 8.02.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03	Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and the Note Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.01, 4.03(a)(4)-(8), 4.03(b), 4.04 through 4.11, 4.13 and 4.15 through 4.48 hereof with respect to the outstanding Notes, and the Note Guarantors shall be deemed to have been discharged from their obligations with respect to the Note Guarantees, on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to this Indenture and the outstanding Notes, the Company may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default, but, except as specified above, the remainder of this Indenture and such Notes will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, none of the events or circumstances described in Section 6.01(a), (b), (c), (e), (f), (g), (h), (i), (j), (k), (l), (m), (n), (o), (p) and (q) hereof will constitute Events of Default.

Section 8.04	Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S dollars, non-callable Governmental Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium on, if any, and interest, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming, subject to customary assumptions and exclusions, that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any Note Guarantor is a party or by which the Company or any Note Guarantor is bound;

(6) the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company, any Note Guarantor or others;

(7) the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be (which instructions may be contained in the Officer’s Certificate).

Section 8.05	Deposited Money and Governmental Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Governmental Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or Note Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash and non-callable Governmental Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money and non-callable Governmental Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06	Repayment to Company.

Any money or Governmental Securities deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium on, if any, or interest, if any, on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest, if any, has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.07	Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Governmental Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Note Guarantors’ obligations under this Indenture. the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium on, if any, or interest, if any, on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01	Without Consent of Holders.

Notwithstanding Section 9.02 of this Indenture, without the consent of any Holder, the Company, the Note Guarantors and the Trustee may amend or supplement this Indenture or the other Note Documents:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption by a successor entity of the Company’s or any Note Guarantor’s obligations to the Holders under this Indenture, the Notes or the Note Guarantees in the case of merger or consolidation or sale of all or substantially all of the Company’s assets to the extent permitted pursuant to this Indenture;

(4) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights hereunder of any Holder;

(5) to conform the text of this Indenture, the Notes, the Note Guarantees or the Security Documents to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision in such “Description of the Notes” section was intended to be a verbatim recitation of a provision of this Indenture, the Notes, the Note Guarantees or the Security Documents, which intent may be evidenced by an Officer’s Certificate to that effect;

(6) to enter into additional or supplemental Security Documents;

(7) to release Collateral in accordance with the terms of this Indenture and the Security Documents;

(8) to evidence the succession of a new Trustee hereunder; provided that the successor Trustee is otherwise qualified and eligible to act as such under the terms of this Indenture;

(9) to comply with the rules of any Depositary; or

(10) to update any schedules, annexes or appendices thereto in accordance with the terms of the relevant Note Document.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Sections 9.05 and 12.02 hereof, the Trustee will join with the Company and the Note Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02	With Consent of Holders.

Except as provided above in Section 9.01 or below in this Section 9.02, the Company, the Note Guarantors and the Trustee may amend or supplement this Indenture (including, without limitation, Section 3.10 hereof), the Notes and the Note Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, or interest, if any, on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 and Section 2.09 shall determine which Notes are considered to be outstanding for the purposes of this Section 9.02.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the

Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 12.02 hereof, the Trustee will join with the Company and the Note Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture.

It is not necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class (excluding any Notes held by Continental Wind Holding or an Affiliate thereof) may waive compliance in a particular instance by the Company or any Note Guarantor with any provision of this Indenture, the Notes or the Note Guarantees. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not:

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes (except Section 3.10 hereof);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4) waive a Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, premium on, if any, or interest, if any, on, the Notes;

(7) waive a redemption payment with respect to any Note (other than a payment required pursuant to Section 3.10 hereof);

(8) modify the Note Guarantees in any manner adverse to the Holder;

(9) release all or substantially all of the Collateral from the Liens created by the Security Documents, except as specifically provided in this Indenture and the Security Documents; and

(10) make any change in the amendment or waiver provisions of this Indenture which require Holders’ consent or make any change in the preceding amendment and waiver provisions.

Section 9.03	Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, prior to the proposed effective date of any amendment, supplement or waiver, any Holder or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of such revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.04	Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05	Trustee to Sign Amendments, etc.

The Trustee will sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amendment, supplement or waiver until the Board of Directors of the Company approves it. In executing any amended or supplemental indenture, the Trustee will be provided with and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 12.02 hereof, an Officer’s Certificate and an Opinion of Counsel each stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10

COLLATERAL AND SECURITY

Section 10.01	Security Documents.

The due and punctual payment of the principal of, Make Whole Amounts, if any, premium on, if any, and interest, if any, on, the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest, if any (to the extent permitted by law), on the Notes and performance of all other obligations of the Financing Entities to the Holders or the Trustee under this Indenture and the Notes, according to the terms hereunder or thereunder, are secured as provided in the Security Documents, which the Financing Entities have entered into simultaneously with the execution of this Indenture. Each Holder, by its acceptance hereof, consents and agrees to the terms of the Intercreditor Agreement and the other Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral (as defined in the Security Documents)) as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs the Collateral Agent to enter into the Intercreditor Agreement and the other Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith. Each Financing Entity will do or cause to be done all such acts and things as may be reasonably necessary or proper, or as may be required by the provisions of the Security Documents, to assure and confirm to the Trustee and the Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. Each Financing Entity will take any and all actions reasonably required to cause the Security Documents to create and maintain, as security for the Obligations of the Company hereunder, a valid and enforceable perfected (or, in the case of Real Property, valid) first priority Lien in and on all the Collateral, in favor of the Collateral Agent for the benefit of the Holders, superior to and prior to the rights of all third Persons and subject to no other Liens, in each case, other than Permitted Liens.

Each of the Holders hereby appoints the Collateral Agent and the Depositary Agent to be the agent for and representative of the Trustee for the benefit of the Holders with respect to the Security Documents, and each of the Holders hereby authorizes and directs each of the Trustee, the Collateral Agent and the Depositary Agent to execute, deliver and perform each of the Security Documents to which the Trustee, the Collateral Agent or the Depositary Agent, as the case may be, is or is intended to be a party, and each Holder agrees to be bound by all of the agreements of the Trustee, the Collateral Agent and the Depositary Agent contained in the Security Documents. Each of the Collateral Agent and the Depositary Agent is further authorized and directed by the Holders to, and shall, enter into one or more joinder agreements under the Intercreditor Agreement and/or the Depositary Agreement, in any case, pursuant to the terms thereof.

Section 10.02	Recording and Opinions.

(a) The Company will furnish to the Trustee simultaneously with the execution and delivery of this Indenture an Opinion of Counsel either:

(1) stating that, in the opinion of such counsel, all action has been taken with respect to the recording, registering and filing of financing statements or other instruments necessary to make effective the Lien intended to be created by the Security Documents, and reciting with respect to the security interests in the Collateral owned by the Financing Entities on the date hereof, the details of such action; provided, that with respect to the Lien created by the Security Documents with respect to Real Property, the requirements set forth in this clause (1) shall be deemed satisfied by the issuance of the Title Policies to the Collateral Agent; or

(2) stating that, in the opinion of such counsel, no such action is necessary to make such Lien effective.

Section 10.03	Release of Collateral.

(a) Subject to subsections (b), (c), (d) and (e) of this Section 10.03 and subject to the Intercreditor Agreement, Collateral may be released from the Lien and security interest created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents or as provided hereby. In addition, upon the request of the Company pursuant to an Officer’s Certificate certifying that all conditions precedent hereunder have been met, and at the sole cost and expense of the Company, the Trustee will direct the Collateral Agent to release Collateral that is sold, transferred, conveyed or otherwise disposed of in compliance with the provisions of this Indenture. Upon receipt of such Officer’s Certificate and direction, the Collateral Agent shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents.

(b) The Collateral Agent’s Liens upon the Collateral will no longer secure the Notes outstanding under this Indenture or any other Obligations under this Indenture, and the right of the Holders to the benefits and proceeds of the Collateral Agent’s Liens on the Collateral will automatically terminate and be unconditionally discharged:

(1) upon satisfaction and discharge of this Indenture pursuant to Article 11 hereof;

(2) upon a defeasance of the Notes pursuant to Article 8 hereof;

(3) upon payment in full and discharge of all Notes outstanding under this Indenture and all Obligations that are outstanding, due and payable under this Indenture at the time the Notes are paid in full and discharged;

(4) in whole or in part, with the consent of the Holders of the requisite percentage of Notes in accordance with Article 9 hereof; or

(5) if any of the Collateral shall be sold, conveyed or disposed of to any Person in a transaction (i) permitted under the Financing Documents or (ii) consented to pursuant to the Financing Documents, in each case, subject to the Intercreditor Agreement.

(c) No Collateral may be released from the Lien and security interest created by the Security Documents pursuant to the provisions of the Security Documents unless the certificate required by this Section 10.03 has been delivered to the Collateral Agent and any Opinion of Counsel, if requested by the Trustee pursuant to Section 12.02, has been delivered to the Trustee.

(d) At any time when an Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise) and the Trustee has delivered a notice of acceleration to the Collateral Agent, no release of Collateral pursuant to the provisions of the Security Documents will be effective as against the Holders, other than upon payment in full and discharge of all Notes outstanding under this Indenture.

(e) The release of any Collateral from the terms of this Indenture and the Security Documents will not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to the terms of the Security Documents.

Section 10.04	Certificates of the Trustee.

In the event that the Company wishes to release Collateral in accordance with the Security Documents and has delivered the certificates and documents required by the Security Documents and Section 10.03 hereof, the Trustee, based on any Opinion of Counsel delivered pursuant to Section 12.02 hereof, will deliver a certificate and written direction to the Collateral Agent setting forth that based on the documents received, the applicable Collateral may be so released and directing the Collateral Agent to do so.

Section 10.05	Authorization of Actions to Be Taken by the Trustee Under the Security Documents.

Subject to the provisions of Section 7.01 and 7.02 hereof, the Trustee may, in its sole discretion and without the consent of the Holders, direct, on behalf of the Holders, the Collateral Agent to, take all actions it deems necessary or appropriate in order to:

(1) enforce any of the terms of the Intercreditor Agreement or the other Security Documents or to take actions requiring direction under the Depositary Agreement; and

(2) collect and receive any and all amounts payable in respect of the Note Obligations.

Subject to the terms of the Intercreditor Agreement, the Trustee will have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or of the Trustee).

Section 10.06	Authorization of Receipt of Funds by the Trustee Under the Security Documents.

The Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 10.07	Termination of Security Interest.

Upon the full and final payment and performance of all Obligations of the Financing Entities under this Indenture, the Notes and the Security Documents or upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Indenture in accordance with Article 11 hereof, the Trustee will at the written request of the Company deliver a certificate and written direction to the Collateral Agent stating that such Obligations of the Financing Entities have been paid in full, and directing the Collateral Agent to release the Liens pursuant to this Indenture and the Security Documents with respect to such Obligations.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01	Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Note Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Governmental Securities, or a combination thereof, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal of, premium on, if any, and interest, if any, on, the Notes to the date of maturity or redemption;

(2) in respect of clause (1)(b), no Trigger Event has occurred and is continuing on the date of the deposit (other than a Trigger Event arising in connection the borrowing of funds to be applied to such deposit and any similar concurrent deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which the Company or any Note Guarantor is a party or by which the Company is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(3) the Company has paid or caused to be paid all sums payable by it under this Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate to the Trustee stating that all the conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to clause (2) of this Section 11.01, the provisions of Sections 11.02 and 8.06 hereof will survive. In addition, nothing in this Section 11.01 will be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 11.02	Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest, if any, for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Note Guarantor’s obligations under this Indenture, the Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Company has made any payment of principal of, premium on, if any, or interest, if any, on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 12

MISCELLANEOUS

Section 12.01	Notices.

Any notice or communication by the Company, any Note Guarantor or the Trustee to the other is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the other’s address:

If to the Financing Entities:

Continental Wind, LLC

c/o Exelon Corporation

10 South Dearborn Street, 52nd Floor,

Chicago, IL, 60603.

Attention: Manager, Treasury Operations

With a copy to:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Facsimile No.: (212) 839-5599

Attention: Phil Corsello

Continental Wind, LLC

c/o Exelon Wind, LLC

Address: 4601 Westown Parkway, Suite 300, West Des Moines, IA 50266

Attention: Director, Finance

Continental Wind, LLC

c/o Exelon Business Services Company, LLC

Address: 100 Constellation Way, Suite 500P, Baltimore, MD 21202

Attention: Assistant General Counsel, Project Finance

If to the Trustee:

Wilmington Trust, National Association

1100 North Market Street

Wilmington, DE 19890-1605

Facsimile No.: (302) 636-4149

Attention: Institutional Client Services/Project Finance

The Company, any Note Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waiver of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

Where this Indenture provides for notice of any event to a Holder, such notice shall be sufficiently given if provided to the Depositary (or its designee), according to the applicable procedures of such Depositary, if any, prescribed for the giving of such notice. The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Trustee shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If any Financing Entity elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reasonable reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction received after such reliance and/or compliance. The Company agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Section 12.02	Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company or any Note Guarantor to the Trustee to take any action under this Indenture, including in connection with any release of Collateral pursuant to Section 10.03, the Company or such Note Guarantor, as the case may be, shall furnish to the Trustee:

(1) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 12.03 hereof) stating that, in the opinion of the signer, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied or, in the case of any release of Collateral, to the effect that such Collateral may be released in accordance with this Indenture and the Security Documents; and

(2) an Opinion of Counsel (which may be limited to reliance on an Officer’s Certificate as to matters of fact) in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 12.03 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied or, in the case of any release of Collateral, to the effect that such Collateral may be released in accordance with this Indenture and the Security Documents.

The Trustee shall, to the extent permitted by Sections 7.01 and 7.02 hereof, accept as conclusive evidence of compliance with the applicable provisions of the Financing Documents the appropriate statements contained in such documents.

Section 12.03	Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture and must include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied or, in the case of any release of Collateral, to the effect that such Collateral may be released in accordance with this Indenture and the Security Documents.

Section 12.04	Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.05	No Personal Liability of Directors, Officers, Employees and Equityholders.

No past, present or future director, officer, representative, Controlling person, executive, agent, employee, incorporator or shareholder (whether direct or indirect) of the Company or any Note Guarantor (including any holder of any membership interests in the Company or any Note Guarantor), as such, will have any liability for any obligations of the Company or any Note Guarantor under the Notes, the Note Guarantees, this Indenture, the Security Documents or any other Note Document or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 12.06	Governing Law.

THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 12.07	Submission to Jurisdiction.

Each party hereto hereby submits to the exclusive jurisdiction of the New York state courts and the federal courts sitting in the State of New York for the purposes of all legal proceedings arising out of or relating to this Indenture or the transactions contemplated hereby. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such court has been brought in an inconvenient forum.

Section 12.08	Waiver of Jury Trial.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER THIS INDENTURE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.09	No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or Indebtedness agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or Indebtedness agreement may not be used to interpret this Indenture.

Section 12.10	Successors.

All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Note Guarantors in this Indenture shall bind its successors. All agreements of the Trustee in this Indenture will bind its successors.

Section 12.11	Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 12.12	Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 12.13	Table of Contents, Headings, etc..

The Table of Contents and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 12.14	Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 12.15	Rights of Agents.

In connection with their acting hereunder, each of the Trustee and the Collateral Agent, as the case may be, is entitled to all rights, privileges, protections, benefits, immunities and indemnities, in addition to those set forth herein, provided to the Trustee or the Collateral Agent, as applicable, under the Financing Documents.

Section 12.16	U.S.A. Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

Section 12.17	Payments Due on Non-Business Days.

In any case where any interest payment date, redemption date, repurchase date or maturity date of the Notes shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Notes) payment of principal, premium, if any, or interest on the Notes need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the interest payment date, redemption date, repurchase date or maturity date of the Notes; provided that no interest will accrue for the period from and after such interest payment date, redemption date, repurchase date or maturity date of the Notes, as the case may be.

Section 12.18	Intercreditor Agreement.

In the event of any conflict between the provisions set forth in this Indenture or any other Financing Document (other than the Intercreditor Agreement) and those set forth in the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall supersede and control the terms and provisions of this Indenture or any such other Financing Document.

[Signatures on following page]

SIGNATURES

Dated as of September 30, 2013

CONTINENTAL WIND, LLC, as Issuer

By:	/s/ Shane Smith
Name:	Shane Smith
Title:	Assistant Treasurer

CONTINENTAL WIND HOLDING, LLC

By:	/s/ Shane Smith
	Name:	Shane Smith
	Title:	Assistant Treasurer

BEEBE RENEWABLE ENERGY, LLC

By:	/s/ Shane Smith
	Name:	Shane Smith
	Title:	Assistant Treasurer

BENNETT CREEK WINDFARM, LLC

By:	/s/ Shane Smith
	Name:	Shane Smith
	Title:	Assistant Treasurer

CASSIA GULCH WIND PARK LLC

By:	/s/ Shane Smith
	Name:	Shane Smith
	Title:	Assistant Treasurer

CASSIA WIND FARM LLC

By:	/s/ Shane Smith
	Name:	Shane Smith
	Title:	Assistant Treasurer

FOUR CORNERS WINDFARM, LLC

By:	/s/ Shane Smith
	Name:	Shane Smith
	Title:	Assistant Treasurer

FOUR MILE CANYON WINDFARM, LLC

By:	/s/ Shane Smith
	Name:	Shane Smith
	Title:	Assistant Treasurer

GREENSBURG WIND FARM, LLC

By:	/s/ Shane Smith
	Name:	Shane Smith
	Title:	Assistant Treasurer

HARVEST WINDFARM, LLC

By:	/s/ Shane Smith
	Name:	Shane Smith
	Title:	Assistant Treasurer

HARVEST II WINDFARM LLC

By:	/s/ Shane Smith
	Name:	Shane Smith
	Title:	Assistant Treasurer

HIGH MESA ENERGY, LLC

By:	/s/ Shane Smith
	Name:	Shane Smith
	Title:	Assistant Treasurer

HOT SPRINGS WINDFARM, LLC

By:	/s/ Shane Smith
	Name:	Shane Smith
	Title:	Assistant Treasurer

MICHIGAN WIND 2, LLC

By:	/s/ Shane Smith
	Name:	Shane Smith
	Title:	Assistant Treasurer

SHOOTING STAR WIND PROJECT, LLC

By:	/s/ Shane Smith
	Name:	Shane Smith
	Title:	Assistant Treasurer

TUANA SPRINGS ENERGY, LLC

By:	/s/ Shane Smith
	Name:	Shane Smith
	Title:	Assistant Treasurer

WHITETAIL WIND ENERGY, LLC

By:	/s/ Shane Smith
	Name:	Shane Smith
	Title:	Assistant Treasurer

WILDCAT FINANCE, LLC

By:	/s/ Shane Smith
	Name:	Shane Smith
	Title:	Assistant Treasurer

WILDCAT WIND LLC

By:	/s/ Shane Smith
	Name:	Shane Smith
	Title:	Assistant Treasurer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Steve Barone
Name:	Steve Barone
Title:	Assistant Vice President

Exhibit 4.2

EXHIBIT A1

[Form of Face of Note]

[THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A NON-U.S. PERSON IN A TRANSACTION

[1]	Include in Global Notes.

MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.

[THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.]2

[2]	Include in Regulation S Permanent Global Notes.

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CUSIP [                    ]

ISIN [                    ]3

[144A GLOBAL] [REGULATION S PERMANENT GLOBAL] [DEFINITIVE] NOTE

6.000% Senior Secured Notes due 2033

No. [RA- ] [RS- ] [U- ]	[Up to][4] [$ ]

CONTINENTAL WIND, LLC

promises to pay to [CEDE & CO.]5 [                    ] or its registered assigns the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto]6 [of $         (         Dollars)]7 in installments on the dates and in the amounts as set forth in Schedule 1 hereto and made part hereof.

Interest Payment Dates: February 28 or 29, as applicable, and August 31

Record Dates: February 14 or 15, as applicable, and August 15

[3]	Rule 144A Note CUSIP: [ ]

Rule 144A Note ISIN: [                    ]

Regulation S Note CUSIP: [                    ]

Regulation S Note ISIN: [                    ]

[CUSIP for Unrestricted Global Note: [                    ]]

[ISIN for Unrestricted Global Note: [                    ]]

[4]	Include in Global Notes.
[5]	Include in Global Notes.
[6]	Include in Global Notes.
[7]	Include in Definitive Notes.

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IN WITNESS HEREOF, the Company has caused this instrument to be duly executed.

Dated: [            ], 2013

CONTINENTAL WIND, LLC

By:
Name:
Title:

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CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated: [            ], 2013

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[Reverse Side of Note]

6.000% Senior Secured Notes due 2033

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Continental Wind, LLC, a Delaware limited liability company (the “Company”), promises to pay or cause to be paid interest on the principal amount of this Note at 6.000% per annum until but excluding maturity. The Company shall pay interest semi-annually in arrears on [                    ] of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of original issuance; provided that the first Interest Payment Date shall be [            ], 20[    ]. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 1.00% per annum higher than the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any (without regard to any applicable grace periods), at the same rate to the extent lawful.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2) METHOD OF PAYMENT. The Company will pay interest, and will make payments of principal in accordance with Schedule 1 hereto, on the Notes (except defaulted interest), if any, to the Persons who are registered Holders at the close of business on the February 14 or 15, as applicable, or August 15 immediately preceding the Interest Payment Date; provided, that if such day is not a Business Day then such payment need not be made on such date, but may be made on the next succeeding Business Day. The Notes will be payable as to principal, premium, if any, Make-Whole Amounts, if any, and interest, if any, at the office or agency of the Company maintained for such purpose. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, Wilmington Trust, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without notice to the Holders. The Company or any of its subsidiaries may act as Paying Agent or Registrar.

(4) INDENTURE AND SECURITY DOCUMENTS. The Company issued the Notes under an Indenture dated as of September 30, 2013 (as amended or supplemented from time to time, the “Indenture”) among the Company, the Note Guarantors named therein and the Trustee. This Note is one of a duly authorized issue of notes of the Company designated as its 6.000% Senior Secured Notes due 2033. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms. Any term used in this Note that is defined in the Indenture shall have the meaning assigned to it in the Indenture. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are senior secured obligations of the Company and the Note Guarantors. The Notes and the related guarantees are secured on a first-priority basis (subject to certain permitted liens and except for certain excluded assets) by (i) all of our existing

A1-6

and future equity interests in the Project Companies and all of Continental Wind Holding’s existing and future equity interests in the Company, (ii) the interests of the Project Companies in substantially all of the Project Sites (as defined herein), including the leasehold interests therein, and improvements and fixtures thereon and all related easements, rights-of-way, servitudes, licenses and similar property rights, and (iii) substantially all of the Company and the Note Guarantors’ assets, other than Continental Wind Holding, as described in the Security Documents referred to in the Indenture.

(5) OPTIONAL REDEMPTION.

(a) At any time prior to the Maturity Date the Company will have the right, at its option, to redeem any of the Notes, in whole at any time or in part from time to time prior to their maturity, on at least 30 days’ but not more than 60 days’ notice, at a redemption price equal to (1) 100% of the principal amount of such Notes being redeemed, plus (2) accrued and unpaid interest on such Notes being redeemed up to, but not including, the redemption date, plus (3) the Make-Whole Amount (subject to the rights of the Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date)

(b) Unless the Company fails to deposit with the Trustee of the Paying Agent money sufficient to make such redemption payment, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(6) NOTICE OF REDEMPTION. At least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail (or in the case of Notes held in book-entry form, by electronic transmission), a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes, a satisfaction and discharge of the Indenture or a Change of Control pursuant to Articles 3, 8 or 11 thereof. Any redemption notice may, at the Company’s discretion, be subject to one or more conditions precedent. Notes and portions of Notes selected will be in amounts of $100,000 or integral multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased.

(7) SINKING FUND. The Company is not required to make sinking fund payments with respect to the Notes.

(8) MANDATORY REDEMPTION. The Company is required to redeem the Notes, in whole or in part, with Loss Proceeds, Title Event Proceeds, Asset Sale Proceeds, Project Contract Termination Proceeds, the proceeds of any Tax Equity Option Payment, the Whitetail Wind Project Prepayment Amount, accumulated amounts in the Distribution Suspense Account (subject to certain conditions described in the Indenture) pursuant to the following provisions:

(a) LOSS EVENTS AND EVENTS OF TAKING. The Company shall redeem the Notes with Loss Proceeds in accordance with Section 3.09 of the Indenture and the provisions of the Depositary Agreement, to the extent required pursuant to the terms of the Depositary Agreement. The redemption price for the Notes to be redeemed in any such redemption (without premium or penalty) will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If the aggregate principal amount of Notes and outstanding Credit Facilities Obligations and/or Replacement Credit Facilities Obligations

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exceeds the amount of applicable Loss Proceeds, the Notes and outstanding Credit Facilities Obligations and/or Replacement Credit Facilities Obligations will be redeemed or prepaid, or cash collateralized in the case of letters of credit, as the case may be, on a pro rata basis, based on the amounts required to be prepaid cash collateralized or redeemed (with such adjustments as may be deemed appropriate by the Company so that only Notes in original principal denominations of $100,000, or an integral multiple of $1,000 in excess thereof, will be redeemed).

(b) TITLE EVENTS. The Company shall redeem the Notes with Title Event Proceeds in accordance with Section 3.09 of the Indenture and the provisions of the Depositary Agreement, to the extent required pursuant to the terms of the Depositary Agreement. The redemption price for the Notes to be redeemed in any such redemption (without premium or penalty) will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If the aggregate principal amount of Notes and outstanding Credit Facilities Obligations and/or Replacement Credit Facilities Obligations exceeds the amount of applicable Title Event Proceeds, the Notes and outstanding Credit Facilities Obligations and/or Replacement Credit Facilities Obligations will be redeemed or prepaid, or cash collateralized in the case of letters of credit, as the case may be, on a pro rata basis, based on the amounts required to be prepaid cash collateralized or redeemed (with such adjustments as may be deemed appropriate by the Company so that only Notes in original principal denominations of $100,000, or an integral multiple of $1,000 in excess thereof, will be redeemed).

(c) PROJECT CONTRACT TERMINATION. The Company shall repay the Notes with Project Contract Termination Proceeds in accordance with Section 3.09 of the Indenture and the provisions of the Depositary Agreement, to the extent required pursuant to the terms of the Depositary Agreement. The redemption price for the Notes to be redeemed in any such redemption (without premium or penalty) will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If the aggregate principal amount of Notes and outstanding Credit Facilities Obligations and/or Replacement Credit Facilities Obligations exceeds the amount of applicable Project Contract Termination Proceeds, the Notes and outstanding Credit Facilities Obligations and/or Replacement Credit Facilities Obligations will be redeemed or prepaid, or cash collateralized in the case of letters of credit, as the case may be, on a pro rata basis, based on the amounts required to be prepaid cash collateralized or redeemed (with such adjustments as may be deemed appropriate by the Company so that only Notes in original principal denominations of $100,000, or an integral multiple of $1,000 in excess thereof, will be redeemed).

(d) MATERIAL ASSET SALES. The Company shall repay the Notes with Asset Sale Proceeds in accordance with Section 3.09 of the Indenture and the provisions of the Depositary Agreement, to the extent required pursuant to the terms of the Depositary Agreement. The redemption price for the Notes to be redeemed in any such redemption (without premium or penalty) will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If the aggregate principal amount of Notes and outstanding Credit Facilities Obligations and/or Replacement Credit Facilities Obligations exceeds the amount of applicable Asset Sale Proceeds, the Notes and outstanding Credit Facilities Obligations and/or Replacement Credit Facilities Obligations will be redeemed or prepaid, or cash collateralized in the case of letters of credit, as the case may be, on a pro rata basis, based on the amounts required to be prepaid cash collateralized or redeemed (with such adjustments as may be deemed appropriate by the Company so that only Notes in original principal denominations of $100,000, or an integral multiple of $1,000 in excess thereof, will be redeemed).

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(e) ACCUMULATION OF AMOUNTS IN DISTRIBUTION SUSPENSE ACCOUNT. The Company shall repay the Notes with accumulated amounts in the Distribution Suspense Account on the last Quarterly Payment Date of any Distribution Suspense Period in accordance with the Indenture and the provisions of the Depositary Agreement, to the extent required pursuant to the terms of the Depositary Agreement. The redemption price for the Notes redeemed in any such redemption will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption (without premium or penalty), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If the aggregate principal amount of Notes exceeds the amount of such funds on deposit in such sub-account, the Notes will be redeemed on a pro rata basis, based on the amounts required to be redeemed (with such adjustments as may be deemed appropriate by the Company so that only Notes in original principal denominations of $100,000, or an integral multiple of $1,000 in excess thereof, will be redeemed).

(f) TAX EQUITY OPTION PAYMENT PROCEEDS. If the Company or any Project Company receives any Tax Equity Option Payment pursuant to the Tax Equity Option Agreement, then, within five (5) Business Days of receipt of such Tax Equity Option Payment, the Company shall provide written direction to the Depositary Agent to deposit or transfer the Net Available Amount of such Tax Equity Option Payment to the Note Redemption Account, which amount shall be used to redeem the maximum principal amount of Notes that may be redeemed out of such proceeds in accordance with Section 3.09 of the Indenture and the provisions of the Depositary Agreement. The redemption price for the Notes redeemed in any such redemption will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption (without premium or penalty), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If the aggregate principal amount of Notes exceeds the amount of the Tax Equity Option Payment, the Notes will be redeemed on a pro rata basis, based on the amounts required to be redeemed (with such adjustments as may be deemed appropriate by the Company so that only Notes in original principal denominations of $100,000, or an integral multiple of $1,000 in excess thereof, will be redeemed).

(g) WHITETAIL WIND PROJECT PREPAYMENT AMOUNT. If the Whitetail Wind Project is sold pursuant to clause (11) of the definition of Permitted Asset Sale, then, prior to or substantially simultaneously with the consummation of such sale, the Company shall deposit or cause to be deposited into the Note Redemption Account an amount in cash equal to $2,500,000, which amount shall be used to redeem the maximum principal amount of Notes that may be redeemed out of such amount in accordance with Section 3.09 of the Indenture. The redemption price for the Notes redeemed in any such redemption will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption (without premium or penalty), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If the aggregate principal amount of Notes exceeds the amount of the Whitetail Wind Project Prepayment Amount, the Notes will be redeemed on a pro rata basis, based on the amounts required to be redeemed (with such adjustments as may be deemed appropriate by the Company so that only Notes in original principal denominations of $100,000, or an integral multiple of $1,000 in excess thereof, will be redeemed).

(9) CHANGE OF CONTROL REPURCHASE AT THE OPTION OF HOLDER. Upon the occurrence of a Change of Control, unless the Company has exercised its right to redeem all of the Notes as described under Section 3.07 hereof, each Holder will have the right to require the Company to repurchase all or a portion (equal to $100,000 or an integral multiple of $1,000 in

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excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of such Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase (subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, without premium or penalty). Within 10 Business Days following after obtaining knowledge of any Change of Control, unless the Company has exercised its right to redeem all of the Notes, the Company will send, by first-class mail a notice to each Holder, with a copy to Trustee, describing the transaction or transactions that constitute the Change of Control and setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(10) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in denominations of $100,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.

(11) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

(12) AMENDMENT SUPPLEMENT AND WAIVER. The Indenture, the Note Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

(13) DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Article 6 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Company, the Note Guarantors, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

(14) NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, representative, Controlling person, executive, agent, employee, incorporator or shareholder (whether direct or indirect) of the Company or any Note Guarantor (including any holder of any membership interests in the Company or any Note Guarantor), as such, will have any liability for any obligations of the Company or any Note Guarantor under the Notes, the Note Guarantees, the Indenture, the Security Documents or any other Note Document or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

(15) AUTHENTICATION. This Note will not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of an authorized signatory of the Trustee.

(16) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption or in Offers to Purchase as a convenience to Holders. No representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or in Offers to Purchase, and reliance may be placed only on the other identification numbers placed thereon.

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(17) GOVERNING LAW. THIS NOTE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Company at the following address:

Continental Wind, LLC

c/o Exelon Corporation

Address: 10 South Dearborn Street, 52nd Floor, Chicago, IL, 60603.

Attention: Manager, Treasury Operations

With a copy to:

Continental Wind, LLC

c/o Exelon Wind, LLC

Address: 4601 Westown Parkway, Suite 300, West Des Moines, IA 50266

Attention: Director, Finance

and

Continental Wind, LLC

c/o Exelon Business Services Company, LLC

Address: 100 Constellation Way, Suite 500P, Baltimore, MD 21202

Attention: Assistant General Counsel, Project Finance

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 3.10 of the Indenture, check the box below:

☐  Section 3.10

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 3.10 of the Indenture, state the amount you elect to have purchased:

$ (equal to $100,000 or
an integral multiple of
$1,000 in excess thereof)

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE8

The outstanding principal amount of this Global Note is $[        ]. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

[8]	Include in Global Notes.

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SCHEDULE 1

SCHEDULE OF PRINCIPAL PAYMENTS

The principal amount of the Notes will be payable in semi-annual installments, commencing [            ], pro rata to the registered Holders thereof in accordance with the following schedule:

Interest Payment Date	Percentage of Original Principal Amount Payable	Interest Payment Date	Percentage of Original Principal Amount Payable

This Schedule 1 shall be adjusted in the event of any redemption or purchase of the Notes in part.

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EXHIBIT A2

[Form of Face of Regulation S Temporary Global Note]

THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.

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CUSIP

[REGULATION S TEMPORARY GLOBAL NOTE]

6.000% Senior Secured Notes due 2033

No.	$

CONTINENTAL WIND, LLC

promises to pay to [CEDE & CO.]9 [                    ] or its registered assigns the principal sum of $          (            Dollars) in installments on the dates and in the amounts as set forth in Schedule 1 hereto and made part hereof.

Interest Payment Dates: February 28 or 29, as applicable, and August 31

Record Dates: February 14 or 15, as applicable, and August 15

[9]	Include in Global Notes.

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IN WITNESS HEREOF, the Company has caused this instrument to be duly executed.

Dated: [            ], 2013

CONTINENTAL WIND, LLC

By:
Name:
Title:

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CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated: [            ], 2013

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[Reverse Side of Regulation S Temporary Global Note]

6.000% Senior Secured Notes due 2033

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Continental Wind, LLC, a Delaware limited liability company (the “Company”), promises to pay or cause to be paid interest on the principal amount of this Note at 6.000% per annum until but excluding maturity. The Company shall pay interest semi-annually in arrears on [                    ] of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of original issuance; provided that the first Interest Payment Date shall be [            ], 20[    ]. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 1.00% per annum higher than the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any (without regard to any applicable grace periods), at the same rate to the extent lawful.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2) METHOD OF PAYMENT. The Company will pay interest, and will make payments of principal in accordance with Schedule 1 hereto, on the Notes (except defaulted interest), if any, to the Persons who are registered Holders at the close of business on the February 14 or 15, as applicable, or August 15 immediately preceding the Interest Payment Date; provided, that if such day is not a Business Day then such payment need not be made on such date, but may be made on the next succeeding Business Day. The Notes will be payable as to principal, premium, if any, Make-Whole Amounts, if any, and interest, if any, at the office or agency of the Company maintained for such purpose. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, Wilmington Trust, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without notice to the Holders. The Company or any of its subsidiaries may act as Paying Agent or Registrar.

(4) INDENTURE AND SECURITY DOCUMENTS. The Company issued the Notes under an Indenture dated as of September 30, 2013 (as amended or supplemented from time to time, the “Indenture”) among the Company, the Note Guarantors named therein and the Trustee. This Note is one of a duly authorized issue of notes of the Company designated as its 6.000% Senior Secured Notes due 2033. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms. Any term used in this Note that is defined in the Indenture shall have the meaning assigned to it in the Indenture. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are senior secured obligations of the Company and the Note Guarantors. The Notes and the related guarantees are secured on a first-priority basis (subject to certain permitted liens and except for certain excluded assets) by (i) all of our existing

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and future equity interests in the Project Companies and all of Continental Wind Holding’s existing and future equity interests in the Company, (ii) the interests of the Project Companies in substantially all of the Project Sites (as defined herein), including the leasehold interests therein, and improvements and fixtures thereon and all related easements, rights-of-way, servitudes, licenses and similar property rights, and (iii) substantially all of the Company and the Note Guarantors’ assets, other than Continental Wind Holding, as described in the Security Documents referred to in the Indenture.

(5) OPTIONAL REDEMPTION.

(a) At any time prior to the Maturity Date the Company will have the right, at its option, to redeem any of the Notes, in whole at any time or in part from time to time prior to their maturity, on at least 30 days’ but not more than 60 days’ notice, at a redemption price equal to (1) 100% of the principal amount of such Notes being redeemed, plus (2) accrued and unpaid interest on such Notes being redeemed up to, but not including, the redemption date, plus (3) the Make-Whole Amount (subject to the rights of the Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date)

(b) Unless the Company fails to deposit with the Trustee of the Paying Agent money sufficient to make such redemption payment, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(6) NOTICE OF REDEMPTION. At least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail (or in the case of Notes held in book-entry form, by electronic transmission), a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes, a satisfaction and discharge of the Indenture or a Change of Control pursuant to Articles 3, 8 or 11 thereof. Any redemption notice may, at the Company’s discretion, be subject to one or more conditions precedent. Notes and portions of Notes selected will be in amounts of $100,000 or integral multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased.

(7) SINKING FUND. The Company is not required to make sinking fund payments with respect to the Notes.

(8) MANDATORY REDEMPTION. The Company is required to redeem the Notes, in whole or in part, with Loss Proceeds, Title Event Proceeds, Asset Sale Proceeds, Project Contract Termination Proceeds, the proceeds of any Tax Equity Option Payment, the Whitetail Wind Project Prepayment Amount, accumulated amounts in the Distribution Suspense Account (subject to certain conditions described in the Indenture) pursuant to the following provisions:

(a) LOSS EVENTS AND EVENTS OF TAKING. The Company shall redeem the Notes with Loss Proceeds in accordance with Section 3.09 of the Indenture and the provisions of the Depositary Agreement, to the extent required pursuant to the terms of the Depositary Agreement. The redemption price for the Notes to be redeemed in any such redemption (without premium or penalty) will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If the aggregate principal amount of Notes and outstanding Credit Facilities Obligations and/or Replacement Credit Facilities Obligations

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exceeds the amount of applicable Loss Proceeds, the Notes and outstanding Credit Facilities Obligations and/or Replacement Credit Facilities Obligations will be redeemed or prepaid, or cash collateralized in the case of letters of credit, as the case may be, on a pro rata basis, based on the amounts required to be prepaid cash collateralized or redeemed (with such adjustments as may be deemed appropriate by the Company so that only Notes in original principal denominations of $100,000, or an integral multiple of $1,000 in excess thereof, will be redeemed).

(b) TITLE EVENTS. The Company shall redeem the Notes with Title Event Proceeds in accordance with Section 3.09 of the Indenture and the provisions of the Depositary Agreement, to the extent required pursuant to the terms of the Depositary Agreement. The redemption price for the Notes to be redeemed in any such redemption (without premium or penalty) will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If the aggregate principal amount of Notes and outstanding Credit Facilities Obligations and/or Replacement Credit Facilities Obligations exceeds the amount of applicable Title Event Proceeds, the Notes and outstanding Credit Facilities Obligations and/or Replacement Credit Facilities Obligations will be redeemed or prepaid, or cash collateralized in the case of letters of credit, as the case may be, on a pro rata basis, based on the amounts required to be prepaid cash collateralized or redeemed (with such adjustments as may be deemed appropriate by the Company so that only Notes in original principal denominations of $100,000, or an integral multiple of $1,000 in excess thereof, will be redeemed).

(c) PROJECT CONTRACT TERMINATION. The Company shall repay the Notes with Project Contract Termination Proceeds in accordance with Section 3.09 of the Indenture and the provisions of the Depositary Agreement, to the extent required pursuant to the terms of the Depositary Agreement. The redemption price for the Notes to be redeemed in any such redemption (without premium or penalty) will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If the aggregate principal amount of Notes and outstanding Credit Facilities Obligations and/or Replacement Credit Facilities Obligations exceeds the amount of applicable Project Contract Termination Proceeds, the Notes and outstanding Credit Facilities Obligations and/or Replacement Credit Facilities Obligations will be redeemed or prepaid, or cash collateralized in the case of letters of credit, as the case may be, on a pro rata basis, based on the amounts required to be prepaid cash collateralized or redeemed (with such adjustments as may be deemed appropriate by the Company so that only Notes in original principal denominations of $100,000, or an integral multiple of $1,000 in excess thereof, will be redeemed).

(d) MATERIAL ASSET SALES. The Company shall repay the Notes with Asset Sale Proceeds in accordance with Section 3.09 of the Indenture and the provisions of the Depositary Agreement, to the extent required pursuant to the terms of the Depositary Agreement. The redemption price for the Notes to be redeemed in any such redemption (without premium or penalty) will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If the aggregate principal amount of Notes and outstanding Credit Facilities Obligations and/or Replacement Credit Facilities Obligations exceeds the amount of applicable Asset Sale Proceeds, the Notes and outstanding Credit Facilities Obligations and/or Replacement Credit Facilities Obligations will be redeemed or prepaid, or cash collateralized in the case of letters of credit, as the case may be, on a pro rata basis, based on the amounts required to be prepaid cash collateralized or redeemed (with such adjustments as may be deemed appropriate by the Company so that only Notes in original principal denominations of $100,000, or an integral multiple of $1,000 in excess thereof, will be redeemed).

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(e) ACCUMULATION OF AMOUNTS IN DISTRIBUTION SUSPENSE ACCOUNT. The Company shall repay the Notes with accumulated amounts in the Distribution Suspense Account on the last Quarterly Payment Date of any Distribution Suspense Period in accordance with the Indenture and the provisions of the Depositary Agreement, to the extent required pursuant to the terms of the Depositary Agreement. The redemption price for the Notes redeemed in any such redemption will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption (without premium or penalty), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If the aggregate principal amount of Notes exceeds the amount of such funds on deposit in such sub-account, the Notes will be redeemed on a pro rata basis, based on the amounts required to be redeemed (with such adjustments as may be deemed appropriate by the Company so that only Notes in original principal denominations of $100,000, or an integral multiple of $1,000 in excess thereof, will be redeemed).

(f) TAX EQUITY OPTION PAYMENT PROCEEDS. If the Company or any Project Company receives any Tax Equity Option Payment pursuant to the Tax Equity Option Agreement, then, within five (5) Business Days of receipt of such Tax Equity Option Payment, the Company shall provide written direction to the Depositary Agent to deposit or transfer the Net Available Amount of such Tax Equity Option Payment to the Note Redemption Account, which amount shall be used to redeem the maximum principal amount of Notes that may be redeemed out of such proceeds in accordance with Section 3.09 of the Indenture and the provisions of the Depositary Agreement. The redemption price for the Notes redeemed in any such redemption will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption (without premium or penalty), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If the aggregate principal amount of Notes exceeds the amount of the Tax Equity Option Payment, the Notes will be redeemed on a pro rata basis, based on the amounts required to be redeemed (with such adjustments as may be deemed appropriate by the Company so that only Notes in original principal denominations of $100,000, or an integral multiple of $1,000 in excess thereof, will be redeemed).

(g) WHITETAIL WIND PROJECT PREPAYMENT AMOUNT. If the Whitetail Wind Project is sold pursuant to clause (11) of the definition of Permitted Asset Sale, then, prior to or substantially simultaneously with the consummation of such sale, the Company shall deposit or cause to be deposited into the Note Redemption Account an amount in cash equal to $2,500,000, which amount shall be used to redeem the maximum principal amount of Notes that may be redeemed out of such amount in accordance with Section 3.09 of the Indenture. The redemption price for the Notes redeemed in any such redemption will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption (without premium or penalty), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If the aggregate principal amount of Notes exceeds the amount of the Whitetail Wind Project Prepayment Amount, the Notes will be redeemed on a pro rata basis, based on the amounts required to be redeemed (with such adjustments as may be deemed appropriate by the Company so that only Notes in original principal denominations of $100,000, or an integral multiple of $1,000 in excess thereof, will be redeemed).

(9) CHANGE OF CONTROL REPURCHASE AT THE OPTION OF HOLDER. Upon the occurrence of a Change of Control, unless the Company has exercised its right to redeem all of the Notes as described under Section 3.07 hereof, each Holder will have the right to require the Company to repurchase all or a portion (equal to $100,000 or an integral multiple of $1,000 in

A2-8

excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of such Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase (subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, without premium or penalty). Within 10 Business Days following after obtaining knowledge of any Change of Control, unless the Company has exercised its right to redeem all of the Notes, the Company will send, by first-class mail a notice to each Holder, with a copy to Trustee, describing the transaction or transactions that constitute the Change of Control and setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(10) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in denominations of $100,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.

(11) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

(12) AMENDMENT SUPPLEMENT AND WAIVER. The Indenture, the Note Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

(13) DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Article 6 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Company, the Note Guarantors, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

(14) NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, representative, Controlling person, executive, agent, employee, incorporator or shareholder (whether direct or indirect) of the Company or any Note Guarantor (including any holder of any membership interests in the Company or any Note Guarantor), as such, will have any liability for any obligations of the Company or any Note Guarantor under the Notes, the Note Guarantees, the Indenture, the Security Documents or any other Note Document or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

(15) AUTHENTICATION. This Note will not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of an authorized signatory of the Trustee.

(16) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption or in Offers to Purchase as a convenience to Holders. No representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or in Offers to Purchase, and reliance may be placed only on the other identification numbers placed thereon.

(17) GOVERNING LAW. THIS NOTE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

A2-9

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Company at the following address:

Continental Wind, LLC

c/o Exelon Corporation

Address: 10 South Dearborn Street, 52nd Floor, Chicago, IL, 60603.

Attention: Manager, Treasury Operations

With a copy to:

Continental Wind, LLC

c/o Exelon Wind, LLC

Address: 4601 Westown Parkway, Suite 300, West Des Moines, IA 50266

Attention: Director, Finance

and

Continental Wind, LLC

c/o Exelon Business Services Company, LLC

Address: 100 Constellation Way, Suite 500P, Baltimore, MD 21202

Attention: Assistant General Counsel, Project Finance

A2-10

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A2-11

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 3.10 of the Indenture, check the box below:

☐  Section 3.10

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 3.10 of the Indenture, state the amount you elect to have purchased:

$ (equal to $100,000 or
an integral multiple of
$1,000 in excess thereof)

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A2-12

SCHEDULE OF EXCHANGES OF INTERESTS IN THE REGULATION S TEMPORARY GLOBAL NOTE10

The outstanding principal amount of this Global Note is $        . The following exchanges of a part of this Regulation S Temporary Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Regulation S Temporary Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

[10]	Include in Global Notes.

A2-13

SCHEDULE 1

SCHEDULE OF PRINCIPAL PAYMENTS

The principal amount of the Notes will be payable in semi-annual installments, commencing [            ], pro rata to the registered Holders thereof in accordance with the following schedule:

Interest Payment Date	Percentage of Original Principal Amount Payable	Interest Payment Date	Percentage of Original Principal Amount Payable

This Schedule 1 shall be adjusted in the event of any redemption or purchase of the Notes in part.

A2-14

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Continental Wind, LLC

c/o Exelon Corporation,

10 South Dearborn Street, 48th Floor

Chicago, IL 60680

[Registrar address block]

Re: 6.000% Senior Secured Notes due 2033 (CUSIP [            ])

Reference is hereby made to the Indenture, dated as of September 30, 2013 (the “Indenture”), among Continental Wind, LLC, as issuer (the “Company”), the Note Guarantors party thereto and Wilmington Trust, National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                 , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $         in such Note[s] or interests (the “Transfer”), to                      (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A (“Rule 144”) under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Temporary Global Note, the Regulation S Permanent Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act [and/,] (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act [and

(iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser)]. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Permanent Global Note, the Regulation S Temporary Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a beneficial interest in a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐ such Transfer is being effected to the Company or a subsidiary thereof;

or

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

4. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ), or

(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ), or

(iv)	☐ Unrestricted Global Note (CUSIP ); or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Continental Wind, LLC

c/o Exelon Corporation

10 South Dearborn Street, 48th Floor

Chicago, IL 60680

[Registrar address block]

Re: 6.000% Senior Secured Notes due 20[33] (CUSIP [            ])

Reference is hereby made to the Indenture, dated as of September 30, 2013 (the “Indenture”), among Continental Wind, LLC, as issuer (the “Company”), the Note Guarantors party thereto and Wilmington Trust, National Association, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                         , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $         in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the 144A Global Note or Regulation S Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

BASE CASE PROJECTIONS

[To come]

D-1

EXHIBIT E

FORM OF CONSENT

CONSENT AND AGREEMENT

This CONSENT AND AGREEMENT (this “Consent”), dated as of                     , is entered into by and among [                                ] (the “Consenting Party”), [                    ] (the “Company”) and [                    ] (in such capacity, together with its successors and assigns, the “Collateral Agent”), acting as collateral agent for the Secured Parties (as defined below).

RECITALS

WHEREAS, Continental Wind, LLC, the parent of the Company (the “Issuer”), will issue senior secured notes in the amount of [$        ] (the “Notes”) pursuant to that certain Indenture as among the Issuer, the indenture trustee named therein and the other parties thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), dated as of [            ], 2013 (the “Closing Date”), to finance the operation of various wind farms in which Issuer holds an indirect interest, including [                    ] (the “Project[s]”); [Name all relevant Projects]

WHEREAS, the Issuer, the Collateral Agent, the issuing banks identified therein (the “Issuing Banks”), the administrative agent identified therein (in such capacity, together with its successors and assigns, the “Administrative Agent”), the lenders party thereto from time to time (the “Lenders”) and the other parties thereto have entered into that certain Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of the Closing Date pursuant to which the Issuing Banks will issue letters of credit and the Lenders will advance certain loans (the “Loans”) to finance the operation of various wind farms in which Issuer holds an indirect interest, including the Project[s];

WHEREAS, the Company will benefit directly from the proceeds of the Notes and the Loans and the issuance of the letters of credit and has, therefore, provided a guaranty of the obligations of the Issuer (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”) pursuant to the Financing Documents (as defined below);

WHEREAS, the Company and Consenting Party have entered into that certain [                                        ] (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof, the “Assigned Agreement[s]”); [Name all relevant agreements; revise terms herein accordingly]

WHEREAS, pursuant to certain security agreements and related documents, dated as of the Closing Date (as amended, restated, supplemented or otherwise modified from time to time, the “Security Documents”), between the Issuer, the Company, certain other subsidiaries of the Issuer and the Collateral Agent, the Company has collaterally assigned its interest under the Assigned Agreement[s] (the “Collateral Assignment”) as security for the Company’s obligations under the Financing Documents for the benefit of the Lenders, the Collateral Agent, the Administrative Agent and the depositary bank identified in the Credit Agreement, the holders of the Notes from time to time (the “Holders”) and the indenture trustee pursuant to the Indenture (collectively, the “Secured Parties”);

WHEREAS, the Guaranty, Indenture, the Credit Agreement, the Security Documents and all related agreements shall be referred to herein as the “Financing Documents;”

WHEREAS, the Collateral Agent shall act hereunder for the benefit of the Secured Parties pursuant to that certain Intercreditor Agreement, dated the Closing Date; and

WHEREAS, the Company requests that Consenting Party consent to the Collateral Assignment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Collateral Assignment. Consenting Party hereby consents to the Collateral Assignment. Consenting Party further acknowledges the right of the Collateral Agent or any designee of the Collateral Agent, in exercise of the Collateral Agent’s rights and remedies as a secured creditor of the Company and acting on behalf of the Secured Parties, to make all demands, give all notices, take all actions and exercise all rights of the Company under the Assigned Agreement. The Collateral Agent (acting at the direction of the Secured Parties) shall be entitled (but not obligated) to cure any defaults of the Company under the Assigned Agreement in accordance with the provisions thereof. Consenting Party agrees to accept such cure by the Collateral Agent (acting at the direction of the Secured Parties) and, subject to the terms and conditions of the Assigned Agreement and cure of such defaults, to render to the Secured Parties all performance due by it under the Assigned Agreement and this Consent.

2. Payments. The Company hereby irrevocably authorizes and directs that any payments from Consenting Party which are due and payable to the Company under the Assigned Agreement be made directly to depositary bank in accordance with the following payment instructions:

[                                         ]

or such other payment instructions as may be provided in writing to the Consenting Party from the Collateral Agent from time to time. The Company hereby agrees that Consenting Party may rely on any such instructions by the Collateral Agent to Consenting Party, and the Company releases Consenting Party from all liability for making payments to the Collateral Agent upon receipt by Consenting Party of any such instructions.

3. Cure of Default. Upon the occurrence of a breach, default or event of default by the Company under the Assigned Agreement, or upon the occurrence or non-occurrence of any other event or condition which would enable the Consenting Party to terminate or suspend its obligations under the Assigned Agreement (herein called a “default”), the Consenting Party will continue to perform and not terminate or suspend its obligations under the Assigned Agreement until it first (i) gives to the Collateral Agent the written notice required to be given to the Company by the Assigned Agreement specifying the nature of the default giving rise to such right (and in the case of a payment default, specifying the amount thereof), (ii) gives the Collateral Agent as well as the Company the opportunity to cure such default during the cure period specified in the Assigned

Agreement beginning upon receipt of notice of such default by the Collateral Agent (the “Assignment Agreement Cure Period”), and (iii) gives the Collateral Agent the opportunity to cure such default for an additional period of thirty (30) days after the Assignment Agreement Cure Period in the case of a payment default and thirty (30) days after the expiration of the Assignment Agreement Cure Period in the case of performance defaults which shall be extended to ninety (90) days if such default is not capable of being cured in such period and the Collateral Agent is diligently pursuing cure. If possession of the Project is necessary to cure any non-payment default and the Collateral Agent commences foreclosure proceedings against the Company within such 90-day period and is diligently pursuing such proceeding, or if the Collateral Agent is prohibited from curing any default or from commencing or prosecuting foreclosure or other appropriate proceedings by operation of law or by any process, stay or injunction issued by any governmental authority or pursuant to any bankruptcy or insolvency proceeding or other similar proceeding involving the Company, then in each case the time periods specified herein for curing a default (other than a payment default) or commencing or prosecuting such foreclosure or other proceedings shall be extended for the period to complete such proceeding or of such prohibition.

4. Substitution. Upon receipt of notification from the Collateral Agent of any default by the Company under the Financing Documents and that the Collateral Agent desires to exercise its rights and remedies pursuant to the Security Documents (i) to have itself or its designee substituted for the Company under the Assigned Agreement or (ii) to sell, assign, transfer or otherwise dispose of the Assigned Agreement to any other person, including any assignee which is a purchaser at a foreclosure sale or by deed in lieu of foreclosure (an “Assignee”), then Consenting Party agrees that the Collateral Agent, any of the Secured Parties or their respective designee or any Assignee (each, a “Substitute Owner”) may be substituted for the Company under the Assigned Agreement and the Consenting Party shall continue to perform its obligations under the Assigned Agreement in favor of the Substitute Owner if such Substitute Owner assumes in writing the obligations of the Company under the Assigned Agreement (including the obligation to cure any then-existing payment and performance defaults but excluding the obligation to cure any then-existing performance defaults that are not reasonably susceptible of cure). Consenting Party acknowledges that none of the Collateral Agent or the Secured Parties are liable under the Assigned Agreement and shall not become liable thereunder unless and until such party shall become a Substitute Owner as described in this Section 4 hereof, and then, the Collateral Agent, the Secured Parties, their successors or designees, and any Assignee shall not have personal liability to the Consenting Party for the performance of the obligations under the Assigned Agreement and the sole recourse of the Consenting Party in seeking enforcement of such obligations shall be to such parties’ interest in the Project. Upon any sale, assignment, transfer or other disposition to an Assignee, the Collateral Agent, its designees, and the Secured Parties shall be relieved of any and all obligations arising under the Assigned Agreement.

5. Rejection in Bankruptcy. If the Assigned Agreement is rejected or terminated by a trustee or debtor-in-possession in any bankruptcy or insolvency proceeding involving the Company, and if, within sixty (60) days after such rejection or termination, the Collateral Agent, any Secured Party or their respective designee or assignee shall so request, the Collateral Agent, such Secured Party or such designee or assignee and the Consenting Party will promptly execute a new agreement that shall be for the balance of the remaining term under the Assigned Agreement (before giving effect to such rejection or termination) and shall contain the same agreements, terms and conditions as the Assigned Agreement.

6. Termination; Material Amendment. Notwithstanding anything contained in the Assigned Agreement to the contrary, Consenting Party shall not, without prior written consent of the Collateral Agent, cancel or terminate the Assigned Agreement except as expressly provided in the Assigned Agreement (but subject to the rights to cure set forth in Section 3 above), or assign or consent to the Company’s assignment of the Assigned Agreement. Consenting Party shall not enter into any Modification (as defined below) of the Assigned Agreement as in effect on the date hereof unless the Company shall have provided the Consenting Party with a certificate certifying that the consent of the Collateral Agent has been obtained or is not required. A “Modification” for purposes of this Section 6 shall mean a material amendment to the Assigned Agreement the effect of which (x) is to materially expand the obligations of the Company or materially reduce the payment obligations of Consenting Party or (y) could reasonably be expected to have a material adverse effect on the Company or the Project.

7. Delivery of Notices. The Consenting Party shall deliver to the Collateral Agent and the Administrative Agent, concurrently with the delivery thereof to the Company, a copy of each notice of default, violation or breach or of a suspension of performance given by the Consenting Party pursuant to the Assigned Agreement and each notice of a force majeure event. In addition, the Consenting Party shall provide notice to the Collateral Agent, the Administrative Agent and the Company of any material litigation, investigation or governmental proceeding or any dispute with a government entity which is pending or threatened in writing against the Consenting Party if such matter could reasonably be expected to have a material adverse effect on the Company or the Project.

8. Representations and Warranties. The Consenting Party makes the following representations and warranties to the Collateral Agent and the other Secured Parties:

8.1 Organizational Matters. The Consenting Party is a [corporation/limited partnership/limited liability company] duly organized, validly existing and in good standing under the laws of the state of its organization, and has all requisite power and authority, corporate and otherwise, to enter into and to perform its obligations hereunder and under the Assigned Agreement. Each of this Consent and the Assigned Agreement has been duly authorized, executed and delivered on behalf of the Consenting Party by the appropriate officers or agents of the Consenting Party, and constitutes the legal, valid and binding obligation of the Consenting Party, enforceable against the Consenting Party in accordance with its terms, except as the enforceability thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (b) general equitable principles (whether considered in a proceeding in equity or at law).

8.2 Litigation. There is no litigation, proceeding or investigation pending or (to the knowledge of the Consenting Party) threatened against the Consenting Party before or by any court, administrative agency, arbitrator or governmental authority, body or agency which questions the validity, binding effect or enforceability hereof or of the Assigned Agreement or which, if adversely determined, individually or in the aggregate, could have a material adverse effect upon the ability of the Consenting Party to perform under the Assigned Agreement or this Consent.

8.3 Governmental Approvals; Compliance. No consent, order, authorization, waiver, approval or any other action, or registration, declaration or filing with, any government or public body, authority or agency is required to be obtained or made by the Consenting Party in connection with the execution, delivery or performance of the Assigned Agreement or this Consent, except as has been validly issued, is in full force and effect, is not subject to any condition (other than compliance with the terms thereof), does not impose restrictions or requirements inconsistent with the terms of the Assigned Agreement, and is final and non-appealable. The Consenting Party has not violated applicable law by entering into the Assigned Agreement or this Consent. The execution, delivery and performance by the Consenting Party of this Consent and the Assigned Agreement and the consummation of the transactions contemplated hereby and thereby will not result in any violation of, breach of or default under any term of its charter or by-laws, or of any material contract or agreement to which it is a party or by which it or its property is bound.

8.4 No Default or Amendment. Neither the Consenting Party nor, to the knowledge of the Consenting Party, the Company is in default of any of its obligations or covenants under the Assigned Agreement and no such default has occurred and has been cured prior to the date hereof. No event or condition exists (including any condition arising as a result of, and after giving effect to, the assignment by the Consenting Party to the Collateral Agent of the Assigned Agreement) which would, either immediately or with the passage of any applicable grace period or giving of notice, or both, enable the Consenting Party to terminate or suspend its obligations under the Assigned Agreement. The Assigned Agreement has not been amended, modified or supplemented in any manner [except as described in the recitals hereto]. The Consenting Party has no notice of, and has not consented to, any previous assignment by the Company of all or any part of its rights in, to or under the Assigned Agreement.

9. No Liability. Except during any period in which the Collateral Agent or any Secured Party (or any of their respective designees or assignees) is substituted for the Company pursuant to Section 4 (and subject to the limitations therein), the Consenting Party acknowledges and agrees that neither the Collateral Agent nor any Secured Party (or any of their respective designees or assignees) shall have any liability or obligation under the Assigned Agreement as a result of this Consent or any Security Documents, nor shall the Collateral Agent or any Secured Party (or any of their respective designees or assignees) be obligated or required to perform any of the Company’s obligations under the Assigned Agreement or to take any action to collect or enforce any claim for payment assigned under any Security Documents. No curing of any defaults under the Assigned Agreement shall be construed as an assumption by the Collateral Agent or any Secured Party (or any of their respective designees or assignees) of any of the obligations, covenants or agreements of the Company under the Assigned Agreement.

10. Notices. All notices hereunder shall be in writing and shall be deemed received (i) at the close of business of the date of receipt, if delivered by hand or by facsimile, or (ii) when signed for by recipient, if sent registered or certified mail, postage prepaid or by a nationally recognized courier service charges prepaid, provided such notice was properly addressed to the appropriate address indicated on the signature page hereof or to such other address as a party may designate by prior written notice to the other parties.

11. Refinancing. In the event that the Loans and/or the Notes are refinanced or replaced in whole or in part by other credit facilities, this Consent and Agreement shall continue in effect for the benefit of the Company and the provider of such new credit facilities (the “New Secured Party”) provided that (i) within five (5) days following delivery by the Company to the Consenting Party of the notice that the original Loans and/or the Notes have been satisfied in full, the New Secured Party or an agent, trustee or other representative of the New Secured Party, shall have notified the Consenting Party that it assumes the rights and the prospective obligations of the Indenture Trustee or the Collateral Agent under this Consent, and shall have supplied substitute notice address information and new payment instructions pursuant to Section 2, (ii) the amount of the new credit facilities does not exceed the original amount of commitments by the Holders or the Lenders and (iii) thereafter, (1) the term “Notes” and/or “Loans” under this Consent will be deemed to refer to the new credit facilities, (2) the term “Indenture Trustee,” “Holders,” “Collateral Agent,” “Administrative Agent” or “Lenders” shall be deemed to refer to the New Secured Party or any agent or trustee for the New Secured Party, (3) the term “Indenture” or “Credit Agreement” shall be deemed to refer to the credit agreement, indenture or other instrument providing for the new credit facilities and (4) the term “Security Documents” shall be deemed to refer to the security agreement under which the Assigned Agreement is assigned as collateral to secure performance of the obligations of the Company under the new credit facilities. Notwithstanding anything to the contrary in this Section 11, in the event that the Loans are refinanced or replaced as contemplated herein, the Consenting Party shall continue to be entitled to any and all rights and remedies set forth in the Assigned Agreement subject to the terms and limitations set forth herein.

12. Governing Law. THIS CONSENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF [                ].11

13. No Waiver. Neither this Consent nor any of the terms hereof may be terminated, amended, supplemented, waived or modified except by an instrument in writing signed by each party hereto. No term, covenant or condition hereof shall be deemed waived and no breach excused unless such waiver or excuse shall be in writing and signed by the party claimed to have so waived or excused. The invalidity or unenforceability of any provision of this Consent shall not affect the validity or enforceability of any other provision of this Consent, which shall remain in full force and effect.

14. Successors and Assigns. This Consent shall be binding upon the permitted successors and assigns of the Company, the Consenting Party and the Collateral Agent and inure, together with the rights and remedies of the Company, the Consenting Party and the Collateral Agent, to the benefit of the Company, the Consenting Party, the Collateral Agent, and to the Secured Parties as third party beneficiaries and their respective permitted successors, designees, transferees and assigns.

15. Waiver of Trial by Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE CONSENTING PARTY, THE BORROWER AND THE COLLATERAL AGENT HEREBY IRREVOCABLY WAIVE ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS CONSENT.

16. Assignment and Termination. Except as set forth in Section 11, this Consent may only be assigned with the prior written consent of each of the other parties hereto. Any purported assignment not in compliance with this Section 16 shall be void and without force or effect. Unless otherwise expressly provided, the respective obligations of each party hereunder are absolute and unconditional, and no party has, or shall have, a right to terminate this Consent or to be released, relieved or discharged from any obligation hereunder until all secured obligations of the Issuer pursuant to the Financing Documents have been satisfied in full.

[11]	Insert governing law of Assigned Agreement

17. Entire Agreement. This Consent embodies the complete agreement among the parties hereto with respect to the matters specified herein and supersedes all other oral or written understandings or agreements.

18. Counterparts. This Consent may be executed in one or more duplicate counterparts, and when executed and delivered by all the parties listed below, shall constitute a single binding agreement. A facsimile or .pdf copy of a counterpart signature page shall serve as the functional equivalent of a manually executed copy for all purposes.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Consent to be duly executed and delivered as of the date first above written.

[ ], as Company

By:
Name:
Title:

Address:

Fax:
E-mail:

[ ], as Consenting Party

By:
Name:
Title:

Address:

Fax:
E-mail:

[ ], as Collateral Agent

By:
Name:
Title:

Address:

Fax:
E-mail:

EXHIBIT F

SUBORDINATION TERMS

Definitions and Rules of Interpretation. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement. The rules of construction set forth in the Credit Agreement shall apply to this document as if fully set forth herein. In addition, the following terms shall have the following meanings:

“Subordinated Lenders” shall mean each and every lender to whom any of the Subordinated Indebtedness are owed and any holder of any document evidencing such Subordinated Indebtedness.

“Subordinated Indebtedness” shall mean any unsecured indebtedness of any Company Entities permitted to be provided by any other Company Entity pursuant to Section 6.2 of the Credit Agreement.

Ranking of Obligations.

Until the final maturity date of the Secured Obligations, (i) the Subordinated Lenders and the Borrower hereby agree that all Subordinated Indebtedness are and shall be subordinated in right of payment and liquidation in relation to all Secured Obligations to the extent and in the manner hereinafter set forth, (ii) except as provided in Section 2.2 hereof, no payments or other distributions whatsoever in respect of any part of the Subordinated Indebtedness shall be made nor shall any property or assets of the Borrower be applied to the purchase or other acquisition or retirement of any part of the Subordinated Indebtedness, and (iii) each of the Subordinated Lenders agrees that it will not ask, demand, sue for, take or receive from or for the account of the Borrower (whether directly or indirectly), by set-off or in any other manner, the Subordinated Indebtedness, or any security therefor, except with the prior written consent of the Required Secured Parties, until all the Secured Obligations have been indefeasibily paid in full in cash.

Notwithstanding the restrictions set forth in Section 2.1 above, but without limitation to the rights of the Secured Parties under the terms of the Financing Documents, on or following the Closing Date and until the final maturity date of the Secured Obligations, the Borrower may make repayments of principal of, other prepayments of principal of, and payments of interest on, and other amounts owing in respect of, the Subordinated Indebtedness solely out of and to the extent of any funds permitted to be paid out of the Distribution Suspense Account in accordance with the provisions of the Depositary Agreement.

Payments of the Subordinated Indebtedness not payable by reason of Section 2.2 above shall be deferred until the date on which such payment may be made in accordance with the terms hereof; provided that, in the event that the payment of the Subordinated Indebtedness is so deferred or the conditions to payment have not been satisfied in accordance with the terms hereof, such delay in payment shall not constitute a default in respect of the Subordinated Indebtedness.

No Payment in Certain Circumstances. Until the final maturity date of the Secured Obligations, and without limitation to the rights of the Secured Parties under the terms of the Financing Documents:

upon any distribution or application of the assets of the Borrower in connection with any liquidation, dissolution or other proceeding for the winding up of the Borrower (whether partial or complete) or any proceeding for insolvency or bankruptcy (whether voluntary or involuntary) or any receivership, reorganization or other similar case or proceeding in connection therewith, or any assignment for the benefit of creditors or arrangement with creditors, whether or not pursuant to the insolvency, bankruptcy or similar laws of any jurisdiction, or the sale of all or substantially all of the assets of the Borrower or any other marshaling of assets and liabilities of the Borrower:

1.1.1	the Secured Obligations shall first be irrevocably and indefeasibly paid in full to the Secured Parties before any of the Subordinated Lenders shall be entitled to receive any payment on account of the Subordinated Indebtedness or any other interests in the Borrower arising from the Subordinated Indebtedness whether in cash, securities or other assets; and

F-1

1.1.2	any payment or distribution of assets of the Borrower of any kind or character in respect of the Subordinated Indebtedness to which any of the Subordinated Lenders would be entitled if the Subordinated Indebtedness were not subordinated pursuant to the terms hereof shall be made by the trustee, liquidator or agent or other Person making such payment or distribution, directly to the Secured Parties until the Secured Obligations are irrevocably and indefeasibly paid in full and each of the Subordinated Lenders irrevocably authorizes and empowers the Collateral Agent, acting for and on behalf of the Secured Parties, to receive and collect on its behalf any and all such payments or distributions, after giving effect to any concurrent payment or distribution to any holder of Secured Obligations;

without limitation to the foregoing, in the event any of the Distribution Conditions are not satisfied, then no payment of principal, interest or other amounts owing shall be made by the Borrower on or in respect of the Subordinated Indebtedness, and each Subordinated Lender agrees that it will not ask, demand, sue for, take or receive from or for the account of the Borrower (whether directly or indirectly), by set-off or in any other manner, or retain payment (in whole or in part) of, the Subordinated Indebtedness, or any security therefor, until payments are permitted to be made out of the Distribution Suspense Account in accordance with the provisions of the Depositary Agreement;

if, for any reason whatsoever and whether pursuant to a bankruptcy, liquidation or similar proceeding or otherwise, the Borrower shall make or any of the Subordinated Lenders shall receive any payment or distribution of any kind or character, whether in cash, securities or other property, on account or in respect of the Subordinated Indebtedness in contravention of any of the terms set forth herein, such Subordinated Lender shall hold any such payment or distribution in trust for the benefit of the Secured Parties, promptly notify the Collateral Agent of the receipt of such payment or distribution and promptly pay over or deliver such distribution or payment to the Collateral Agent or to any other Person nominated by the Collateral Agent, to hold for the account of the Secured Parties. In the event of failure of any Subordinated Lender to make any such endorsement or assignment, the Collateral Agent is irrevocably authorized by the Subordinated Lenders to make the same; provided, however, that nothing in this sentence shall be deemed to restrict any rights of the Secured Parties to enforce in any manner provided under applicable Law the obligation of a Subordinated Lender to make any such endorsement or assignment; and

notwithstanding any provision to the contrary herein or in any other Financing Document, no payment or delivery shall be made to the Subordinated Lenders of securities or other obligations which are issued upon any merger, consolidation, sale, lease, transfer or other disposal by any Person succeeding to the Borrower or acquiring the Borrower’s property and assets, unless such securities or obligations are pledged in favor of the Secured Parties and subordinate and junior at least to the extent provided herein to the irrevocable and indefeasible payment in full in cash of all Secured Obligations and to the payment of any stock or obligations which are issued in exchange or substitution for any such obligations.

Authorizations to Collateral Agent. Until the final maturity date of the Secured Obligations, and without limitation to the rights of the Secured Parties under the terms of the Financing Documents, each Subordinated Lender (i) irrevocably authorizes and empowers (without imposing any obligation on) the Collateral Agent to claim, enforce, demand, sue for, collect and receive all payments and distributions on or in respect of the Subordinated Indebtedness which are required to be paid or delivered to any Secured Party, as provided herein, and to file and prove all claims therefor, give receipts and take all such other action, in the name of such Subordinated Lender or otherwise, necessary or appropriate for the enforcement of these subordination provisions, (ii) irrevocably authorizes and empowers (without imposing any obligation on) the Collateral Agent to vote the Subordinated Indebtedness in favor of or in opposition to any matter which may come before any meeting of creditors of the Borrower generally or in connection with, or in anticipation of, any insolvency or bankruptcy case or proceeding, or any proceeding under any laws relating to the relief of debtors, readjustment of indebtedness, arrangements, reorganizations, compositions or extensions relative to the Borrower, and (iii) agrees to execute and deliver to the Collateral Agent all such further instruments reasonably required confirming the above authorization, and all such powers of attorney, proofs of claim, assignments of claim and other instruments, and to take all such other action, as may be necessary or as may be reasonably requested by any Secured Party in order to enable the Collateral Agent (following the written instructions of the Required Secured Parties or all of the Secured Parties, as the case may be) to enforce all claims upon or in respect of the Subordinated Indebtedness.

Non-Impairment. None of the Secured Obligations shall be impaired by the Secured Parties:

agreeing with the Borrower, any Subordinated Lender or any other Person as to any amendment, variation, assignment, novation, extension or departure (however substantial or material) of, to or from any Financing Document (including changing the manner, place or terms of payment of or extending the time of payment of, or renewing or altering, the Secured Obligations, or otherwise amending or supplementing in any manner the Secured Obligations or any instrument evidencing the same or any agreement under which the Secured Obligations are outstanding, or any Financing Document) so that any such amendment, variation, assignment, novation or departure shall, whatever its nature, be binding upon the Subordinated Lenders in all circumstances;

releasing, granting any time, any indulgence or any waiver of any kind to, or composition with, the Borrower, any Subordinated Lender or any other Person (including, without limitation, the waiver of any preconditions for drawing under, or of any breach of, the Financing Documents or the exercise or the failure to exercise any rights against the Borrower and any other Person), or entering into any transaction or arrangements whatsoever with or in relation to the Borrower, any Subordinated Lender and/or any other Person;

taking, accepting, varying, dealing with, exchanging, renewing, enforcing, failing to enforce, take up or perfect, abstaining from enforcing, surrendering or releasing any security, right of recourse, set-off or combination or other right, remedy or interest held by the Secured Parties in connection with the Secured Obligations or any part thereof, or acting in relation to the Financing Documents in such manner as it thinks fit;

failing to present or observe any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

claiming, proving for, accepting or transferring any payment in respect of the Secured Obligations in any composition by, or winding up of, the Borrower, any Subordinated Lender and/or any other Person or abstaining from so claiming, proving for, accepting or transferring; or

actually or purportedly assigning all or any portion of the Secured Obligations to any other Person.

To the fullest extent permitted by applicable Law, no change of law or circumstances shall release or diminish any of the Subordinated Lender’s obligations, liabilities, agreements or duties hereunder, affect the provisions set forth herein in any way, or afford the Subordinated Lenders any recourse against any of the Secured Parties.

Benefit of Subordination Provisions. These subordination provisions are intended solely to define the relative rights of the Secured Parties, the Subordinated Lenders, and their respective successors and permitted assigns.

Subordination of Liens. Without limitation of any other provisions of this Exhibit, the Borrower shall not create or suffer to exist any Lien on any of its Property benefiting the Subordinated Indebtedness. If in contravention of this Section 7, any such Liens shall now or hereafter secure or benefit the Subordinated Indebtedness, whether arising by statute, in law or equity or by contract, then, without limiting any of the Secured Parties’ rights in respect of such breach, such Lien shall and is hereby expressly subordinated and made secondary and inferior to the Liens now or hereafter securing or benefiting the Secured Obligations.

Reinstatement. If any payment to any of the Secured Parties by the Borrower or any other Person in respect of any of the Secured Obligations is held to constitute a preference or a voidable transfer under applicable Law, or if for any other reason any Secured Party is required to refund such payment to the Borrower or to such Person or to pay the amount thereof to any other Person, such payment to such Secured Party shall not constitute a release of any of the Subordinated Lenders from any of its liability hereunder, and each Subordinated Lender agrees and acknowledges that the provisions set forth herein shall continue to be effective or shall be reinstated, as the case may be, to the extent of any such payment or payments.

Restrictions on Transfers. None of the Subordinated Lenders may transfer (by sale, novation or otherwise) any of its rights or obligations under the Subordinated Indebtedness unless the transferee of such interest first agrees in writing to be bound by the terms of this Exhibit applicable to the transferor of such interest and executes an instrument to that effect.

Agreements of Subordinated Lenders. Each of the Subordinated Lenders shall:

until the Secured Obligations have been paid in full, promptly deliver to the Collateral Agent copies of each amendment or modification to any agreement relating to the Subordinated Indebtedness agreed to which such Subordinated Lender is a party;

until the Secured Obligations have been paid in full, cause to be clearly inserted in any instrument which at any time evidences any part of the Subordinated Indebtedness owing to such Subordinated Lender a statement to the effect that the payment thereof is subordinated in accordance with the terms of this Exhibit; and

at its own cost, file all documents or instruments necessary or advisable and do all things as any Secured Party may reasonably request in order to carry out more effectively the intent and purpose of these subordination provisions.

Waiver of Subrogation.

Notwithstanding anything to the contrary herein or in any other Financing Document, until the final maturity date of the Secured Obligations each of the Subordinated Lenders irrevocably waives any claim or other rights which it may now have or hereafter acquire against the Borrower that arise from the existence or performance of its Secured Obligations hereunder including any and all rights of subrogation, reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy of the Secured Parties against the Borrower, or any security which the Secured Parties may now have or hereafter acquire, by any payment made hereunder or otherwise, including the right to take or receive from the Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights.

For the purposes of such waiver of subrogation, any payments or distributions to the Secured Parties of any cash, property or securities to which the Subordinated Lenders would be entitled except for these provisions shall, as between the [Borrower][Company] and the Subordinated Lenders and their respective other creditors, be deemed to be a payment by the Borrower to or on account of the Secured Obligations.

Exercise of Powers.

The Secured Parties shall be entitled to exercise their rights and powers under these subordination provisions in such a manner and at such times as the Secured Parties in their absolute discretion may determine. None of the Secured Parties shall be liable for any losses arising in connection with the exercise of or failure to exercise any of its rights, powers and discretions hereunder.

The Subordinated Lenders alone shall be responsible for their contracts, engagements, acts, omissions, defaults and losses and for liabilities incurred by them.